UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                         Post-Effective Amendment No. 3
                                       to
                                    Form SB-2
                             REGISTRATION STATEMENT

                        UNDER THE SECURITIES ACT OF 1933

                         GLOBAL AIRCRAFT SOLUTIONS, INC.

                     Trading Symbol - GACF.OB (OTCBB Market)

 Nevada                          4581                         84-1108499
 -------                         ----                         ----------
(State or jurisdiction        (Primary SIC Number)          (IRS Employer
of incorporation)                                           Identification No.)

                        P.O. Box 23009, Tucson, AZ 85734
                        --------------------------------
          (Address and telephone number of principal executive offices)
                                  520-294-3481
                                  ------------
                                   (Telephone)


Approximate date of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

If any of the securities being registered on the Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [X]

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                EXPLANATORY NOTE
This Post-Effective Amendment No. 3 to the Registration Statement further amends our Registration Statement declared effective on February 8, 2006 to include the Registrant's Annual Report on Form 10-K and Form 10-K/A for the year ended December 31, 2006, as filed with the Securities and Exchange Commission on May 2, 2007 and May 11, 2007 respectively, and the Quarterly Report on Form 10-Q for the three and six months ended June 30, 2007, as filed with the Securities and Exchange Commission on August 14, 2007. This Post-Effective Amendment No. 3 to the Registration Statement also updates beneficial ownership of securities and business operations as of the filing date.

                         GLOBAL AIRCRAFT SOLUTIONS, INC.

                        Mailing Address: P.O. BOX 23009,
                        Tucson, Arizona 85734-3009 U.S.A.
                              Phone (520) 294-3481
                               Fax (520) 741-1430
                         www.globalaircraftsolutions.com


                  PRELIMINARY PROSPECTUS DATED November 9, 2007
                              SUBJECT TO COMPLETION

The information in this preliminary prospectus is not complete and may be changed. The selling shareholders may not sell these securities until the 3rd Post Effective Amendment to the Registration Statement filed with the Securities and Exchange Commission is effective.

                     Trading Symbol - GACF.OB (OTCBB Market)

This prospectus relates to the resale by selling shareholders of Global Aircraft Solutions, Inc. ("Global" or "Company") of a total of 20,343,215 shares of common stock of the Company issued by us in private transactions exempt from registration with the SEC pursuant to Rule 506 under Regulation D as promulgated by the SEC Act 1933 and a total of 10,887,865 shares of common stock of the Company issueable upon exercise of all issued and outstanding warrants held by the selling shareholders. The shares of common stock are being offered for sale by the selling shareholders at prices established on the Over-the-Counter Bulletin Board during the term of this offering. On September 22, 2006, the last reported sale price of our common stock was $1.00 per share. These prices will fluctuate based on the demand for the shares of common stock.

The selling shareholders named in this prospectus are offering all of the 31,348,080 shares of common stock offered through this prospectus. We will not receive any of the proceeds from the sale of the 12,715,386 shares of common stock by the selling shareholders. However, the Company may receive proceeds from the exercise of any of the 18,632,694 warrants issued unless the warrant holders elect to implement the cashless exercise option that is available for any warrants exercised prior to the existence of an effective registration statement with respect to such underlying shares. (See Section entitled "Use of Proceeds" and "Offering").

This offering and an investment in our shares involves a high degree of risk and is suitable only for those persons with substantial financial resources in relation to their investment and who understand the particular risks of this investment. Please see "Risk Factors" on pages 9-13 to read about factors you should consider carefully before buying our shares.

This preliminary prospectus is not an offer to sell these securities and it is not a soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                TABLE OF CONTENTS


SUMMARY......................................................................  3

OFFERING.....................................................................  7

RISK FACTORS.................................................................  9

FORWARD LOOKING STATEMENTS................................................... 14

USE OF PROCEEDS.............................................................. 14

DIVIDEND POLICY.............................................................. 15

DILUTION..................................................................... 15

SELLING SHAREHOLDERS......................................................... 16

PLAN OF DISTRIBUTION......................................................... 19

LEGAL PROCEEDINGS............................................................ 20

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS................. 21

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT............... 23

DESCRIPTION OF SECURITIES.................................................... 24

INTEREST OF NAMED EXPERTS AND COUNSEL........................................ 25

DISCLOSURE OF COMMISSION POSITION FOR SECURITIES ACT LIABILITY............... 25

ORGANIZATION WITHIN THE LAST FIVE YEARS...................................... 25

DESCRIPTION OF BUSINESS...................................................... 26

MANAGEMENT DISCUSSION AND ANALYSIS........................................... 36

DESCRIPTION OF PROPERTY...................................................... 54

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS............................... 54

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS..................... 54

EXECUTIVE COMPENSATION....................................................... 55

FINANCIAL STATEMENTS......................................................... 59

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTANT CONTROL
AND FINANCIAL DISCLOSURE..................................................... 59

FURTHER INFORMATION.......................................................... 60

                                     SUMMARY

Global Aircraft Solutions, Inc. ("Global" or "Company") was incorporated in Nevada on September 5, 1997. Our principal office is located at 6901 S. Park Ave., Tucson, AZ 85706. Global is a public company that trades in the U.S. over-the-counter market. Our common stock is quoted on the OTC Bulletin Board under symbol GACF. Global was formed as a holding company to establish, maintain and administer the equity and debt funding of any acquired subsidiaries as well as maintain such capitalization of any subsidiaries. On April 12, 2002, Global acquired 100% of the common stock of Johnstone Softmachine Corporation (Johnstone) pursuant to the Stock Purchase Agreement and Plan of Reorganization by and between LogiCapital Corporation (the principal shareholder of Johnstone), an entity controlled by John Brasher who, at that time, was a director of Global (he has since resigned). Mr. Brasher was also a principal stockholder of Global prior to the merger. As such, this transaction represented a transfer between control groups and is reported on a historical cost basis. Johnstone was formed on May 8, 1996 has had no substantial operations, and is in the development stage. Johnstone currently lacks the funding necessary to commence operations.

On May 2, 2002, Global acquired newly formed Hamilton Aerospace Technologies, Inc., a Delaware corporation, located at 6901 S. Park Ave., Tucson, AZ 85706 ("HAT") in a stock-for-stock exchange. HAT was formed on April 5, 2002 and commenced operations on April 15, 2002, to create a premier provider of aircraft maintenance, repair, and overhaul ("MRO") services to owners and operators of Transport Category commercial jet aircraft. Its customers are all aircraft operators, including passenger and cargo air carriers, and aircraft leasing companies. In conjunction with commencing operations on April 15, 2002, HAT entered into an agreement to purchase the operating assets and inventory from an existing MRO, Hamilton Aviation ("Sale of Assets Agreement") as well as entering into a Lease/Purchase Agreement with Hamilton Aviation for the same assets so that HAT could commence operations pending a closing of the Sale of Assets Agreement ("Lease Agreement"). Shortly after entering into this Sale of Assets Agreement, Hamilton Aviation filed for reorganization under Chapter 11 of the United States Bankruptcy Code. The Sale of Assets Agreement was submitted to the Bankruptcy Estate for approval as part of Hamilton Aviation's plan of reorganization; and pending the Bankruptcy Estate's review and acceptance of the Sale of Assets Agreement and such plan of reorganization, HAT and Hamilton entered into an interim agreement whereby HAT agreed to assume Hamilton Aviation's service contracts pending approval of the Sale of Assets Agreement. During the Bankruptcy Estate's review of the Sale of Assets Agreement and plan of reorganization, HAT and Hamilton renegotiated the terms and purchase price of the Sale of Assets Agreement; and in March 2004, the modified Sale of Assets Agreement was approved by the Bankruptcy Estate and memorialized and finalized by the entry of a Settlement Agreement among HAT, Hamilton Aviation and the Bankruptcy Estate. This Settlement Agreement was then confirmed by Order of the Bankruptcy Court dated May 6, 2004.

On July 15, 2004, Global acquired World Jet Corporation ("World Jet") a privately owned Nevada corporation, located at 6900 S. Park Ave., Tucson, AZ 85706 pursuant to a stock purchase agreement whereby Global acquired 100% of the stock of World Jet for a total purchase price of $2,050,000.00 payable as follows: 1) $1,250,000.00 in cash, 2) $300,000.00 promissory note, and 3)
1,000,000 shares of Global stock at a price of $0.50 per share as well as assuming all liabilities of World Jet including the income tax liability for World Jet fiscal 2003. World Jet is an aircraft parts sales and aircraft parts brokerage facility servicing aircraft operators, aircraft leasing companies and MRO facilities. Tucson, Arizona is the only workplace for Global, HAT and World Jet.

On August 26, 2005, Global together with BCI Aircraft Leasing, ("BCI"), formed a joint venture Delaware limited liability company called Jetglobal, LLC. This is a special purpose LLC formed to acquire and remarket commercial jet aircraft. BCI will be primarily responsible for the marketing aspects of Jetglobal while Global will be responsible for the technical, repair and maintenance aspects associated with remarketing purchased aircraft. Global invested an initial amount of $1,125,000 for a 30% membership and profit interest and BCI invested an initial amount of $2,625,000 for a 70% membership interest in Jetglobal. Pursuant to the terms of Jetglobal's Operating Agreement, although the Company has a 30% membership interest, it is only responsible for 25% of the costs and expenses associated with Jetglobal including any business transactions.

The Company has divided its operations into the following reportable segments: aircraft maintenance, repair, and overhaul; aircraft trading (i.e. aircraft brokerage and/or the purchase for resale or lease of aircraft and/or aircraft engines); and part sales. All aircraft maintenance, repair and overhaul is performed at HAT. Beginning January 1, 2005, all of the Company's aircraft trading has been done through Global. (the Company's partnership, Jetglobal , also did aircraft trading). Prior to that date all aircraft trading transactions were handled through HAT. Subsequent to its acquisition in January 2004, substantially all part sales were done by the Company's wholly owned subsidiary, World Jet.

During the year ended December 31, 2005, 73% of the Company's operations were conducted by two operating subsidiaries: HAT which accounted for approximately 56% of the Company's revenue and Word Jet which accounted for approximately 17% of the Company's revenue. The Company's share of Jetglobal 2005 net income was over $1,000,000. Global contributed 27% of the Company's revenue through its entrance into the aircraft trading venue. In addition to the operating expenses incurred by Global for administrative, legal and accounting functions associated with Global managing the shares of its wholly owned subsidiaries as well as all activities related to capitalizing and maintaining adequate capitalization levels for its subsidiaries, Global, beginning in 2005, also reports expenses generated in the pursuit of aircraft trading.

During 2006, the Company formed Mexican corporation, Hamilton Aerospace Mexico,
S. A. de C.V. for the purpose of satisfying governmental requirements of the country of Mexico associated with HAT's Tijuana operation and the servicing of Mexican airline, Avolar Aerolineas.

During the year ended December 31, 2006, 87% of the Company's operations were conducted by two operating subsidiaries: HAT which accounted for approximately 75% of the Company's revenue and Word Jet which accounted for approximately 12% of the Company's revenue. The Company's share of Jetglobal 2006 net income was approximately $1,700,000. Global contributed 13% of the Company's revenue through its aircraft-trading venue. In addition to the operating expenses incurred by Global for administrative, legal and accounting functions associated with Global managing the shares of its wholly owned subsidiaries as well as all activities related to capitalizing and maintaining adequate capitalization levels for its subsidiaries, Global, beginning in 2005, also reports expenses generated in the pursuit of aircraft trading.

On March 13, 2007, the Company entered into an exclusive service agreement with, Global Aircraft Leasing Partners ("GALP"). GALP is a start-up aircraft-leasing venture formed to acquire aircraft, through a combination of debt and equity financing, and lease these commercial jet aircraft to operators throughout the world. Global and GALP originally entered into a strategic alliance wherein Global would acquire a 20% interest in GALP in exchange for a capital contribution of $20,000, together with infrastructure, industry expertise, management assistance, and other non-monetary contributions. At June 30, 2007, negotiations were still being conducted to establish an operating agreement for GALP, as well as to make final determination as to the Company's percentage of interest, which may be finalized at either the initial 20% or at 40%, depending on the result of those negotiations. The Company had not made any capital contribution as of June 30, 2007 and consequently was not a participating member of GALP during the period covered by these financial statements. Global will specifically not be required to invest capital in aircraft acquired by GALP. Other members of GALP will include equity funding specialists and aircraft leasing professionals. Global and GALP have also agreed that Global will have first right of refusal for all aircraft maintenance, aircraft parts and technical consulting requirements that GALP may have as a result of its aircraft acquisition and leasing activities.

The following table graphically depicts the operating performance for Global, HAT and World Jet subsidiaries on a stand-alone and consolidated basis for the year ended December 31, 2005:


                                 Global           HAT          World Jet       * Eliminate
                              Stand Alone     Stand Alone     Stand Alone     Intercompany       Consolidated
Period                             $               $               $                $                  $

    2005     Revenues          11,396,538      23,505,112     10,622,681        (4,295,683)       41,228,648
Year End     Cost of Sales     (7,930,337)    (19,594,059)    (7,829,248)        4,295,683       (31,057,961)
 Results     Expenses          (2,489,347)     (3,692,489)    (1,599,557)                         (7,781,393)
             Operating
             Profit (Loss)        976,854         218,564      1,193,876                           2,389,294


                                     Page 4

The following table graphically depicts the operating performance for Global, HAT and World Jet subsidiaries on a stand-alone and consolidated basis for the year ended December 31, 2004:

                                          Global             HAT          World Jet     * Eliminate
                                       Stand Alone       Stand Alone     Stand Alone   Intercompany     Consolidated
   Period                                   $                 $               $              $                $

     2004     Revenues                  1,047,680        25,288,888        7,058,464      (2,543,914)      30,851,118
 Year End     Cost of Sales              (456,643)      (20,871,009)      (5,411,688)      2,543,914      (24,195,426)
  Results     Expenses                 (1,524,055)       (2,873,658)        (937,209)                      (5,334,922)
              Operating Profit (Loss)     933,018         1,544,221          709,567                        1,320,770


2005 - 2006

During 2006, revenues were $34,542,195 which represents a decrease of 16.2% from 2005`s figure of $41,228,648. (see following paragraph regarding Jetglobal revenue). The Company had $3.123 million in net income in 2005 and $.826 million in 2006; and EBITDA decreased from $4,528,655 in 2005 to 2,468,664 in 2006. A decline from 2005`s $2,389,294 in 2006 resulted in a loss from operations of $2,109.

It should be noted that the required accounting treatment for Jetglobal's results is an entry on the Company's Income Statement for the Company's percentage of the net income of the Jetglobal partnership. During 2005, Jetglobal had a sale rescinded due to a customer canceling a sales agreement.
This sale was guaranteed by Jetglobal's other partner. This other partner and Global entered into an agreement in 2005 wherein Global sold its interest in the four aircraft that were part of the 2005 rescinded transaction to its Jetglobal partner, BCI, at a price of $1,957,692 and a profit of $1,096,154.. The cost for the aircraft was the original Jetglobal acquisition cost. Global transferred all of its rights in the four aircraft from Jetglobal to BCI. Because the aircraft were sold to the controlling owner, BCI, the sale was effectively accounted for by Jetglobal as a distribution of the aircraft to the controlling owner. During early 2007, the Company has embarked on a new partnership that will be involved with aircraft leasing, (see Subsequent Events section of the Financial
Statements included with this filing). Those who look to revenue growth as the fundamental indication of a company's success and growth need to be aware that no matter how much revenue is generated by trading partners in which we have minority interest and no control over management, no increase in revenue will be shown on the Company's results. Net income, however, will reflect the Company's percentage of the net income of trading partners.

Efforts to take advantage of opportunities, as they arose, to grow our aircraft trading business met with some success. Aircraft trading denotes the purchase and resale or lease, for profit, of aircraft, aircraft engines, and /or other aircraft major components. Aircraft trading specifically encompasses the transactions representing approximately 9% of the Company's 2006 annual revenue.
This aircraft trading was done directly by the Company without Jetglobal participation. Aircraft sales in 2006 were $3.175 compared with $13.6 million in 2005. Gross profit during the fourth quarter of 2006 was $49,338. Gross profit for the fourth quarter of 2005 was $2,307,561.

While the Company aggressively seizes revenue-producing opportunities such as aircraft trading, management gauges results by looking at what has been the core revenue producing activity to date, the sale of labor hours. In 2006, revenue produced from labor was $14.3 million and was virtually the same in 2005 at $14.3 million. Billable hours for each period are essentially the same. The comparative costs for all direct labor, including work performed by outside contractors, was $8,945,712 in 2006 compared with $9,190,898 in 2005, representing a 3% decrease in cost. The relationship between direct labor costs to direct labor revenues decreased approximately 2% to about 62% in 2006 as compared with 64% in 2005. Direct labor percentages will always vary to some degree due to the nature of flat rate bidding as opposed to billing for all time and materials. Included in the operating expenses for the Company in the years ended December 31,2006 and December 31, 2005 are $617,459 and $326,594,
respectively, associated with the award of stock and stock options.

                                     Page 5

Company SG&A expenses in 2006 were $8,591,738 and as a percentage of revenue were 25%. In 2005, SG&A expenses were $7,780,332, which was 19% as a percentage of revenues. During 2006, SG&A expenses included approximately $669,500 due to commissions related to aircraft sales transactions compared with $1,260,000 in 2005. Other notable increases in SG&A expenses included:

     Our World Jet subsidiary had an increase in SG&A of $267,421 the largest part of which was associated with the movement of inventory to its new location at 7001 South Park coupled with the counting and classification, prior to the 2007 audit of the balance of the inventory purchased from Jetglobal.

     Global had a significant increase in professional fees in the amount of $618,000 over the 2005. Approximately $96,900 was related to auditing and accounting fees.

     Interest expense for 2006 was $587,183 and for 2005 was it was $386,927.

The following table graphically depicts the operating performance for Global, HAT and World Jet subsidiaries on a stand-alone and consolidated basis for the year ended December 31, 2006:

                                           Global           HAT        World Jet     * Eliminate
                                        Stand Alone     Stand Alone   Stand Alone    Intercompany      Consolidated
      Period                                 $               $             $              $                 $

        2006   Revenues                   4,475,000      26,058,040    10,591,165    (6,582,010)        34,542,195
    Year End   Cost of Sales             (3,489,909)    (20,929,517)   (8,103,408)    6,582,010        (25,940,824)
     Results   Expenses                  (3,394,122)     (3,342,380)   (1,866,978)                      (8,603,480)
               Operating Profit (Loss)   (2,409,031)      1,786,143       620,779                           (2,109)


          o    The "Eliminate" column reflects the $ amounts of Inter-Company
               Sales by World Jet to HAT in 2006.

          o On a consolidated basis Revenues and Cost of Sales are reduced to reflect the Revenues and Cost of Sales for external sales only, with a zero $ impact on stand alone or consolidated profit (loss) figures.

The following table graphically depicts the operating performance for Global, HAT and World Jet subsidiaries on a stand-alone and consolidated basis for the year ended December 31, 2005:

                                        Global            HAT         World Jet      * Eliminate
                                     Stand Alone      Stand Alone    Stand Alone     Intercompany    Consolidated
    Period                                $                $              $               $               $

      2005     Revenues                11,396,538      23,505,112     10,622,681     (4,295,683)      41,228,648
  Year End     Cost of Sales           (7,930,337)    (19,594,059)    (7,829,248)     4,295,683      (31,057,961)
   Results     Expenses                (2,489,347)     (3,692,489)    (1,599,557)                     (7,781,393)
               Operating Profit (Loss)    976,854         218,564      1,193,876                       2,389,294


                                     Page 6

The current registration includes 12,715,386 shares of common stock of the Company that have been issued pursuant to a private placement exempt from registration with the SEC pursuant to Rule 506 under Regulation D as promulgated by the SEC pursuant to Section 4(2), and 18,632,694 shares of common stock of the Company issueable upon exercise of warrants 7,200,000 of which were exercised by selling shareholder Barron on July 27, 2005; 399,000 of which were exercised by selling shareholder JG Capital on September 20, 2005 and 22,812 which were exercised by selling shareholder Grushko on September 14, 2005 (2).
If all warrants are exercised, the number of shares of common stock the Company is registering (31,348,080) will represent 63.6% of the authorized and outstanding shares of common stock of the Company.

Unless otherwise indicated, "Global Aircraft Solutions, Inc." "we", "us" "our"
"Company" refer to Global Aircraft Solutions, Inc. and its subsidiaries.

                                                            OFFERING

Securities Being Offered      20,343,215 shares of common stock (1) and up to 10,887,865 shares of common stock upon the exercise of all warrants (2).

Securities Issued             40,181,301 shares of common stock were issued and outstanding as of the date of this
and to be Issued              prospectus and an additional 10,887,865 shares of common stock will be issued and outstanding if all warrants are exercised (3). Also see footnote (2)

Use of Proceeds               We will not receive any proceeds from the sale of the private placement issue of (i)
                              18,799,000 shares of common stock by the selling shareholders, Contrarion Equity Fund, LP
                              ("CEF"), CRT Capital Group, LLC ("CRT"), Contrarioan Long Short, L.P. ("CLS"), Silver
                              Point Capital Offshore Fund, Ltd. ("SPCOF"), Delta Offshore, Ltd. ("DOFS"), Delta
                              Institutional ("DI"), Brencourt Advisors, LLC ("BA"), Brencourt Distressed Securities
                              Master, Ltd. ("BDSM"), Loeb Partners Corporation ("Loeb"), JMG Triton Offshore Fund, Ltd.
                              LP ("Triton"), JMG Capital Partners, LP ("JMG"), Blackmore Offshore, Ltd. ("BOFS"),
                              Blackmore Wallace Partners, LP ("BWP"), Delta Onshore, LP ("DONS"), Blackmore Partners
                              ("BP"), Delta Pleiades, LP ("DP"), Silver Point Capital Fund, LP ("SPCF") , AHFP
                              Contrarian ("AHFP"), AF Capital, LLC ("AFC"), Core Fund, L.P. ("CF"), Cedarview
                              Opportunities Master Fund ("COMF") and JG Capital, Inc. ("JG Capital") (ii) 1,000,000
                              shares of common stock by selling shareholder Ralph Garcia; and (iii) 1,515,386 shares of common stock by selling shareholders Alpha Capital ("Alpha"), Stonestreet Limited
                              Partnership ("Stonestreet"), Whalehaven Capital Fund Limited ("Whalehaven") and Greenwich
                              Growth Fund Limited ("Greenwich"). We will receive the proceeds from the exercise of any of the warrants issued to the selling shareholders Barron Partners, LP ("Barron"),
                              Whalehaven, Stonestreet, Greenwich, Alpha, JG Capital, Inc., Heza Holding, Inc. and
                              Grushko & Mittman, P.C. ("Grushko") ") unless the cashless exercise feature (which is available to all warrant holders if the registration of shares underlying such warrants is not effective at the time of a warrant exercise), is exercised by the warrant holder. See section entitled "Use of Proceeds".


                                     Page 7

--------------------------------------------------------------------------------

(1) 9,600,000 shares of common stock were issued to the selling shareholders, Barron Partners, pursuant to a private placement under Rule 506 of Regulation D of SEC Act of 1933,7,200,000 shares of common stock were issued to selling shareholder Barron Partners on July 27, 2005 upon the exercise of $.68 warrants and stock issueable upon exercise of such warrants pursuant to a private placement under Rule 506 of Regulation D of SEC Act of 1933 on May 31, 2004, 399,000 shares of common stock were issued to selling shareholder JG Capital on September 20, 2005 upon the cashless exercise of a $.34 warrant representing 501,000 of 720,000 shares of common stock (discounted to 399,000 shares upon a cashless exercise) issueable upon exercise of such warrants pursuant to a private placement under Rule 506 of Regulation D of SEC Act of 1933 on September 2, 2004, 22,812 shares of common stock were issued to selling shareholder Grushko on September 14, 2005 upon the cashless exercise of a $.52 warrant (discounted to 22,812 from 31,731 shares upon a cashless exercise) issueable upon exercise of such warrants pursuant to a private placement under Rule 506 of Regulation D of SEC Act of 1933 on September 2, 2004; and 21,017 shares of common stock were issued to selling shareholder Heza on December 27, 2005 upon the cashless exercise of a $.52 warrant (discounted to 21,017 from 31,731 shares upon a cashless exercise) issueable upon exercise of such warrants pursuant to a private placement under Rule 506 of Regulation D of SEC Act of 1933 on September 2, 2004 . All of the 16,800,000 shares of common stock owned by Barron were sold by Barron in a private placement to Qualified Institutional Buyers CEF, CRT, CLS, DOFS, DI, BA, BDSM, Loeb, Triton, JMG, BOFS, BWP, DONS, BP DP, SPCOF , SPCF and AHFP. A total of 2,115,386 shares of common stock were issued to selling shareholders as follows: Whalehaven Capital Fund Limited ("Whalehaven") 288,462 shares; Stonestreet Limited Partnership ("Stonestreet") 384,616 shares; Alpha Capital ("Alpha") 1,250,000 shares and Greenwich Growth Fund Limited ("Greenwich") 192,308 shares pursuant to a private placement under Rule 506 of Regulation D of SEC Act of 1933. 1,000,000 shares of common stock were issued to selling shareholder Ralph Garcia pursuant to a private placement under Rule 506 of Regulation D of SEC Act of 1933 as partial compensation for the acquisition of World Jet Corporation.

(2) Warrants entitling the selling shareholder Barron Partners, JG Capital, Inc., Alpha, Stonestreet, Whalehaven, Greenwich, Heza Holding, Inc. and Grushko & Mittman, P.C. to an additional 10,887,865 shares of common stock upon the exercise of such warrants as follows: Barron Partners - warrants to purchase 7,200,000 shares of common stock at an exercise price of $1.36 per share; JG Capital, Inc. - warrants to purchase 219,000 (instead of 321,000 shares due to the discount of 102,000 shares for a cashless exercise of warrants) shares of common stock at $0.34 per share, 95,192 shares of common stock at an exercise price of $0.52 per share, 540,000 shares of common stock at $0.68 per share, 47,597 shares of common stock at $1.00 per share, and 587,597 shares of common stock at $1.36 per share; ; Alpha- warrants to purchase 625,000 shares of common stock at an exercise price of $1.00 per share and 625,000 shares of common stock at an exercise price of $1.36 per share; Stonestreet - warrants to purchase 192,308 shares of common stock at an exercise price of $1.00 per share and 192,308 shares of common stock at an exercise price of $1.36 per share; Whalehaven - warrants to purchase 144,231 shares of common stock at an exercise price of $1.00 per share and 144,231 shares of common stock at an exercise price of $1.36 per share; Greenwich - warrants to purchase 96,154 shares of common stock at an exercise price of $1.00 per share and 96,154 shares of common stock at an exercise price of $1.36 per share; Heza Holding, Inc. - warrants to purchase 15,865 shares of common stock at an exercise price of $1.00 per share, and 15,865 shares of common stock at an exercise price of $1.36 per share; Grushko - warrants to purchase 15,865 shares of common stock at an exercise price of $1.00 per share, and 15,865 shares of common stock at an exercise price of $1.36 per share. All warrants are subject to a cashless exercise option at the election of the warrant holder if the shares issueable upon exercise of the warrants are not registered at the time such warrants are exercised.

(3) The amount of shares issued and outstanding will increase up to a maximum of 49,333,080 upon the exercise of all warrants. The amount of issued and outstanding shares includes 1.5 million shares of common stock issued to Seajay Holding which have been voided by the Company and for which the Company has filed a lawsuit against Seajay Holdings seeking a court order for the return of the 1.5 million shares (See "Legal Proceedings" section).

--------------------------------------------------------------------------------

                                  RISK FACTORS

Investing in our common stock involves a high degree of risk. Before agreeing to buy, you should carefully consider the following risk factors, in addition to the other information contained or incorporated by reference in this prospectus:

PROBLEMS IN THE AIRLINE INDUSTRY

Problems in the airline industry could adversely affect our business. Since our customers consist primarily of passenger and cargo air carriers and aircraft leasing companies, the lingering effects of the terrorist events of September 11, 2001 continue to adversely impact the airline industry and consequently adversely impact our business. However, it does affect our business to a much lesser extent than it affects MRO firms that rely heavily on major airlines for business. When economic factors adversely affect the airline industry, they tend to reduce the overall demand for maintenance and repair services, causing downward pressure on pricing and increasing the credit risks associated with doing business with airlines. We cannot assure you that economic and other factors, which may affect the airline industry, will not adversely impact our business, financial condition or results of operations. Such adverse effects in the airline industry, can also adversely affect our aircraft parts sales business conducted by our wholly owned subsidiary, World Jet. Any event or occurrence that adversely impacts the aircraft maintenance industry will also adversely impact the aircraft parts sales industry because aircraft parts sales are directly related to the demand for maintenance of aircraft.

INCREASING COST OF JET FUEL

The potential for increasing costs in jet fuel prices may adversely affect our business. The price of jet fuel affects the maintenance and repair markets, since older aircraft, which consume more fuel and which account for most of our maintenance and repair services business, become less viable as the price of fuel increases.

TERRORIST ATTACKS

The events of September 11th have had a negative impact on the airline industry in general, and thereby indirectly on us. Factors arising (directly or indirectly) from these terrorist attacks which could affect our business may include: (i) the impact of these terrorist attacks and the impact in declines in air travel as a result of these terrorist attacks on the financial condition of one or more of our airline customers, (ii) possible increases in jet fuel prices as a result of events relating to these terrorist attacks, (iii) potential reductions in the need for aircraft maintenance due to declines in airline travel and cargo business and (iv) the adverse effect these terrorist attacks, or future events arising as a result of these terrorist attacks, on the economy in general.

AVIATION INDUSTRY IS SUBJECT TO HEAVY GOVERNMENT REGULATION

As discussed earlier, the aviation industry is highly regulated by the FAA in the United States and by similar agencies in other countries. We must be certified by the FAA, and in some cases authorized by the original equipment manufacturers, in order to repair aircraft components and to perform maintenance and repair services on aircraft. Commercial jets, like any other complex vehicles, require periodic maintenance to allow for their safe and economical operation. Unlike many vehicles, the repair and modification of such aircraft is highly regulated by the various aviation authorities in each country of operation around the world.

In the United States, the Federal Aviation Administration (FAA) regulates the manufacture, repair, overhaul and operation of all aircraft and aircraft equipment operated in the U.S. pursuant to the Federal Aviation Regulations
(FARs). The FAA must certify each authorized repair station, and certified facilities are issued an Air Agency Certificate. Each certificate contains ratings and limitations that specifically authorize the repair station to only perform certain types of services on specific makes and models of aircraft. FAA regulations are designed to ensure that all aircraft and aircraft equipment are continuously maintained in proper condition to ensure safe operation of the aircraft. Similar rules apply in other countries. All aircraft must be maintained under a continuous condition-monitoring program and must periodically undergo thorough inspection and maintenance. The inspection, maintenance and repair procedures for the various types of aircraft and aircraft equipment are prescribed by regulatory authorities and can be performed only by certified repair facilities utilizing certified technicians. Certification and conformance is required prior to installation of a part on an aircraft. We closely monitor the FAA and industry trade groups in an attempt to understand how possible future regulations might impact us.

There is no assurance that new and more stringent government regulations will not be adopted in the future or that any such new regulations, if enacted, will not materially adversely affect our business, financial condition or results of operations. Further, our operations are also subject to a variety of worker and community safety laws. In the United States, the Occupational Safety and Health Act mandates general requirements for safe workplaces for all employees. Specific safety standards have been promulgated for workplaces engaged in the treatment, disposal or storage of hazardous waste. We believe that our operations are in material compliance with health and safety requirements under the Occupational Safety and Health Act. There is no assurance that the company will retain current regulatory agency certifications or be able to obtain future required regulatory agency certifications.

DEPENDENCE ON A SMALL NUMBER OF CUSTOMERS

The year ended December 31, 2004, our 2 largest continuing customers accounted for 34% of our total revenues and our largest continuing customer accounted for 21% of total revenues. For the year ended December 31, 2005, our largest continuing customer accounted for 8.3% of our revenue. Four customers accounted for 37.6% of our revenue. For the year ended December 31, 2006, our largest continuing customer accounted for 18.42% of our revenue. Four customers accounted for 52.4% of our revenue and only two customers accounted for 38.7% of our revenue. We recognize that any customer concentration creates risks and we are, therefore, assessing strategies to lessen this concentration and increase our customer base as well as to expand the Company into aircraft sales and leasing venues to reduce our exposure to the adverse effects of the loss of one or more of our significant customers. Efforts are continually being made to broaden and strengthen our customer base. While the relative significance of customers varies from period to period, the loss of, or significant curtailments of purchase of our services by, one or more of our significant customers at any time could adversely affect our revenue and cash flow. The customers upon whom the Company subsidiaries relied for 10% or more of its revenue as of the year ending December 31, 2006 are as follows:

HAT                                                WORLD JET

Customer                            Percentage of  Customer         Percentage
                                      Revenue of                    Revenue
------------------------------------------------------------------------------
Avolar Aerolineas, S.A. de C.V         24.4%       HAT                62.2%
BCI Aircraft Leasing, Inc.             22.0%       Automatic, LLC     21.2%


HAT was World Jet's largest customer for the year ended December 31, 2006, accounting for 62.2% of World Jet's revenue. Since HAT and World Jet now operate as wholly owned subsidiaries of Global, any significant adverse events that affect HAT and Global will also adversely impact World Jet. Likewise, any significant curtailment in purchases of aircraft parts by one or more of World Jet's significant customers could adversely affect World Jet's revenues and cash flow.

INABILITY TO COLLECT SIGNIFICANT ACCOUNTS RECEIVABLE

During 2006, Avolar's increasing fleet size resulted in increasing receivables due HAT. At the same time, Avolar's past due receivables increased significantly. In order to protect the Company's financial status, late in February Management put Avolar on a COD basis and negotiated a schedule for Avolar to bring its account current. The parties also agreed that Avolar would obtain whatever services and credit it could from other maintenance service providers in order to facilitate Avolar's pay-down of monies due HAT. By the end of March 2007, Avolar has made progress reducing the amount owed Hamilton Aerospace, but Avolar is not in full compliance with the terms of its payment schedule agreed to with HAT. Avolar has stated its intention to bring its accounts current with HAT and World Jet and renew its maintenance and support agreements with both companies.

By the end of the fourth quarter 2006 and into the first quarter 2007 the past due amounts due Hamilton Aerospace by BCI Aircraft Leasing, Inc. had also reached unacceptable levels. Additionally, BCI had failed to provide information legally demanded by the Company regarding the financial results of its joint venture with BCI, JetGlobal. The parties are now drafting language wherein BCI will pay the Company cash plus transfer, free and clear, ownership to the Company of enough aircraft out of the JetGlobal assets to settle in full all amounts due the Company for services provided to BCI and from the Company's ownership in JetGlobal. Although BCI is presently cooperating with the Company to resolve these issues equitably, a final agreement and settlement has not at this time been reached between the companies.

LEASE OF PROPERTY

Global's wholly owned subsidiary, Hamilton Aerospace Technologies, Inc. ("HAT"), is currently conducting operations on leased property at the Tucson International Airport, ("TIA"). Currently, World Jet is also occupying space under this same lease. The lease is a one-year lease commencing March 1, 2005 and permits HAT to apply for two additional one-year options. We are in the first year of additional two years of option to renew. The rent has been paid current to date. TIA is implementing a Master Plan for airport development, which precludes issuing a long-term lease to HAT, but will not affect HAT's facilities for at least five years. Until HAT possesses a long-term lease there remains a risk that HAT will have to relocate operations which could have an adverse impact on HAT's operations.

RISK OF OPERATING IN ONE LOCATION

During 2006, Global conducted more than 72% of its operations through its two wholly owned subsidiaries, HAT and World Jet. HAT has been located at 6901 South Park Avenue, Tucson, Arizona since its inception. During the fourth quarter of 2006, World Jet relocated its sales offices to facilities at this HAT site. World Jet serves as HAT's parts supply facility for aircraft parts and stores its inventory at 7001 South Park Avenue Tucson, Arizona. During 2006, World Jet accounted for 12% of Global's total revenue. The repair and maintenance operation of HAT, located at 6901 South Park Avenue, Tucson, Arizona comprised 50% of Global's revenue. By having only one location for aircraft repair and maintenance for HAT and sales offices for World Jet both are at risk of temporary or permanent cessation of all operations should they encounter an event which renders the facility unusable for any period of time or either encounters any issues or problems related to the use of the facility at this location.

World Jet stores its inventory in only one location in Tucson, Arizona at 7001 South Park. Cessation of operation at this location due to events, which render the facility unusable for any period of time or any damage to or destruction of this facility and/or the inventory, will also adversely impact the Company.

STATUS AS A GOING CONCERN

The Company operating through its two wholly owned subsidiaries, HAT and World Jet, engages in business operations solely related to the aviation industry. Any problems in the airline/aviation industry may have an adverse impact on our operations and ability to operate as a going concern. Any terrorist incidents, increases in the price of Jet fuel, or other economic factors which adversely impact the airline/aviation industry could effect our ability to operate as a going concern. Moreover, any events which may adversely impact our ability to continue operations at our facilities at Tucson, Arizona could also adversely affect our ability to operate as a going concern.

IMPACT OF BEING AN OTC BULLETIN BOARD STOCK

Global's common stock is quoted on the OTC Bulletin Board under the trading symbol GACF and is traded in the over-the-counter markets. Unless and until our common shares become quoted on the NASDAQ system or listed on a national securities exchange, we may at any time be subject to the "penny stock" provisions of the Exchange Act and applicable SEC rules. At any time when the market price of our common stock is below $5.00 per share, our common stock may be deemed to be a penny stock. In that event, our common stock will be subject to rules that impose additional sales practices on broker-dealers who sell our securities. For transactions covered by the penny stock rules, the broker-dealer must make a suitability determination for each purchaser and receive the purchaser's written agreement prior to the sale. In addition, the broker-dealer must make certain mandated disclosures in penny stock transactions, including the actual sale or purchase price and actual bid and offer quotations, the compensation to be received by the broker-dealer and certain associated persons, and deliver certain disclosures required by the SEC. So long as Global's common shares are considered "penny stocks", many brokers will be reluctant or will refuse to effect transactions in Global's shares, and many lending institutions will not permit the use of penny stocks as collateral for any loans. This could have an adverse effect on the liquidity of our common stock.

OUR COMMON STOCK IS THINLY TRADED AND OUR STOCK PRICE MAY BE MORE VOLATILE THAN THE MARKET IN GENERAL

Because our common stock is thinly traded, its market price may fluctuate significantly more than the stock market in general or the stock prices of similar companies, which are exchanged, listed or quoted on NASDAQ. Our public float is approximately 25,689,715 shares, thus our common stock will be less liquid than the stock of companies with broader public ownership, and, as a result, the trading prices for our common stock may be more volatile. Among other things, trading of a relatively small volume of our common stock may have a greater impact on the trading price for our stock than would be the case if our public float were larger

SINCE BECOMING A PUBLIC COMPANY, WE HAVE NEVER PAID DIVIDENDS.

Since becoming a public company in September of 1997, Global has never paid a dividend and does not expect to pay a cash dividend upon its capital stock in the foreseeable future. Payment of dividends in the future will depend on our earnings (if any) and our cash requirements at that time, but we expect to retain earnings for business expansion over the foreseeable future.

RELIANCE ON EXECUTIVE OFFICERS AND KEY EMPLOYEES

Our continued success depends significantly upon the services of our executive officers and upon our ability to attract and retain qualified personnel in all of our operations. While we have or are issuing employment agreements with each of our executive officers and certain of our key employees, most of our employees are employed on an at-will basis. The loss of one or more of our executive officers and of a significant number of our other employees without capable replacements could materially adversely affect our business, financial condition or results of operations.

COMPETITION

The airline industry and the markets for our products and services are extremely competitive, and we face competition from a number of sources. Our competitors are other companies providing MRO services. Certain of our competitors have in the past responded to market competition and conditions by reducing prices on their services to increase or retain market share. Any material deterioration in our financial condition is likely to affect our ability to compete with price-cutting by our competitors. Some of our competitors have substantially greater financial and other resources than us. We cannot assure you that competitive pressures will not materially adversely affect our business, financial condition or results of operations.

PRODUCT LIABILITY
Our business exposes us to possible claims for personal injury or death, which may result from the failure of an aircraft or an aircraft part repaired or maintained by us or from our negligence in the repair or maintenance of an aircraft or an aircraft part. While the Company maintains what we believe to be adequate liability insurance to protect us from claims of this type, based on our review of the insurance coverage maintained by similar companies in our industry, we cannot assure you that claims will not arise in the future or that our insurance c overage will be adequate. Additionally, there can be no assurance that insurance coverage can be maintained in the future at an acceptable cost. Any liability of this type not covered by insurance could materially adversely affect our business, financial condition, results of operations or our ability to continue as a going concern.


SUSCEPTIBILITY TO OTHER LIABILITY CLAIMS
Our business exposes us to possible claims for personal injury or death, which may result if we were negligent in repairing or overhauling an airplane. We cannot assure you that claims will not arise in the future or that our insurance coverage will be adequate to protect us in all circumstances. Additionally, we cannot assure you that we will be able to maintain adequate insurance coverage in the future at an acceptable cost. Any liability claim not covered by adequate insurance could materially adversely affect our business, financial condition or results of operations.


SHARES ELIGIBLE FOR FUTURE SALE
Upon completion of the Offering and exercise of all warrants, the Company will have outstanding 49,854,358 shares of Common Stock. Of these shares, the Common Stock sold in the Offering will be freely tradable without restriction or limitation under the Securities Act of 1933, as amended (the "Securities Act"), unless purchased by "affiliates" of the Company, as that term is defined in Rule 144 under the Securities Act. The Company, its executive officers, directors and stockholders, have agreed that, for a period of 180 days from the date of this Prospectus, they will not sell, offer to sell, solicit an offer to buy, contract to sell, grant any option to purchase or otherwise transfer or dispose of, any shares of Common Stock or any securities convertible into, or exercisable or exchangeable for, shares of Common Stock, subject to certain exceptions. The sale of a substantial number of shares of Common Stock in the public market following the Offering, or the perception that such sales could occur, could adversely affect the market price of the Common Stock and/or impair the Company's ability in the future to raise additional capital through the sale of its equity securities.

PRICE VOLATILITY
The market price of the Common Stock could be subject to significant fluctuations in response to variations in quarterly operating results and other factors. From time to time in recent years, the securities markets have experienced significant price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of particular companies. These broad fluctuations may adversely affect the market price of the Common Stock.

IMPACT OF WARRANT EXERCISE ON MARKET
In the event of the exercise of a substantial number of warrants within a reasonably short period of time after the right to exercise commences, the resulting increase in the amount of our common stock in the trading market could substantially affect the market price of our common stock.

PREEMPTIVE RIGHTS
The selling shareholders, Barron Partners, Alpha, Stonestreet, Whalehaven and Greenwich have preemptive rights/rights of first refusal with respect to all shares they hold or may acquire whereby each such investor shall have the right to participate in any equity or debt convertible into equity or equivalent financing, by the Company on a pro rata basis at 100 percent (100%) of the offering price, provided that the price of such financing is not less than $0.68 per share. If the price is less than $0.68 per share, then each investor shall have the right to invest at 80% of such price. One risk of such preemptive rights is that it may make it difficult to attract new capital since new investors could, in effect, overpay compared to those who possess preemptive rights that it may make it extremely difficult to obtain new financing unless we purchase back the issued preemptive rights. Another risk factor of the existing preemptive rights would be that dilution may occur to the extent that the selling shareholders exercise their preemptive rights/rights of first refusal (see section titled "Dilution").

THE MARKET PRICE OF OUR COMMON STOCK COULD BE DEPRESSED BY FUTURE SALES

Future sales of our common stock, or the perception that these sales could occur, could adversely affect the market price of our common stock. We cannot assure you as to when, and how many of, the shares of our common stock will be sold and the effect these sales may have on the market price of our common stock. In addition, we may issue additional shares of common stock in connection with possible future acquisitions or other transactions. Although these securities may be subject to regulatory or contractual resale restrictions, as these restrictions lapse or if these shares are registered for sale to the public, they may be sold to the public. In the event we issue a substantial number of shares of our common stock, which subsequently become available for unrestricted resale, there could be a material adverse effect on the prevailing market price of our common stock.

                           FORWARD LOOKING STATEMENTS

This prospectus contains certain forward-looking statements and information relating to Global Aircraft Solutions, Inc. "Global" and its wholly owned subsidiaries Hamilton Aerospace Technologies Inc. ("HAT") and World Jet Corporation , ("World Jet") that are based on the beliefs of our management as well as assumptions made by and information currently available to our management. When used in this report, the words "anticipate", "believe", "estimate", "expect", "intend", "plan" and similar expressions, as they relate to Global, HAT, World Jet, or its management, are intended to identify forward-looking statements. These statements reflect management's current view of Global, HAT and World Jet concerning future events and are subject to certain risks, uncertainties and assumptions, including among many others relating to our results of operations: competitive factors, shifts in market demand, and other risks and uncertainties (including those described under "Risk Factors" below and elsewhere in this\report), our ability to generate sufficient working capital to meet our operating requirements and service our indebtedness, our ability to refinance our secured debt, or to convert such debt to equity, maintaining good working relationships with our vendors and customers, our ability to attract and retain qualified personnel, future terrorist-related activities, economic factors that affect the aviation industry, changes in government regulation, increases in fuel prices, and the overall economy.

                                 USE OF PROCEEDS

We will not receive any proceeds from the sale of (i) the 3,355,669 shares of common stock offered through this prospectus by selling shareholder CEF, (ii) the 2,500,000 shares of common stock offered through this prospectus by selling shareholder CRT, (iii) the 2,000,000 shares of common stock offered through this prospectus by Silver Point, (iv) the 1,599,900 shares of common stock offered through this prospectus by selling shareholder DOFS, (v) the 1,260,000 shares of common stock offered through this prospectus by selling shareholder SPCOF, (vi) the 650,000 shares of common stock offered through this prospectus by Alpha,
(vii) the 1,015,500 shares of common stock offered through this prospectus by selling shareholder DI, , (viii) the 1,000,000 shares of common stock offered through this prospectus by selling shareholder BA, (ix) the 1,000,000 shares of common stock offered through this prospectus by selling shareholder BDSM, (x) the 1,000,000 shares of common stock offered through this prospectus by selling shareholder Ralph Garcia, (xi) the 800,000 shares of common stock offered through this prospectus by selling shareholder Loeb (xii) the 750,000 shares of common stock offered through this prospectus by selling shareholder JMG, (xiii) the 750,000 shares of common stock offered through this prospectus by selling shareholder Triton, (xiv) the 740,000 shares of common stock offered through this prospectus by selling shareholder SPCF (xv) the 534,313 shares of common stock offered through this prospectus by selling shareholder CLS, (xvi) the 486,763 shares of common stock offered through this prospectus by selling shareholder BOFS,(xvii) the 384,616 shares of common stock offeredthrough this prospectus by Stonestreet, (xviii) the 335,038 shares of common stock offered through this prospectus by selling shareholder BWP, (xix) the 300,000 shares of common stock offered through this prospectus by selling shareholder AFC; (xx) the 288, 462 shares of common stock offered through this prospectus by selling shareholder Whalehaven, (xxi) the 200,100 shares of common stock offered through this prospectus by selling shareholder DONS (xxii) the 200,000 shares of common stock offered through this prospectus by selling shareholder CF; (xxiii) the 192, 308 shares of common stock offered through this prospectus by selling shareholder Greenwich (xxiv) the 184,500 shares of common stock offered through this prospectus by selling shareholder DP, (xxv) the 178,199 shares of common stock offered through this prospectus by selling shareholder BP, (xxvi) the 110,018 shares of common stock offered through this prospectus by selling shareholder AHFP; (xvii) the 100,000 shares of common stock offered through this prospectus by selling shareholder COMF . We have received the proceeds of $4,896,000.00 from the exercise by Barron of a $.68 warrant to purchase 7,200,000 shares of common stock. These proceeds will be used as follows:

$3,196,000 - debt reduction (factoring, M&I credit facility and vendor debt) $1,000,000 - HAT working capital
$700,000 - World Jet working capital

We may receive the proceeds from the exercise of any warrants issued to selling shareholders Barron, JG Capital, Inc. Whalehaven, Alpha, Stonestreet, Greenwich, Heza Holdings or Grushko. However, all such warrants have a cashless exercise feature that may be implemented by the warrant holder in the event the shares underlying any warrants remain unregistered at the time the warrants are exercised by such shareholder. JG Capital has elected the cashless exercise option on 501,000 of the 720,000 shares underlying a $.34 warrant issued pursuant to a private placement on September 2, 2004; however, the total shares issued to JG Capital upon such exercise on September 20, 2005 was 399,000 as a consequence of the discount rate applied for exercise of the cashless feature of the warrant. Grushko has elected the cashless exercise option on 31,731 shares underlying a $.52 warrant issued pursuant to a private placement on September 2, 2004; however, the total shares issued to Grushko upon such exercise on September 14, 2005 was 22,812 as a consequence of the discount rate applied for exercise of the cashless feature of the warrant. Heza has elected the cashless exercise option on 31,731 shares underlying a $.52 warrant issued pursuant to a private placement on September 2, 2004; however, the total shares issued to Heza upon such exercise on December 27, 2005 was 21,017 as a consequence of the discount rate applied for exercise of the cashless feature of the warrant. If the remaining warrants are exercised without implementing the cashless exercise feature, these proceeds will amount to $13,700,926.00. The intended use of these proceeds will be for working capital, acquisition of assets and acquisitions of businesses. We have used the proceeds of $3,264,000.00 already received from the Barron Partners private placement equity funding and the $1,100,000.00 private placement equity funding received from Stonestreet, Alpha Capital, Whalehaven and Greenwich as follows: $3,264,000.00 - working capital and acquisition of World Jet $1,100,000.00 - purchase of operating assets from bankruptcy estate of Hamilton Aviation.

                                 DIVIDEND POLICY

The Company does not intend to pay any cash dividends with respect to its Common Stock in the foreseeable future, Rather, the Company intends, after the consummation of the Offering, to retain its earnings, if any, for use in the operation of its business.

                                    DILUTION

The Company is a reporting Company. Dilution to our existing shareholders will occur should the selling shareholders exercise the warrants. If the selling shareholders exercise any of the warrants dilution may occur to the extent of such exercise. If all warrants are exercised in addition to any common stock currently held by any of the selling shareholders, the selling shareholders will own the following percentages of the issued and outstanding common stock of the Company:, Barron Partners, will own 14.6%; selling shareholder CEF will own 6.8%; selling shareholder CRT will own 5%; selling shareholder Alpha will own 5%; selling shareholder JG Capital, Inc. will own 4.03%; selling shareholder DOFS will own 3.2%; selling shareholder SPCOF will own 2.55%; selling shareholder BA will own 2%; selling shareholder BDSM will own 2%; selling shareholder DI will own 2%; selling shareholder Loeb will own 1.6%; selling shareholder Stonestreet will own 1.56%; selling shareholder JMG will own 1.5%; selling shareholder Triton will own 1.5%; selling shareholder SPCF will own 1.5%; selling shareholder Whalehaven will own 1.16%; selling shareholder AHFP will own .2%; selling shareholder CLS will own 1%; selling shareholder AFC will own .6%; selling shareholder CF will own .4%; selling shareholder DONS will own ..4%; selling shareholder DP will own .3%; selling shareholder BP will own .3%; selling shareholder BWP will own .67%; selling shareholder BOFS will own .98%; selling shareholder Greenwich will own .77%; selling shareholder COMF will own ..2%; selling shareholder Heza Holdings will own 0.12%; and selling shareholder Grushko will own 0.12%. The selling shareholders, Barron, Alpha, Stonestreet, Whalehaven and Greenwich also have preemptive rights/rights of first refusal with respect to all shares held or acquired whereby each such investor shall have the right to participate in any equity or debt convertible into equity or equivalent financing, by the Company on a pro rata basis at 100 percent (100%) of the offering price, provided that the price of such financing is not less than $0.68 per share. If the price is less than $0.68 per share, then each investor shall have the right to invest at 80% of such price. The selling shareholders, , CEF, CLS, DONS, DP, DI, DOFS, BP, BWP, BOFS, JMG, Triton, Loeb, BA, BDSM, CRT, Silver Point, AHFP, Heza Holdings, Grushko, Ralph Garcia and JG Capital, Inc., do not have any such preemptive rights.

The Company has also adopted the following stock option and stock compensation plans for directors, officers and employees of Global and HAT: (i) 2002 Compensatory Stock Option Plan for directors and officers of Global and HAT which has reserved a maximum of 3,000,000 shares of common stock of which 1,920,000 shares of common stock remain available to be issued; and (ii) 2003 Employee Stock Compensation Plan for employees of HAT which has reserved a maximum of 5,000,000 shares of common stock of which 132,500 shares of common stock remain available to be issued.

                              SELLING SHAREHOLDERS

The selling shareholders named in this prospectus are offering all of the 31,348,080 shares of common stock offered through this prospectus. The shares include the following:

     5. 9,600,000 shares of our common stock that selling shareholder, Barron Partners, acquired from us in an offering that was exempt from registration pursuant to Section 4(2) as amended of the Securities Act of 1933 and completed on May 31, 2004 and 7,200,000 shares of common stock that were issued to selling shareholder Barron Partners on July 27, 2005 upon the exercise of a $.68 warrant and stock issueable upon exercise of such warrant which was issued pursuant to a private placement under Rule 506 of Regulation D of SEC Act of 1933 on May 31, 2004 for a combined total of 16,800,000 shares all of which such 16,800,000 shares of common stock were sold by Barron in a private placement transaction to the following qualified institutional buyers who are selling shareholders: 3,355,669 shares of common stock to CEF; 2,500,000 shares of common stock to CRT; 1,599,900 shares of common stock to DOFS; 1,260,000 shares of common stock to SPCOF; 1,000,000 shares of common stock to BA; 1,015,500 shares of common stock to DI; 1,000,000 shares of common stock to BDSM; 800,000 shares of common stock to Loeb; 750,000 shares of common stock to JMG; 750,000 shares of common stock to Triton; 740,000 shares of common stock to SPCF; 534,313 shares of common stock to CLS; 335,038 shares of common stock to BWP; 486,763 shares of common stock to BOFS; 200,100 shares of common stock to DONS; 184,500 shares of common stock to DP;178,199 shares of common stock to BP and 110,018 shares of common stock to AHFP. A total 2,115,386 shares of our common stock that the selling shareholders Whalehaven (288,462), Stonestreet (384,616), Alpha (1,250,000; 600,000 of which were sold by Alpha in a private placement transaction on August 4, 2005 as follows: AFC - 300,000 shares; CF - 200,000 shares; and COMF - 100,000 shares) and Greenwich (192,308) acquired from us in an offering that was exempt from registration pursuant to Section 4(2) as amended of the Securities Act of 1933 and completed on September 3, 2004; 1,000,000 shares of our common stock that the selling shareholder Ralph Garcia acquired from us in an offering that was exempt from registration pursuant to Section 4(2) as amended of the Securities Act of 1933 as partial consideration for the purchase of World Jet; 7,200,000 shares of our common stock that selling shareholder, Barron Partners, may receive pursuant to warrants issued in conjunction with the private placement of Common Stock, warrants and shares issueable upon the exercise of warrants on May 31, 2004.

          A total of 399,000 shares of our common stock that selling shareholder JG Capital received upon exercise of a $.34 warrant issued pursuant to a private placement on September 2, 2004; A total of 22,812 shares of our common stock that selling shareholder Grushko received upon exercise of a $.52 warrant issued pursuant to a private placement on September 2, 2004 and the following shares of common stock issueable upon the exercise of warrants issued pursuant to a private placement of common stock and warrants under Rule 506 of Regulation D of SEC Act 1933 on September 2, 2004: A total of 21,017 shares of our common stock that selling shareholder Heza received upon exercise of a $.52 warrant issued pursuant to a private placement on September 2, 2004 and the following shares of common stock issueable upon the exercise of warrants issued pursuant to a private placement of common stock and warrants under Rule 506 of Regulation D of SEC Act 1933 on September 2, 2004; 1,489,386 shares of our common stock selling shareholder, JG Capital, Inc., may receive pursuant to warrants; 1,250,000 shares of our common stock selling shareholder Alpha may receive pursuant to warrants; 384,616 shares of our common stock selling shareholder Stonestreet may receive pursuant to warrants; 288,462 shares of our common stock selling shareholder Whalehaven may receive pursuant to warrants; 192,308 shares of our common stock selling shareholder Greenwich may receive pursuant to warrants; 31,731 shares of our common stock selling shareholder Heza Holdings may receive pursuant to warrants; and 31,731 shares of our common stock selling shareholder Grushko may receive pursuant to warrants.

The following table provides as of February 2, 2006, information regarding the beneficial ownership of our common stock held by each of the selling shareholders, including:

          1.   The number of shares owned by each prior to this offering;
          2.   The total number of shares that are to be offered for each;
          3. The total number of shares that will be owned by each upon completion of the offering;
          4.   The percentage owned by each; and
          5. The identity of the beneficial holder of any entity that owns the shares.

To the best of our knowledge, the named parties in the table that follows are the beneficial owners and have the sole voting and investment power over all shares or rights to the shares reported. In addition, the table assumes that the selling shareholders do not sell shares of common stock not being offered through this prospectus and do not purchase additional shares of common stock; however, all selling shareholders may be deemed underwriters. Based upon information provided to use by the selling shareholders, CRT Capital Group, LLC is the only selling shareholder that is a broker-dealer and therefore considered an underwriter. None of the other selling shareholders are broker-dealers or affiliates of a broker-dealer. Because the selling shareholders may be deemed to be "underwriters" within the meaning of the Securities Act, the selling shareholders will be subject to the prospectus delivery requirements of the Securities Act and the rules promulgated thereunder and they may be subject to certain statutory liabilities under the Securities Act, including, but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act. We have informed the selling shareholders that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to their sales in the market. With certain exceptions, Regulation M precludes the selling shareholders, any affiliated purchasers, and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security.

The column reporting the percentage owned upon completion assumes that all shares offered are sold, and is calculated based on 49,854,358 shares outstanding upon the exercise of all warrants.

Name of                             Shares           Total of        Total        Percent
Selling Shareholder                 Owned Prior      Shares          Shares       Owned
                                    To This          Offered         After        After
                                    Offering         For Sale        Offering     Offering
------------------------------------------------------------------------------------------
Barron Partners, LP                 7,200,000(4)     7,200,000           0            0
(Andrew Worden
controlling person)

Contrarian Equity Fund, L.P.        3,355,669        3,355,669           0            0

CRT Capital Group, LLC              2,500,000        2,500,000           0            0

Alpha Capital                       2,500,000(6)     2,500,000           0            0
Konrad Ackerman
and Rainer Posch
controlling persons)

JG Capital, Inc.                    1,888,386(5)     1,888,386           0            0
(Richard Josephberg
controlling person)

Delta Offshore, Ltd.                1,599,900        1,599,900           0            0

Silver Point Capital
Offshore Fund, Ltd.                 1,260,000        1,260,000           0            0

Deltal Institutional, LP            1,015,500        1,015,500           0            0

Ralph Garcia                        1,000,000        1,000,000           0            0

Brencourt Advisors, LLC             1,000,000        1,000,000           0            0

Brencourt Distressed
Securities Masters, Ltd.            1,000,000        1,000,000           0            0


                                     Page 17

Loeb Partners Corporation           800,000          800,000             0            0

Stonestreet                         769,232(7)       769,232             0            0

JMG Capital Partners, LP            750,000          750,000             0            0

JMG Triton Offshore Fund, Ltd.      750,000          750,000             0            0

Silver Point Capital Fund, L.P.     740,000          740,000             0            0

Whalehaven                          576,924(8)       576,924             0            0

Contrarian Long Short, L.P.         534,313          534,313             0            0

Blackmore Offshore, Ltd.            486,763          486,763             0            0

Greenwich                           384,616(9)       384,616             0            0

Blackmore Wallace Partners          335,038          335,038             0            0

AF Capital, LLC                     300,000          300,000             0            0

Delta Onshore, LP                   200,100          200,100             0            0

Core Fund, LP                       200,000          200,000             0            0

Delta Pleiades, LP                  184,500          184,500             0            0

Blackmore Partners                  178,199          178,199             0            0

AHFP Contrarian                     110,018          110,018             0            0

Cedarview Opportunies
Master Fund                         100,000          100,000             0            0

Heza Holding, Inc.                   52,748(10)       52,748             0            0
(Ari Kluger
controlling person)

Grushko                              54,543(11)       54,543             0            0
(Edward Grushko,
controlling person)
------------------------------------------------------------------------------------------

(4)  all of which is common stock issueable upon the exercise of warrants
(5)  1,489,386 of which is common stock issueable upon the exercise of warrants
(6)  1,250,000 of which is common stock issueable upon the exercise of warrants
(7)  384,616 of which is common stock issueable upon the exercise of warrants
(8)  288,462 of which is common stock issueable upon the exercise of warrants
(9)  192,308 of which is common stock issueable upon the exercise of warrants
(10) 31,731 of which is common stock issueable upon the exercise of warrants
(11) 31,731 of which is common stock issueable upon the exercise of warrants

To our knowledge, none of the selling shareholders:

     1. Has had a material relationship with Global or HAT other than as a shareholder as noted above at any time within the past three years; or
     2.   Has ever been an officer or director of Global or HAT

Selling Shareholder Ralph Garcia, was the majority shareholder of the acquired company World Jet Corporation during the past three (3) years.

                                     Page 18

                              PLAN OF DISTRIBUTION

The selling shareholders have not informed us of how they plan to sell their shares. However, they may sell some or all of their common stock in one or more transactions, including block transactions:

1. on such public markets or exchanges as the common stock may from time to time be trading;
2.   in privately negotiated transactions;
3.   through the writing of options on the common stock;
4.   in short sales; or
5.   in any combination of these methods of distribution.

The sales price to the public may be:

1.   the market price prevailing at the time of sale;
2.   a price related to such prevailing market price; or
3.   such other price as the selling shareholders determine from time to time.
     The shares may also be sold in compliance with the Securities and Exchange
     Commission's Rule 144.

The selling shareholders may also sell their shares directly to market makers acting as principals or brokers or dealers, who may act as agent or acquire the common stock as a principal. Any broker or dealer participating in such transactions as agent may receive a commission from the selling shareholders, or, if they act as agent for the purchaser of such common stock, from such purchaser. The selling shareholders will likely pay the usual and customary brokerage fees for such services. Brokers or dealers may agree with the selling shareholders to sell a specified number of shares at a stipulated price per share and, to the extent such broker or dealer is unable to do so acting as agent for the selling shareholders, to purchase, as principal, any unsold shares at the price required to fulfill the respective broker's or dealer's commitment to the selling shareholders.

Brokers or dealers who acquire shares as principals may thereafter resell such shares from time to time in transactions in a market or on an exchange, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices, and in connection with such re-sales may pay or receive commissions to or from the purchasers of such shares. These transactions may involve cross and block transactions that may involve sales to and through other brokers or dealers. If applicable, the selling shareholders also may have distributed, or may distribute, shares to one or more of their partners who are unaffiliated with us. However, only those selling shareholders who are listed in this prospectus, or added through post-effective amendment or supplement, may resell through this prospectus. We can provide no assurance that all or any of the common stock offered will be sold by the selling shareholders.

We are bearing all costs relating to the registration of the common stock. Any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock, however, will be borne by the selling shareholders or other party selling the common stock.

The selling shareholders must comply with the requirements of the Securities Act of 1933 and the Securities Exchange Act of 1934 in the offer and sale of their common stock. In particular, during times that the selling shareholders may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, they must comply with applicable law and may, among other things:

     1. not engage in any stabilization activities in connection with our common stock;
     2.   furnish each broker or dealer
     3. through which common stock may be offered, such copies of this prospectus amended from time to time, as may be required by such broker or dealer; and
     4. not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Securities Exchange Act.

                                     Page 19

                                LEGAL PROCEEDINGS

Global

As Plaintiff:

On June 29, 2004, the Company initiated a lawsuit against Corwin Foster and Jane
Doe Foster, husband and wife, and Seajay Holdings, LLC a Michigan Limited
Liability Company (the "Defendants") in the United States District Court for the
District of Arizona requesting entry of a judgment for the return of 1,500,000 shares of common stock. Global and HAT have asserted claims that Corwin Foster
(who is the sole shareholder and president of Seajay Holdings) and Seajay
Holdings acquired 1,500,000 shares of common stock of Global as part of a Stock
Exchange Agreement without consideration for the receipt of such common stock.
The Company is pursuing the return of these shares. This lawsuit emanates from a stock exchange agreement of April 2002 whereby Old Mission Assessment ("OMAC") agreed to provide HAT financing and capital for its newly established business.
OMAC and its officers Corwin Foster and others, entered into two debenture related agreements on April 15, 2002 whereby OMAC agreed to pay to HAT the sum of $1,500,000 under each debenture agreement on or before July 15, 2002. In consideration of this agreement HAT agreed to provide to various investing parties, including Corwin Foster's entity Seajay Holdings, shares of stock of HAT. On May 2, 2002, Global acquired HAT in a stock exchange thereby entitling the investing parties, including Corwin Foster's entity Seajay Holdings, to Global stock in consideration for the $3,000,000 investment. Seajay Holdings acquired 1,500,000 shares of common stock of Global pursuant to this transaction. Although Global stock was issued to the investors, including Corwin
Foster's entity Seajay Holdings, HAT/Global only received $400,535 of the agreed upon $3,000,000 to be paid pursuant to the debenture agreements. Since payment in full was never received by Global for the shares of common stock issued as consideration for the debenture agreements, Global was able to secure the return of all common stock issued in connection with the debenture agreements except the 1,500,000 shares of common stock issued to Corwin Foster's entity Seajay
Holdings. Global has agreed to return the $400,535 of the agreed upon $3,000,000 received pursuant to the debenture agreements. This sum was released from escrow and paid to United Pay Phone, an investor in OMAC, pursuant to an agreed upon order of court.

Although Global has made repeated demands upon Corwin Foster and Seajay Holdings to return the 1,500,000 shares of common stock, Corwin Foster and Seajay
Holdings have failed and refused to return such stock. As a consequence of Corwin Foster's and Seajay Holdings failure to return the common stock received, Global initiated legal proceedings for damages in the amount of no less than $1,000,000 plus interest and fees; the return of the 1,500,000 shares of common stock; and punitive damages in the amount of $10,000,000.

On or about July 24, 2006 which was far beyond the procedurally acceptable time within which to file a counterclaim and without the required leave of court, Corwin Foster filed a counterclaim against Global, HAT, Hamilton Aviation, Ian
Herman, Gordon Hamilton, John Sawyer, Ronald Clark, Frank Hooper, United
Payphone, Financial Capital, Interwest Transfer and the law offices of Tharpe
Howell alleging fraud, unjust enrichment, breach of contract and constructive trust.

All of these claims are categorically denied and Global has filed a motion to strike this counterclaim based upon the above referenced defects.

Global's Motion for Summary Judgment was dismissed in June 2007 and the matter is expected to proceed to trial in early 2008.

HAT

As Plaintiff:

On November 13,2006, HAT commenced a civil action in the Superior Court of Arizona against Admiral Merchants Motor Freight, Inc., vital Express, et al, to recover damages to an aircraft engine that the defendants were contracted to transport from HAT's maintenance facility in Tucson to a facility in Vancouver, B.C. HAT is alleging that the Defendants did not properly secure the engine during transport, thereby causing damage to the engine which resulted in approximately $588,127.00 in damages to HAT. The claim has been removed to the Federal District Court in Arizona and is currently pending discovery.

                                     Page 20

As Defendant:

On June 6, 2007, HAT was served with a civil complaint filed by Petro Energy
Corporation in the Superior Court of California. The Complaint alleges that
Petro Energy and HAT entered into a fuel services agreement and that HAT has failed to pay a total of $155,177 pursuant to the terms of the fuel services agreement. The Complaint further alleges that John Sawyer and HAT also owe Petro
Energy $60,000 for fuel services provided to Falcon Air and $17.5 million for fuel services provided to Avolar Airlines.

The $60,000 claim was paid by Falcon Air to Petro Energy on June 20, 2007 and is no longer at issue.

The basis of Petro Energy's claims against HAT and John Sawyer for services
Petro Energy provided to Avolar is that John Sawyer, as president of HAT, induced Petro Energy to contract with Avolar and that as a consequence of this inducement, John Sawyer and HAT are responsible to Petro Energy for Avolar's unpaid fuel invoices. Notwithstanding the fact that the Petro Energy contract is solely with Avolar and does not involve John Sawyer or HAT either as a contracting party or guarantor, Petro Energy alleges that John Sawyer and HAT are responsible for payment of Avolar's invoices owed to Petro Energy.

HAT filed an answer to the complaint denying all the allegations set forth therein and the matter is currently pending. The claim for $155,177 is a general non-material incidental claim incurred in the ordinary course of business which Management believes will be resolved with out any material effect on Global's financial position or liquidity. Management of the Company believes that the $17.5 million claim against HAT and John Sawyer is totally without merit and believes the eventual outcome will not have a material effect on Global's financial position or liquidity.

World Jet

World Jet is not involved in any material legal proceedings.

There is no pending or threatened governmental or regulatory action against Global or any of its subsidiaries.

                    DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS,
                               AND CONTROL PERSONS

The Directors and Officers of Global, all of whose terms will expire as follows:

Name & Address         Age        Position                 Date First Elected    Term Expires
                                                           or appointed
---------------------------------------------------------------------------------------------
Ian Herman             61         Chairman/CEO /Director         5/02               05/09

John Sawyer            42         Director & President           5/02               05/08

Gordon Hamilton        54         Director                       5/02               05/07

Michael Hanley         58         Director                       7/07               N/A*

Lawrence Mulcahy       57         Director                       5/04               05/08

Seymour Siegel         65         Director                       1/06               05/09


Each of the foregoing persons may be deemed a "promoter" of the company, as that term is defined in the rules and regulations promulgated under the Securities and Exchange Act of 1933.

*Director Hanley was appointed to replace director Alfredo Mason who resigned, Mr. Hanley's appointment is scheduled for ratification at the next annual meeting.

                                     Page 21

Director Hamilton is elected to serve until the next annual meeting of stockholders and until their successors have been elected and qualified;;
directors Sawyer and Mulcahy are elected to serve until the 2008 annual meeting of stockholders and until their successors have been elected and qualified; and directors Herman and Siegel are elected to serve until the 2009 annual meeting of stockholders and until their successors have been elected and qualified
Officers are appointed to serve until the meeting of the Board of Directors following the next annual meeting of stockholders and until their successors have been elected and qualified.

No Executive Officer or Director of the Corporation has been the subject of any Order, Judgment, or Decree of any Court of competent jurisdiction, or any regulatory agency permanently or temporarily enjoining, barring suspending or otherwise limiting him from acting as an investment advisor, underwriter, broker or dealer in the securities industry, or as an affiliated person, director or employee of an investment company, bank, savings and loan association, or insurance company or from engaging in or continuing any conduct or practice in connection with any such activity or in connection with the purchase or sale of any securities.

No Executive Officer or Director of the corporation has been convicted in any criminal proceeding (excluding traffic violations) or is the subject of a criminal proceeding which is currently pending.

No Executive Officer or Director of the corporation is the subject of any pending legal proceedings.

Resumes

Ian Herman: CEO /Chairman. From June 2006 to the present, Mr. Herman has served as the CEO and Chairman of Global Aircraft Solutions, Inc. From 2002 until June
2006 Mr. Herman served as the CEO/CFO and Chairman of Global Aircraft Solutions,
Inc.. From 2000 through the present, Mr. Herman has been the President of the Financial Capital Group, Inc. which is engaged in financial and business consulting. From 1995-2000, Mr. Herman was Chairman and a Board Member for the
British government handling major inward investments into the United Kingdom as well as administering and evaluating projects in diverse industries totaling more than $200,000,000.00. During his tenure with the British government, Mr.
Herman was awarded the Freedom of the City of London in recognition of his services. During the period of 1990-1999, Mr. Herman was the Chief Executive
Officer of his own accounting and business consulting business specializing in publishing, healthcare, telecommunications, airlines, manufacturing and information technology. From 1988-1990 Mr. Herman was Chairman and Chief
Executive Officer for British World Airways Limited.

John B. Sawyer: President, Chief Operating Officer and Director. From May 2002 through the present, Mr. Sawyer has been the President of Global Aircraft
Solutions, Inc.. From 1998 through May 6, 2002, John Sawyer was Chief Operating
Officer of Hamilton Aviation, Inc. From 1996 until 1997, Mr. Sawyer was president of Matrix Aeronautica S.A. de C.V., a Mexican repair station located in Tijuana, Baja California. John received an A.A. in Aerospace Engineering from the University of Texas (Austin). In 1986 John joined Pan American World Airways based in Berlin, Germany. Subsequent to that he worked as a Production Foreman at Raytheon, a Quality Control Supervisor at TIMCO, a Heavy Maintenance
Representative for World Airways, and Director of Quality Control at Federal
Express Feeder.

Gordon D. Hamilton: Director. Gordon is the son of Hamilton Aviation founder,
Gordon B. Hamilton, and literally grew up in the aviation business. Mr. Hamilton joined Hamilton Aviation full time as Vice President, Marketing after graduating with honors from the University of Chicago in 1978 with a BA in Tutorial
Studies. Gordon became President and Chief Executive Officer of Hamilton
Aviation in 1993; a position that he held until joining Hamilton Aerospace in 2003.

Michael Hanley: Director. Mr. Hannley is a local Tucsonan with 35 years of banking experience and is the President and CEO of the Bank of Tucson which he founded in 1996. From August 1986 until December 1995, Mr. Hannley was the
Senior Vice President for National Bank of Arizona. From May 1981 until June
1986, Mr. Hannley was employed by Great American Savings, he was the Divisional
Vice President beginning in May 1981 and assumed the duties of Senior Vice
President Administration in June 1986. Prior to his employment with Great
American Savings, Mr. Hannley was employed as the Regional Vice President of
Southern Arizona Bank/First Interstate Bank from July 1972 through May 1981.

                                     Page 22

Lawrence Mulcahy: Director. Since 1988, Mr. Mulcahy has served as the President of L.L. Industries, d/b/a Davis Kitchens. Davis Kitchens is a wholesale distributor of cabinetry for commercial and residential use. Since 1994, Mr.
Mulcahy has served as the President of Becker Specialties and Manufacturing in Tucson, AZ, a manufacturer of plastic laminate countertop blanks. Mr. Mulcahy has also been a partner in Davis Kitchens since 1994. Mr. Mulcahy received his B.S. in Economics from the University of Arizona and was a member of the United
States Air Force prior to attending college.

Seymour Siegel: Director. Mr. Siegel is a principal in the Siegel Rich Division of Rothstein, Kass & Company, P.C. Rothstein, Kass & Company is a national firm of accountants and consultants with over 600 members and offices in 7 cities.
Mr. Siegel was managing partner and founder of Siegel Rich and Co., P.C., which merged into Weiser & Co., LLP, a large regional firm where he was a senior partner until forming Siegel Rich Inc. in 1994, which in April 2000, became a division of Rothstein Kass. Mr. Siegel is also currently the Chairman of the Audit Committee of Hauppauge Digital, Inc., Emerging Vision, Inc., and Gales
Industries, Inc.

                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT

The following table sets forth information on the ownership of the company's voting securities by Officers, Directors and major shareholders as well as those who own beneficially more than five percent (5%) of the company's issued and outstanding common stock through the most current date - November 8, 2007:

NAME AND ADDRESS OF BENEFICIAL OWNER               AMOUNT OF COMMON STOCK OWNED           PERCENT OF COMMON STOCK
                                                   BENEFICIALLY                           OUTSTANDING (1)
Ian M. Herman                                      2,446,834                       (2)      6.07%
John B. Sawyer                                     2,366,666                       (3)      5.78%
Lawrence Mulcahy                                     130,000                       (4)        *
Seymour Siegel                                        40,000                       (5)        *
All Directors and Executive Officers as a Group    4,983,500                               12.12%
* Represents an individual as the beneficial
owner of less than 1% of the outstanding common
stock
Barron Partners                                    7,200,000                       (6)     15.19%
730 Fifth Ave.
9th Floor
New York, NY 10019
Ewing & Partners                                   5,675,000                       (7)     14.12%
4514 Cole Ave.
Suite 808
Dallas, Tx75205
Contrarian Capital Management, LLC                 4,000,000                       (8)     9.95%
411 West Putnam Ave.
Suite 225
Greenwich, CT 06830
Delta Offshore                                     3,000,000                       (9)     7.47%
900 Third Ave.
5th Floor
New York, NY 10022
Doucet Capital, LLC                                2,052,645                       (10)    5.12%
2204 Lakeshore Dr.
Suite 218
Birmingham, AL 35209

* Denotes less than 1% ownership

--------------------------------------------------------------------------------------------------------
                                    Page 23


1 Percent of common stock is based on 40,181,301 shares of common stock issued and outstanding on November 8, 2007 with beneficial ownership being determined in accordance with the rules of the SEC and including voting or investment power with respect to securities. Securities "beneficially owned" by a person may include securities owned by or for, among others, the spouse, children or certain other relatives residing with such person as well as other securities as to which the person has or shares voting or investment power or has the option or right to acquire within 60 days of November 8, 2007. Percent of Class Owned is based on the 40,181,301 shares of common stock issued and outstanding on November 8, 2007 plus any shares that may be acquired by the stockholders as a result of the exercise of existing options or warrants within 60 days after November 8, 2007.
2 Includes 133,334 shares of common stock issuable to Mr. Herman upon the exercise of options at $.17 per share which expire May 13, 2008. Based on the December 31, 2006 Schedule 13G filed by Rochdale Investment Management, LLC, all shares of common stock, exclusive of the 133,334 shares underlying an option, are held in trust by Rochdale Investment Management, LLC as the trustee for the Herman Family Trust. Of the total shares, Rochdale Investment Management Group has sole voting and dispositive power over 2,313,500 shares.
4 Includes 10,000 shares of common stock issuable to Mr. Mulcahy upon exercise of options at $1.03 per share which expires August 24, 2011.
5 Includes 20,000 shares of common stock issuable to Mr. Siegel upon exercise of options granted. 10,000 shares at an exercise price of $1.03 which expires August 24, 2011 and 10,000 shares at an exercise price of $1.05 per share which expires on March 8, 2012
6 All shares of common stock underlying a warrant that may be acquired by the exercise of a $1.36 warrant which expires May 31, 2009.
7 In setting forth this information, the Company relied upon the February 9, 2007 Schedule 13G filing of Ewing & Partners, Timothy Ewing, Ewing Asset Management, LLC, Endurance General Partners, LP and Endurance Partners (Q.P.), L.P. Of the total shares, Ewing & Partners, Timothy Ewing, Ewing Asset Management, LLC, Endurance General Partners, LP had sole voting and dispositive power over all the shares and Endurance Partners (Q.P.), L.P. had sole voting and dispositive power over 4,447,871 shares and there is no shared voting or dispositive power.
8 In setting forth this information, the Company relied upon the August 8, 2005 Schedule 13G filing of Contrarian Capital Management,. Of the total shares, Contrarian Capital management, LLC had shared voting and dispositive power over all the shares and Contrarian Equity Fund, LP had shared voting and dispositive power over 3,355,669 shares. No amendments have been filed to this Schedule 13G.
9 In setting forth this information, the Company relied upon the August 10, 2005, joint filing of Schedule 13G of Delta Offshore, Ltd. and Trafelet & Company, LLC. Of the total shares, Trafelet & Company had shared voting and dispositive power over all the shares and reporting entity Delta Offshore, Ltd. had shared voting and dispositive power over 1,599,900 shares. No amendments have been filed to this Schedule 13G.
10 In setting forth this information, the Company relied upon the October 23, 2007 filing of Schedule 13D of Doucet Capital, LLC. Of the total shares, Doucet Capital, LLC, Doucet Asset Management, LLC, Christopher Doucet (managing member of Doucet Capital, LLC and CEO of Doucet Asset Management) and Suzette Doucet (member of Doucet Capital and CFO of Doucet Asset Management) had shared voting and dispositive power over all the shares. Doucet Capital, LLC is listed as a holding company which owns Doucet Asset Management, LLC, a SEC registered investment advisor firm No amendments have been filed to this Schedule 13D.

                            DESCRIPTION OF SECURITIES

The company's Certificate of Incorporation authorizes the issuance of 100,000,000 Shares of Common Stock, .001 par value per share and 5,000,000 shares of preferred stock. On May 17, 2004, the Company cancelled all authorized shares of preferred stock. There is no preferred stock outstanding. The board of directors retains the right to issue shares of preferred stock and determine the rights associated with the preferred stock including, but not limited to rate of dividends; voting rights; priority; rights in liquidation; and any other privileges. Holders of shares of Common Stock are entitled to one vote for each share on all matters to be voted on by the stockholders. Holders of Common Stock have cumulative voting rights. Holders of shares of Common Stock are entitled to share ratably in dividends, if any, as may be declared, from time to time by the Board of Directors in its discretion, from funds legally available therefore. In the event of a liquidation, dissolution, or winding up of the Company, the holders of shares of Common Stock are entitled to share pro rata all assets remaining after payment in full of all liabilities. Barron Partners, Alpha, Stonestreet, Whalehaven, and Greenwich are the only holders of Common Stock that have preemptive or rights of first refusal with respect to such shares.

                      INTEREST OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the legality of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant. Nor was any such person connected with the registrant as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

        DISCLOSURE OF COMMISSION POSITION FOR SECURITIES ACT LIABILITIES

Global's By-Laws allow for the indemnification of company Officers and Directors in regard to their carrying out the duties of their offices. We have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or other controlling persons in connection with the securities registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court's decision.

                       ORGANIZATION WITHIN LAST FIVE YEARS

Global was incorporated in Nevada on September 5, 1997 as a holding company. Global was formed as a holding company to establish, maintain and administer the equity and debt funding of any acquired subsidiaries as well as maintaining such capitalization of any subsidiaries. In April 2002, Global issued 3,000,000 shares of common stock to LogiCapital in a stock for stock exchange of Johnstone SoftMachine ("JSM") a Colorado Corporation that never existed past the development stage. JSM held a data license, but Global never exploited such data license and no revenue was generated therefrom as Global chose to focus its efforts entirely in the aircraft maintenance, repair and overhaul industry. On May 2, 2002, Global acquired newly formed HAT in a stock-for-stock exchange. On July 15, 2004 (effective as of January 1, 2004), Global acquired World Jet Corporation, a privately owned Nevada corporation, located at 6900 S. Park Ave., Tucson, AZ 85706 ("World Jet") pursuant to a stock purchase agreement whereby Global acquired 100% of the stock of World Jet for a total purchase price of $2,050,000.00 payable as follows: 1) $1,250,000.00 in cash, 2) $300,000.00 promissory note, and 3) 1,000,000 shares of Global stock at a price of $0.50 per share as well as assuming all liabilities of World Jet including the income tax liability for World Jet fiscal 2003. World Jet is an aircraft parts sales and aircraft parts brokerage facility servicing aircraft operators, aircraft leasing companies and MROM facilities.

The Company has divided its operations into the following reportable segments: aircraft maintenance, repair, and overhaul; aircraft trading (i.e. aircraft brokerage and/or the purchase for resale or lease of aircraft and/or aircraft engines); and part sales. All aircraft maintenance, repair and overhaul is performed at HAT. Beginning January 1, 2005, all of the Company's aircraft trading has been done through Global. (the Company's partnership, Jetglobal , also did aircraft trading). Prior to that date all aircraft trading transactions were handled through HAT. Subsequent to its acquisition in January 2004, substantially all part sales were done by the Company's wholly owned subsidiary, World Jet.

On August 26, 2005, Global together with BCI Aircraft Leasing, ("BCI"), formed a joint venture Delaware limited liability company called Jetglobal, LLC. This is a special purpose LLC formed to acquire and remarket commercial jet aircraft. BCI will be primarily responsible for the marketing aspects of Jetglobal while Global will be responsible for the technical, repair and maintenance aspects associated with remarketing purchased aircraft. Global invested an initial amount of $1,125,000 for a 30% membership and profit interest and BCI invested an initial amount of $2,625,000 for a 70% membership interest in Jetglobal. Pursuant to the terms of Jetglobal's Operating Agreement, although the Company has a 30% membership interest, it is only responsible for 25% of the costs and expenses associated with Jetglobal including any business transactions.

During 2006, the Company formed Mexican corporation, Hamilton Aerospace Mexico,
S. A. de C.V. for the purpose of satisfying governmental requirements of the country of Mexico associated with HAT's Tijuana operation and the servicing of Mexican airline, Avolar Aerolineas.

On March 13, 2007, the Company entered into an exclusive service agreement with, Global Aircraft Leasing Partners ("GALP"). GALP is a start-up aircraft-leasing venture formed to acquire aircraft, through a combination of debt and equity financing, and lease these commercial jet aircraft to operators throughout the world. Global and GALP originally entered into a strategic alliance wherein Global would acquire a 20% interest in GALP in exchange for a capital contribution of $20,000, together with infrastructure, industry expertise, management assistance, and other non-monetary contributions. At June 30, 2007, negotiations were still being conducted to establish an operating agreement for GALP, as well as to make final determination as to the Company's percentage of interest, which may be finalized at either the initial 20% or at 40%, depending on the result of those negotiations. The Company had not made any capital contribution as of June 30, 2007 and consequently was not a participating member of GALP during the period covered by these financial statements. Global will specifically not be required to invest capital in aircraft acquired by GALP. Other members of GALP will include equity funding specialists and aircraft leasing professionals. Global and GALP have also agreed that Global will have first right of refusal for all aircraft maintenance, aircraft parts and technical consulting requirements that GALP may have as a result of its aircraft acquisition and leasing activities.

                             DESCRIPTION OF BUSINESS

Global is a public company that trades in the U.S. over-the-counter market. Our common stock is quoted on the OTC Bulletin Board under symbol GACF. Global was formed as a holding company to establish, maintain and administer the equity and debt funding of any acquired subsidiaries as well as maintaining such capitalization of any subsidiaries. At the beginning of 2005, it was decided that in addition to its role as holding company, Global would become active in aircraft trading, replacing HAT in that arena. The only revenue that was reported by Global prior to 2005 was revenue derived from a contract with Mesa Airlines beginning in the third quarter of 2003 and ending in December of 2004. That revenue represented the first revenue produced by the parent Company (Global) since consolidation with HAT. This work was performed by HAT, but revenue and expenses were booked to Global because the customer wanted to contract directly with HAT's parent (Global) rather than with the wholly owned subsidiary (HAT).

HAT was organized on April 5, 2002 and World Jet was organized on April 22, 1997. On May 2, 2002, Global acquired newly formed HAT, a Delaware corporation ("HAT") in a stock-for-stock exchange. HAT was formed on April 5, 2002, and began operations on April 15, 2002. HAT was created as a provider of aircraft maintenance, repair, overhaul ("MRO") services to owners and operators of Transport Category commercial jet aircraft. Its customers are all aircraft operators, including passenger and cargo air carriers, and aircraft leasing companies. HAT has also developed a segment of business in aircraft trading. Aircraft trading denotes the purchase and resale or lease, for profit, of aircraft, aircraft engines, and/or other aircraft major components. On July 15, 2004, (effective as of January 1, 2004), Global acquired World Jet Corporation, a privately owned Nevada corporation, located at 6900 S. Park Ave., Tucson, AZ 85706 ("World Jet") pursuant to a stock purchase agreement whereby Global acquired 100% of the stock of World Jet for a total purchase price of $2,050,000.00 payable as follows: 1) $1,250,000.00 in cash, 2) $300,000.00 promissory note, and 3) 1,000,000 shares of Global stock at a price of $0.50 per share as well as assuming all liabilities of World Jet including the income tax liability for World Jet fiscal 2003. World Jet is an aircraft parts sales and aircraft parts brokerage facility servicing aircraft operators, aircraft leasing companies and MROM facilities.

The Company has divided its operations into the following reportable segments: aircraft maintenance, repair, and overhaul; aircraft trading (i.e. aircraft brokerage and/or the purchase for resale or lease of aircraft and/or aircraft engines); and part sales. All aircraft maintenance, repair and overhaul is performed at HAT. Beginning January 1, 2005, all of the Company's aircraft trading has been done through Global. (the Company's partnership, Jetglobal , also did aircraft trading). Prior to that date all aircraft trading transactions were handled through HAT. Subsequent to its acquisition in January 2004, substantially all part sales were done by the Company's wholly owned subsidiary, World Jet.

On August 26, 2005, Global together with BCI Aircraft Leasing, ("BCI"), formed a joint venture Delaware limited liability company called Jetglobal, LLC. This is a special purpose LLC formed to acquire and remarket commercial jet aircraft. BCI will be primarily responsible for the marketing aspects of Jetglobal while Global will be responsible for the technical, repair and maintenance aspects associated with remarketing purchased aircraft. Global invested an initial amount of $1,125,000 for a 30% membership and profit interest and BCI invested an initial amount of $2,625,000 for a 70% membership interest in Jetglobal. Pursuant to the terms of Jetglobal's Operating Agreement, although the Company has a 30% membership interest, it is only responsible for 25% of the costs and expenses associated with Jetglobal including any business transactions.

During the year ended December 31, 2005, 73% of the Company's operations were conducted by two operating subsidiaries: HAT which accounted for approximately 56% of the Company's revenue and Word Jet which accounted for approximately 17% of the Company's revenue. The Company's share of Jetglobal 2005 net income was over $1,000,000. Global contributed 27% of the Company's revenue through its entrance into the aircraft trading venue. In addition to the operating expenses incurred by Global for administrative, legal and accounting functions associated with Global managing the shares of its wholly owned subsidiaries as well as all activities related to capitalizing and maintaining adequate capitalization levels for its subsidiaries, Global, beginning in 2005, also reports expenses generated in the pursuit of aircraft trading.

During 2006, the Company formed Mexican corporation, Hamilton Aerospace Mexico,
S. A. de C.V. for the purpose of satisfying governmental requirements of the country of Mexico associated with HAT's Tijuana operation and the servicing of Mexican airline, Avolar Aerolineas.

During the year ended December 31, 2006, 87% of the Company's operations were conducted by two operating subsidiaries: HAT which accounted for approximately 75% of the Company's revenue and Word Jet which accounted for approximately 12% of the Company's revenue. The Company's share of Jetglobal 2006 net income was approximately $1,700,000. Global contributed 13% of the Company's revenue through its aircraft-trading venue. In addition to the operating expenses incurred by Global for administrative, legal and accounting functions associated with Global managing the shares of its wholly owned subsidiaries as well as all activities related to capitalizing and maintaining adequate capitalization levels for its subsidiaries, Global, beginning in 2005, also reports expenses generated in the pursuit of aircraft trading.

On March 13, 2007, the Company entered into an exclusive service agreement with, Global Aircraft Leasing Partners ("GALP"). GALP is a start-up aircraft-leasing venture formed to acquire aircraft, through a combination of debt and equity financing, and lease these commercial jet aircraft to operators throughout the world. Global and GALP originally entered into a strategic alliance wherein Global would acquire a 20% interest in GALP in exchange for a capital contribution of $20,000, together with infrastructure, industry expertise, management assistance, and other non-monetary contributions. At June 30, 2007, negotiations were still being conducted to establish an operating agreement for GALP, as well as to make final determination as to the Company's percentage of interest, which may be finalized at either the initial 20% or at 40%, depending on the result of those negotiations. The Company had not made any capital contribution as of June 30, 2007 and consequently was not a participating member of GALP during the period covered by these financial statements. Global will specifically not be required to invest capital in aircraft acquired by GALP. Other members of GALP will include equity funding specialists and aircraft leasing professionals. Global and GALP have also agreed that Global will have first right of refusal for all aircraft maintenance, aircraft parts and technical consulting requirements that GALP may have as a result of its aircraft acquisition and leasing activities.

HAMILTON AEROSPACE TECHNOLOGIES, INC. ("HAT")
---------------------------------------------

HAT is an aircraft repair station licensed by the Federal Aviation Administration (FAA) and by the Joint Aviation Authority of the European Economic Community (JAA). Its MRO services include maintenance, repair, overhaul and modification of narrow-body Transport Category aircraft; repair and overhaul of aircraft components and aircraft interiors. Our major modification services include the conversion of passenger aircraft to freighter configuration and technical support for third party modification programs.

While the airlines and large leasing operators get the lion's share of attention, MRO facilities such as HAT are companies in the aviation industry that provide services for the following reasons:

     First, no modification or repair can be made to any aircraft, nor can any parts be installed, inspected or certified, except by FAA or similarly certified repair facilities.

     Second, aircraft require regular inspection and maintenance in accordance with FAA or similar regulations and must regularly visit repair stations.

     Third, operators frequently rely on repair stations to obtain parts for them, and many operators rely on repair stations entirely to manage their parts usage.

     Fourth, when operator customers have planes to be torn down and parted out, or parts inventories to be disposed of, repair stations are often called upon to do the work and find buyers for the parts.

     Fifth, because of their closeness to their operator customers, repair stations often are the first to learn of bargains on parts inventories and aircraft.

     Sixth, repair stations can avoid many of the effects of aviation downturns because air fleets still must undergo scheduled maintenance irrespective of industry conditions. Even in a severe downturn when large numbers of aircraft are parked, aircraft storage can still be a profit center for repair stations.

     Seventh, HAT's extensive working relationships with aircraft leasing companies, airlines, subcontractors and vendors provides the foundation for identifying and evaluating further asset and company acquisitions.

OPERATIONS

As your jet rolls away from the gate and over the tarmac toward the runway, you may have noticed at some airports the hangars in which large commercial jets were being serviced. This is exactly what HAT does. HAT was created to provide aircraft maintenance, repair, overhaul and modification services to owners and operators of Transport Category commercial jet aircraft. Its customers are all aircraft operators or owners, including passenger and cargo air carriers and aircraft leasing companies.

When economic factors adversely affect the airline industry, they tend to reduce the overall demand for aircraft maintenance and repair services, causing downward pressure on pricing and increasing the credit risks associated with doing business within the industry. Additionally, the price of fuel affects the aircraft maintenance and repair markets, since older aircraft, which consume more fuel and which account for most of our aircraft maintenance and repair business, become less viable as the price of fuel increases. We cannot assure you that economic and other factors that have affected the airline market in the past and may affect the airline industry in the future will not adversely impact our business, financial condition or results of operations. However, since inception, HAT has aggressively increased its market share by focusing on quality service, turn time and breadth of services offered.

Regulatory Oversight:

The aviation industry is highly regulated by the FAA in the United States and by similar agencies in other countries. We must be certified by the FAA, and in some cases authorized by the original equipment manufacturers, in order to repair aircraft components and to perform maintenance and repair services on aircraft. Commercial jets, like any other complex vehicles, require periodic maintenance to allow for their safe and economical operation. Unlike many vehicles, the repair and modification of such aircraft is highly regulated by the various aviation authorities in each country of operation around the world.

In the United States, the Federal Aviation Administration (FAA) regulates the manufacture, repair, overhaul and operation of all aircraft and aircraft equipment operated in the U.S. pursuant to the Federal Aviation Regulations
(FARs). The FAA must certify each authorized repair station, and certified facilities are issued an Air Agency Certificate. Each certificate contains ratings and limitations that specifically authorize the repair station to only perform certain types of services on specific makes and models of aircraft. FAA regulations are designed to ensure that all aircraft and aircraft equipment are continuously maintained in proper condition to ensure safe operation of the aircraft. Similar rules apply in other countries. All aircraft must be maintained under a continuous condition-monitoring program and must periodically undergo thorough inspection and maintenance. The inspection, maintenance and repair procedures for the various types of aircraft and aircraft equipment are prescribed by regulatory authorities and can be performed only by certified repair facilities utilizing certified technicians. Certification and conformance is required prior to installation of a part on an aircraft. We closely monitor the FAA and industry trade groups in an attempt to understand how possible future regulations might impact us.

Aircraft maintenance and modification is a highly regulated industry, and a good working relationship with the FAA is essential to the successful operation of an FAA-approved Repair Station such as HAT. The policy of HAT management is to work closely and proactively with the FAA, which has resulted in the relationship needed to insure that when significant issues do occasionally arise between HAT and the FAA they are addressed in a reasonable and constructive nature.

HAT holds FAA Air Agency Certificate #HOCR426X ("FAA Certificate") as an authorized and approved FAA repair station, which permits HAT to service narrow body large commercial jet aircraft. This certificate allows HAT the following ratings: Instrument, Accessory, Limited Airframe, and Limited Engine for the following aircraft (with certain limitations for each rating and aircraft):

RATING             MANUFACTURER          MAKE/MODEL
------             ------------          ----------
Airframe           Boeing                B-727-100-200 - All Series
                   Boeing                B-737-100/200/300/400/500 - All Series
                   Boeing                B-757-All Series, Limited
                   Douglas               DC-8 - All Series
                   Douglas               DC-9 - All Series

Power Plant        Pratt & Whitney       JT-3D
                   Pratt & Whitney       JT-8D
                   General Electric      CFM-56

HAT is inspected regularly by the FAA for conformity to federal regulations and consistently passes those inspections with no significant discrepancies. Weekly visits by the primary maintenance inspector (PMI) from the FAA provide continuous monitoring of all HAT activities. HAT maintains a working relationship with the FAA staff and all work is carried out according to the standards and requirements of the FARs.

HAT also holds an equivalent certificate in the European Economic Community, JAA Agency No. JAA.5903. Without the JAA certificate, HAT would not be allowed to work on aircraft that operate in European Economic Community ("EEC") airspace. Both certificates are in good standing. Licensure and regulation of aviation companies is almost exclusively federal in nature.

Quality Assurance (which includes Quality Control and Inspection) and Production functions are separate and distinct at HAT, as required by the FAA, and the management of each is autonomous from the other, as federal law requires. Upon completion, all work will have been fully documented as to the materials used, parts and labor applied, and conformity to the approved data and FARs.

MRO Services

HAT is a full service aviation maintenance and modification repair facility that primarily performs heavy maintenance and component overhaul of large narrow body jets, such as the Boeing 727, 737, 757, DC9 and MD80 series aircraft. HAT has extensive engine hush-kit experience including Federal Express and Raisbeck kits for Boeing 727 aircraft, ABX kits for DC9 aircraft, as well as Nordam and Av Aero kits for Boeing 737 aircraft. Below is a brief description of HAT's core services:

     o    Routine minor and major maintenance (phase checks A, B, C and D)
     o    Corrosion control and prevention programs
     o    Structural inspections
     o    Avionic upgrades
     o    Interior reconfiguration and refurbishment
     o    Strip and paint services to operators' livery requirements
     o    Comprehensive systems and structural modifications
     o    Flight test support
     o    Component overhaul

Aircraft Heavy Maintenance and Repair

Maintenance and repairs for narrow body commercial jet aircraft constitutes HAT's core business. These services include simple repairs and servicing, heavy maintenance referred to as a "C-check" and complete overhaul referred to as a "D-check." In addition, HAT performs major configuration changes of commercial aircraft, such as interior reconfiguration and conversion from passenger service to cargo service. Each airline operator has a governmental-approved and mandated maintenance schedule for each of its commercial aircraft on the line. Certain maintenance is typically performed by the operator's maintenance personnel (for example, daily line checks), while other, more substantial maintenance can be self-performed or contracted out to certified repair stations such as HAT.

As applied to large commercial jets, the term "maintenance" is a broad one that includes regular and routine inspections, heavy maintenance ("C-checks"), scheduled major overhauls ("D-checks"), Airworthiness Directives, Service Bulletins, Structurally Significant Inspection Documents ("SSIDs"), and other aging aircraft requirements to assure the continued integrity of commercial aircraft. All such services are performed under FAA regulations, and only a licensed facility can provide them.

HAT provides services for each aircraft under a Maintenance and Service Agreement (MSA) with each operator. These contracts are generally fixed-price labor-only, with a cap on hours expended on unforeseen repairs. Parts are either provided by the operator or can be procured by HAT and resold to the operator. Delivery of the aircraft to and from HAT's facility are at the operator's cost and risk, and HAT requires each operator to execute a Final Acceptance and Release which acknowledges that the services have been performed properly, that the commercial aircraft is airworthy, and which, apart from contractual warrantees, releases HAT from any financial or legal responsibility with respect to the aircraft and services. With certain long-term customers such as Jetran International, BCI Aircraft Leasing, Q Aviation and Avolar, HAT has entered into a General Terms Agreement, which is an umbrella agreement that covers the general framework for all services HAT expects to render to the customer.

HAT is qualified to perform all levels of maintenance service from pre-flight checks up through complete major overhauls ("D" checks). Because of its low overhead structure and the experience of its employees, HAT is widely recognized throughout the industry as a provider of cost-effective, quality maintenance services for Boeing 727 and 737 and DC9/MD80 aircraft. HAT is now building its reputation in the newly entered Boeing 757 market.

In addition to scheduled maintenance services, HAT also offers refinishing, painting and return-to-service maintenance. HAT also offers numerous related services, such as worldwide commercial aircraft pre-purchase inspection and appraisal services, post-purchase configuration, maintenance and operational program development, post-contract and post-lease condition assessment, commercial aircraft accident assessment and recovery, flight line maintenance, termination of lease recovery, and aircraft storage and storage maintenance.

Component Overhaul:

In order to better support its aircraft maintenance operations, HAT has been developing its component overhaul capabilities. HAT performs maintenance, repair and overhaul of airframe components, including fairing panels, nacelle systems and exhaust systems, and refurbishes aircraft interior components. Not only do these activities enjoy high profit margins, but existing and potential customers also tend to view extensive component back shop capabilities positively.

Modification Services:

HAT modification services include passenger to cargo conversions, engine noise suppression, power plant retrofits, and avionics upgrades to the latest in navigation, communication, and digital technology. Also, airline passengers quickly form their opinion of aircraft from the attractiveness and comfort of the interior. HAT provides interior replacement and refurbishment services as well variety of custom seating arrangements to meet operators' requirements, including all types of commercial configurations as well as special purpose interiors for sports teams, humanitarian missions or VIP aircraft.

HAT plans to opportunistically grow its modification services. However, HAT intends at this time to concentrate its business-building efforts in its primary maintenance services.

Market:

Narrow body commercial airliners (Boeing 727s, 737s, 757's DC9s, MD80s) are HAT's primary market for selling aircraft maintenance, repair, and component overhaul services. Major commercial airlines, lower-tier airlines, package carriers, regional airlines and charter operators operate these aircraft. We estimate that the North American market for MRO services is approximately $40 billion annually. HAT's target market of specific narrow body commercial jet and regional aircraft constitutes an estimated 25% of the worldwide commercial aircraft maintenance market. Due to the relatively small portion of its revenues that come from activities other than its core MRO services, HAT has not examined the markets for those other activities.

Customers and Revenue Streams:

When it was first launched, HAT concentrated its marketing efforts on so-called "Tier 2" operators of older, narrow-body commercial jets, particularly Boeing 727 aircraft. HAT has expanded those efforts and now pursues both Tier 1 and Tier 2 narrow-body operators of 727, 737, 757, MD80 and DC9 aircraft.

HAT's customers include: BCI Aircraft Leasing (22%), an aircraft leasing company; Jetglobal, LLC (6.29), an aircraft trading and leasing company; Avolar Aerolineas, S.A. de C. .V (24.42%) a Mexican airline; ART Portfolio (3.22%); Pegasus Aviation (2.59), a large aircraft leasing company and long-time Hamilton Aviation customer; the Mexican Presidential Fleet (2.52%), as well as a number of smaller customers. HAT also does line maintenance at Tucson International Airport for Alaska Airlines, American Airlines, Contintental Airlines, Delta Airlines, Frontier Airlines, Jet Blue Airlines, Northwest Airlines and United Airlines. HAT is working to increase and diversify its customer base and expects to sign more maintenance contracts.

Ancillary Activities and Services:

In addition to its core maintenance, repair, component overhaul and modification services, HAT opportunistically generates additional income from the following revenue sources encountered in the course of the company's day-to-day business activities:

     o Distress purchases: HAT is able to buy planes and parts at pennies on the dollar, re-certify parts, engines and airframes and resell them at a profit.

     o Parts Sales: HAT generates revenue on all parts it installs in customer aircraft.

     o Commission Sales: HAT buys parts on request for customers that don't maintain parts inventory and charges a commission for that service.

     o Aircraft storage: HAT offers environmentally favorable aircraft storage to aircraft operators and has some 60 aircraft parked on its ramp for which the customers are paying both tarmac space rental and storage maintenance labor and components. Because it costs tens of thousands of dollars to fly them to another comparable facility, most of these aircraft will be returned to service at a cost of hundreds of thousands of dollars each in new work for Hamilton.

     o Inspection and Certification: HAT charges a service to inspect and to re-certify parts, engines and airframes for customers.

     o Aircraft Sales and Leasing Commissions: HAT takes full advantage of its position as a maintenance provider to earn commissions on aircraft sales or leases.

     o Aircraft Ferry and Flight Crew Services: HAT offers aircraft ferry service and flight crew operations, to shuttle aircraft for maintenance or repositioning. Contract crews are used in order not to create additional overhead.

     o Labor Contracting: HAT provides teams of technicians to understaffed competitors on a contract basis, or as field teams to rescue distressed aircraft in remote locales.

These other services are synergistic in that each can generate additional services and opportunities. For example, HAT typically gets the maintenance and overhaul work on aircraft stored on its tarmac, due to the tens of thousands of dollars often required to relocate such aircraft. HAT also frequently gets the first offer to buy or broker aircraft due to knowledge of the industry and its ability insect, appraise, and return the aircraft to service on a turn-key basis in accordance with the new operator's specifications. These abilities exist because, as described above, aircraft repair stations such as HAT are companies at the center of the aviation industry.

Emphasis on Quality:

Our MRO facility is licensed by the FAA and JAA. We emphasize quality and on-time delivery to our customers. We are focused on meeting and exceeding FAA and JAA requirements. As industry, regulatory and public awareness have focused on safety, our ability to meet and exceed these requirements on a consistent basis has become important to customers.

Description of Property and Facilities:

The principal executive offices for Global are located at 6901 South Park Avenue, currently some executive offices are now at 6451 South Country Club Road, Suite 111 about one mile from the HAT and World Jet operational areas. The principal executive offices for HAT and World Jet are located at the Hamilton Aerospace hangar facilities in Tucson, Arizona at Tucson International Airport. This favorable location provides 360 days of sunshine per year together with extremely low humidity year round. These facilities are situated on the northwest ramp on 22 acres of concrete within the airport proper and are patrolled by the Tucson Airport Authority police force. HAT leases these facilities at a rental rate of $25,650 per month.

The HAT facility is level and fully paved with concrete sufficient to handle the largest aircraft on any part of its 22 acres. Two hangars provide the space for any modification and maintenance work that must be performed indoors. The larger hanger has 180' clear span and is 185' deep (30,400 sq. ft.), enabling it to wholly enclose a DC9 and a 727 at the same time. The hangar has been modified to serve as a paint booth as needed.

The smaller hangar is 100' clear span by 100' deep (10,000 sq. ft.) with 2,000 square feet of office space on the north side and another 4,000 square feet of enclosed space on the south. Offices for HAT production planning and control operations are in this area, as engineering, the welding shop, receiving, materials and purchasing departments. The two hangars face each other at a distance of approximately 220 feet. Numerous mobile offices have been added to provide additional space for HAT and World Jet administrative and customer representative offices.

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

To the southeast of the large hangar is a 12,000 foot covered building used to store aircraft components and maintenance equipment. A 9,000 square foot warehouse on the west side of the facility houses the interior department as well as additional storage for materials and records. Both main hangars are equipped with lighting, water, compressed air, and 115/220/440 volt AC electricity. All office spaces are heated and cooled.

During the fourth quarter of 2006, World Jet moved its entire inventory into 59,000 square feet, adjacent to the HAT complex, which World Jet is leasing for the purpose of inventory storage.

Asset Purchases

On April 15, 2002, HAT entered into an agreement to purchase the operating assets and inventory from an existing MRO, Hamilton Aviation ("Sale of Assets Agreement") as well as entering into a Lease/Purchase Agreement with Hamilton Aviation for the same assets so that HAT could commence operations pending a closing of the Sale of Assets Agreement. Shortly after entering into this Sale of Assets Agreement, Hamilton Aviation filed for reorganization under Chapter 11 of the United States Bankruptcy Code. The Sale of Assets Agreement was submitted to the Bankruptcy Estate for approval as part of Hamilton Aviation's plan of reorganization; and pending the Bankruptcy Estate's review and acceptance of the Sale of Assets Agreement and such plan of reorganization, HAT and Hamilton entered into an interim agreement whereby HAT agreed to assume Hamilton Aviation's service contracts ("Service Agreement") pending approval of the Sale of Assets Agreement. During the Bankruptcy Estate's review of the Sale of Assets Agreement as part of Hamilton Aviation's plan of reorganization, HAT and Hamilton Aviation renegotiated the terms and purchase price of the Sale of Assets Agreement; and in March 2004, the modified Sale of Assets Agreement was approved by the Bankruptcy Estate and memorialized and finalized by the entry of a Settlement Agreement among HAT, Hamilton Aviation and the Bankruptcy Estate. This Settlement Agreement was then confirmed by Order of the Bankruptcy Court dated May 6, 2004.

The Settlement Agreement provides for the acquisition of all the ramp equipment, special tooling, FAA-approved data, office furnishings and equipment, including phone and computer systems necessary to perform the functions required to operate the FAA-approved aircraft repair station. These assets are located in the HAT facility and are being used daily in HAT's operations. More specifically, the equipment and tooling includes:

o Ground equipment consisting of stands, compressors, jacks, tugs, power and hydraulic equipment, etc.

     o Special tools appropriate to the specific type of aircraft applied for on the FAA Air Agency application, including engine slings, jack pads, hand tools, special fittings, etc.
     o Computer hardware and software relevant to the inventory purchased and repair logistics management
     o Machinery including drill presses, lathes, shears, brakes, presses and other machine shop equipment.
     o General tools used in repair, maintenance and modification of commercial aircraft.

The Settlement Agreement also includes certain intellectual property assets from Hamilton Aviation as well as the estate of Gordon B. Hamilton (deceased), including all uses of the name "Hamilton," "Hamilton Aviation," "Gordon B. Hamilton," "Gordon D. Hamilton," "Hamilton Brothers," and "Hamilton Aeronautics".

The Settlement Agreement requires a down payment of $100,000, $73,365.75 of which had already been paid, and monthly payments of $15,000 plus interest at 6% per annum. An additional lump sum payment is to be made by HAT within 60 days of the Entry date plus $50,000 shall be paid on or before each annual anniversary of the Entry Date. The agreement has a reduced payoff provision stipulating that if all payments have been made in a timely manner by the fifth anniversary date of the entry date $1,000,000 will be considered as payment in full, otherwise the amount is to be $1,500,000. The agreement calls for a five year entry date anniversary profit payment equal to one-half of HAT's net profits in excess of 12%, but limited so as to provide no more than a total of all payments due of $1,500,000 plus interest over the five-year term of the agreement. The Company recorded the $1,500,000 as the total liability pursuant to the Settlement Agreement.

As set forth above, during the quarter ended March 31, 2004, the Sale of Assets Agreement was renegotiated and finalized in the Settlement Agreement. The liabilities which accrued during the period HAT was operating pending approval of the transaction by the bankruptcy estate were not required to be paid. The overaccrued liabilities have been recognized as a gain during the period ended June 30, 2004.

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

Employees and Employment

At December 31, 2006, a total of approximately 150 employees were employed by HAT, 27 of which performed administrative functions. World Jet has approximately 20 employees consisting of sales staff and administrative personnel. In connection with the acquisition of World Jet by Global, Global retained the entire World Jet staff including key sales and management personnel to maintain customer contacts and relations to assure a smooth and consistent administration of operations.

All employees are highly trained and qualified. During the last quarter of 2003, a reassessment of the HAT business plan resulted in the decision to employ a work force whose number would be adequate to handle the workflow without downtime in slower periods. This decision was focused on increased efficiency and profitability. The employment capacity of the facilities currently occupied by HAT is estimated to be at least up to 500 full-time employees working two staggered shifts, which allows for considerable growth in the future. Global, World Jet and HAT are non-union and believe that their relationships with employees are good. HAT's management is also experienced in the hiring, training, and retention of people necessary to operate its repair, maintenance and modification facilities.

Based upon the available talent pool, Global, World Jet, and HAT believe that their needs for labor will be addressed adequately in the future. This includes the key technical positions that require licensure by the FAA. The Company does not expect that identifying; attracting and retaining qualified personnel in any of the key areas will be difficult. In addition, Pima Community College, located in Tucson, has been training mechanics since 1991. Pima operates a major new training facility adjacent to HAT's facility. HAT works closely with Pima to apprentice new Pima students to work at HAT and to hire experienced Pima alumni.

Due to complexity of aircraft maintenance operations, it is essential that HAT employ highly experienced and highly competent people in key management positions. This is necessary both to attract and keep business and to maintain HAT's good standing with the FAA. Accordingly, HAT has found it most cost effective to attract and keep key personnel by offering attractive salaries, while aggressively replacing those key employees who, after given a reasonable opportunity to do so, fail to successfully meet their job requirements. The critical public safety issues associated with commercial aircraft maintenance require that HAT quickly identify and address any shortcomings in the oversight of its activities.

Similarly, in an industry where aircraft down time represents tens of thousands of dollars a day in lost revenue, and a misdrilled hole or a bolt left in an engine inlet can cost tens of thousands of dollars to address, HAT has found it most cost effective to pay its production personnel wages at the higher end of national standards while demanding in return a high level of professionalism from its employees. To insure that a good level of communication is maintained with all employees, HAT provides regular written evaluations to all employees.

Significant Employees

The following persons are considered significant employees of our HAT subsidiary:

Ian Herman, Chairman and Chief Executive Officer. See Biography information under Section titled Directors, Executive Officers, Promoters, and Control Persons.

John B. Sawyer, President. See Biography information under Section titled Directors, Executive Officers, Promoters, and Control Persons.

Alan R. Abate, Vice President and Senior Corporate Officer. Mr. Abate started his aviation career in 1976 at Hamilton Aviation. During his early years, he earned his FAA Airframe and Powerplant certificates and honed his skills in transport category aircraft repair, maintenance and modification. In 1986, Mr. Abate joined the management team at Hamilton Aviation. Working days and going to school at night, he earned an Advanced Certificate and AAS degree, with honors, in Business Administration from Pima College in Tucson, Arizona. Since joining HAT shortly after its inception in April 2002, Mr. Abate has been responsible for contract management and corporate administration including human resources and information systems for Hamilton Aerospace.

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

Patricia Graham, Vice President of Finance. Since 1995, Patricia Graham has been associated with the aviation industry serving as Divisional Controller for IAC Complete Controls, Inc., as Regional Controller for American Aircarriers Support, Inc., and as Controller and Corporate Officer for Evergreen Air Center, Inc. prior to joining HAT. Ms. Graham graduated Summa Cum Laude from the University of Arizona with a B.S. in Business Administration. Ms. Graham has over 15 years history in accounting, fiscal planning and budgetary operations, as well as 5 years public accounting experience.

David T. Querio - Vice President of Operations, Hamilton Aerospace
Mr. Querio joined the company in May 2004 and brings with him over 21 years of aviation industry maintenance and maintenance management experience. Prior to joining HAT, Mr. Querio was Vice President of Operations for a large FAR145 Repair Station supervising in excess of 450 personnel. Prior to this, Mr. Querio served as Vice President, General Manager of the AMS Goodyear, AZ facility; Vice President, Engineering and Maintenance for Mesa Airlines; Vice President, Maintenance for Mahalo Airlines and Vice President; Customer Support, Planning and Sales for West Virginia Air Center. Mr. Querio also worked for American Airlines for nine years in numerous mechanical and management positions.

The following persons are considered significant employees of our World Jet, Inc subsidiary:

Tina Longo, Vice President of Outside Sales & Purchasing. Native Tucsonan, 30 years in the Aviation Parts industry, 15 years with the Hamilton repair station organization as Director of purchasing/materials. Prior positions with Lockheed Aerospace, Intertech Aviation, Dynair Corp, and Gates LearJet.

Ramon P. Curbita, Accountant. Has been with the company since 2000. A professional with 17 years experience in accounting and other related fields. He has extensive knowledge in various industries such as banking, manufacturing, construction, wholesale and retail industry. Graduated college with the a Bachelor of Science Degree in Commerce, major in Accounting and an undergraduate of Master in Business Administration at the Polytechnic University of the Philippines. He held various positions as Finance and Operations Manager for Tan Holdings Group of Companies in Guam and Chief Accountant for Saipan Ice and Water Company in the Commonwealth of the Northern Mariana Islands, U.S. Commonwealth, Pacific.

WORLD JET CORPORATION, INC. ("WORLD JET")
-----------------------------------------

Operations and Services
-----------------------

World Jet sells and brokers the sale of aircraft parts, airframe components, engines and engine materials including Expendables, Rotables and Consumables. Expendables are miscellaneous hardware items such as nuts, bolts, rivets, screws, etc. used as part of the aircraft part installation and service process. Rotables are serialized aircraft parts and components that are FAA certificated and tracked as FAA certified parts. Consumables are miscellaneous supplies such as sealants, grease, oil, lubricants, tape, etc. that are used and consumed in conjunction with the installation of Expendables and Rotables. World Jet brokers the sale of aircraft parts, airframe components, engines and engine materials and also maintains an inventory of it's own overhauled aircraft parts, airframe components, engines and engine materials for re-sale. When brokering such materials and parts, World Jet introduces other aircraft parts sellers with aircraft parts consumers who are in need of certain aircraft parts and receives a brokerage commission for arranging such sale. World Jet also maintains an inventory of aircraft parts, airframe components, engines and engine materials for resale that World Jet obtains from distressed companies and by purchasing aircraft and salvaging and overhauling parts removed there from.

If any parts purchased by World Jet from distressed companies or removed and salvaged from aircraft purchased by World Jet require any repairs or overhaul, World Jet out-sources such repair and/or overhaul work to an FAA approved repair and overhaul facility which must comply with FAA regulations regarding the traceability of certificated aircraft parts. World Jet services aircraft operators, aircraft leasing companies and MRO facilities such as HAT. World Jet is recognized by the Airline Suppliers Association, ("ASA"), as an ASA-100 (FAA Advisory Circular 00-56) accredited supplier of aircraft parts. This certification, audited annually, is recognized and accepted by the FAA for suppliers of replacement aircraft parts.

Regulatory Oversight
--------------------

World Jet is a seller/broker of aircraft parts which is not an operation or activity which is regulated by the FAA or any other governing body or governmental agency; however, any aircraft parts sold by World Jet must be accompanied by documentation verifying that such part is traceable to either an FAA approved manufacturer, overhaul or repair facility, or an FAA certificated operator. In furtherance of satisfying customers that World Jet does sell and broker parts that are traceable to FAA certification, World Jet voluntarily participates in the Airline Suppliers Association ("ASA") which requires an annual audit of suppliers of aircraft parts to verify that such supplier maintains the proper traceability documents, properly tags aircraft parts in support of such traceability and maintains proper packaging and storage of aircraft parts. In addition to the foregoing, World Jet also certifies to each customer that any part or material sold was not involved in any incident and is not government surplus.

Property and Facilities
-----------------------

During the fourth quarter of 2006, World Jet moved its entire inventory into 59,000 square feet, adjacent to the HAT complex, which World Jet is leasing for the purpose of inventory storage.

Employees
---------

World Jet has approximately 20 employees consisting of sales staff and administrative personnel. In connection with the acquisition of World Jet by Global, Global retained the entire World Jet staff including key sales and management personnel to maintain customer contacts and relations to assure a smooth and consistent administration of operations.

                       MANAGEMENT DISCUSSION AND ANALYSIS

Global Aircraft Solutions, Inc., ("Global") formerly Renegade Venture (Nev.) Corporation is a public company that trades in the U.S. over-the-counter market. Our common stock is quoted on the OTC Bulletin board under the symbol GACF. On May 2, 2002, Global acquired newly formed aviation company Hamilton Aerospace Technologies, Inc., a Delaware corporation ("HAT") in a stock-for-stock exchange. HAT was formed on April 5, 2002, to create a premier provider of large aircraft maintenance, repair, overhaul and modification ("MRO") services to owners and operations of certain Transport Category commercial jet aircraft. Its customers are all aircraft operators, including passenger and cargo air carriers, and aircraft leasing companies. During 2004, Global acquired 100 percent of the common stock of World Jet Corporation, a privately owned Nevada Corporation. World Jet, incorporated in 1997, is an aviation parts sales company servicing aircraft operators, aircraft leasing companies and MRO facilities.

Global's plan of operation for the immediate future includes seeking and acquiring, if possible, aviation industry related businesses to complement its HAT and World Jet subsidiaries. Additionally, the Company will seek to expand HAT and World Jet by organic growth. Global will not limit its search for business combination candidates to any particular geographical area. Management of Global will seek combination candidates in the United States and other countries, as available time and resources permit, through existing associations and by word of mouth. This plan of operation has been adopted in order to attempt to increase value for Global's shareholders.

Company management has rejected a policy of growth for growth's sake in favor of focusing on profitability and building a good reputation for the Company and its subsidiaries by limiting contracts to those perceived to have a high probability of success. This strategy is also beneficial to the Company's marketing efforts in that a good track record of maintenance and modification contracts, delivered successfully on-time and on-budget, is by far the most potent tool for securing new work contracts; and expedited delivery of parts at a competitive price leads to greater volume of parts sales. In managing its operations, the Company is committed to continuously evaluating the adequacy of its management structure and its existing systems and procedures.

Management is cautiously optimistic that efforts to strengthen the quality of our customer base, our adeptness at garnering jobs with the likelihood of good gross profit potential and our continued vigilance at holding down costs will enhance future results and our profitability will increase in 2007. HAT's option of being selective in the work booked is due to their growing reputation for providing quality, on-budget, on-time deliveries to their customers. HAT and World Jet are experiencing success in securing new customers and securing more business from existing customers as well.

Global's aircraft trading represents a significant niche in our business. Successful efforts in this area will go a long way to building our company. During 2005, aircraft trading accounted for 19% of the Company's revenue. This trading decreased in 2006 and was 9% of total revenue for the Company. The considerable impact that can be made through growth of aircraft trading is evident when you consider that fewer than 10 transactions took place in our aircraft trading segment, (which excludes any Jetglobal activity), during the year ended December 31, 2005 and fewer than 5 during the year ended December 31, 2006. Obviously, there is opportunity for a positive synergistic increase in MRO revenue and part sales revenue related to those aircraft traded with both new and continuing customers.

Gross profit levels during any particular period are dependent upon the number and type of aircraft serviced, the contract terms under which services are performed, cash availability and the efficiencies that can be obtained in the performance of such services. Significant changes in any one of these factors could have a material impact on the amount and percentage of gross profits. Additionally, gross profit could be impacted in the future by considerations as to the value of our inventory.

HAT competes principally on the high quality of its services and its price competitiveness due to its location in the Southwest. Location related benefits include low labor rates; a dry, mild climate enabling HAT to do many MRO projects outdoors; and low overhead. World Jet competes on price competitiveness and expedited delivery of parts. World Jet has spent years acquiring inventories at deep discounts and this inventory is the type HAT uses on a daily basis. World Jet's customer base includes airlines, aircraft leasing companies and MRO facilities. The large aircraft repair business and the aircraft parts sales business are highly competitive. Revenues are sensitive to adverse changes in the air carrier business, with factors such as airline profit levels, changes in fuel costs, average fare levels, and passenger demand. The heavily regulated airline industry, however, requires scheduled maintenance and repair services irrespective of industry economics, thus providing a reasonably steady market for HAT's and World Jet's services.

World Jet is a seller/broker of aircraft parts which is not an operation or activity which is regulated by the FAA or any other governing body or governmental agency; however, any aircraft parts sold by World Jet must be accompanied by documentation verifying that such part is traceable to either an FAA approved manufacturer, overhaul or repair facility, or an FAA certificated operator. In furtherance of satisfying customers that World Jet does sell and broker parts that are traceable to FAA certification, World Jet voluntarily participates in the Airline Suppliers Association which requires an annual audit of suppliers of aircraft parts to verify that such supplier maintains the proper traceability documents, properly tags aircraft parts in support of such traceability and maintains proper packaging and storage of aircraft parts. In addition to the foregoing, World Jet also certifies to each customer that any part or material sold was not involved in any incident and is not government surplus.

Aircraft maintenance and modification is a highly regulated industry, and a good working relationship with the FAA is essential to the successful operation of an FAA-approved Repair Station such as HAT. The policy of HAT management is to work closely and proactively with the FAA, which has resulted in the very positive relationship needed to insure that when significant issues do occasionally arise between HAT and the FAA they are addressed in a reasonable and constructive nature.

RECENT DEVELOPMENTS AFFECTING OUR OPERATIONS

The continued alerts by the U.S. Department of Homeland Security and fears of new terrorist attacks, the U.S.-led invasion of Iraq, high fuel costs and the general state of the economy could quite possibly produce negative impact on the aviation industry.

On March 13, 2007, the Company announced that they had entered into an exclusive service agreement with, Global Aircraft Leasing Partners ("GALP"). GALP is a start-up aircraft-leasing venture formed to acquire aircraft, through a combination of debt and equity financing, and lease these commercial jet aircraft to operators throughout the world. GACF and GALP have entered into a strategic alliance wherein Global would initially acquire a 20% or 40% interest in GALP in exchange for a capital contribution of $20,000 or $40,000, together with infrastructure, industry expertise, management assistance, and other non-monetary contributions. At June 30, 2007, negotiations were still being conducted to establish an operating agreement for GALP, as well as to make final determination as to the Company's percentage of interest, which may be finalized at either the initial 20% or at 40%, depending on the result of those negotiations. The Company had not made any capital contribution as of June 30, 2007 and consequently was not a participating member of GALP during the period covered by these financial statements. Global will specifically not be required to invest capital in aircraft acquired by GALP. Other members of GALP will include equity funding specialists and aircraft leasing professionals. Global and GALP have also agreed that Global will have first right of refusal for all aircraft maintenance, aircraft parts and technical consulting requirements that GALP may have as a result of its aircraft acquisition and leasing activities. Global expects that its strategic partnership with GALP will have a positive effect upon the volume of its MRO and parts sales businesses.

Since the formation of the Jetglobal LLC, Management has been unable to obtain timely and accurate financial information legally demanded by the Company form Jetglobal. As a consequence, during the first quarter 2007, Management decided to transfer its ownership interest in Jetglobal , LLC, an entity in which the Company had a 30% ownership interest, to the other partner in Jetglobal, LLC, BCI Aircraft Leasing. The parties executed a final agreement and settlement on April 20, 2007 which was revised on June 29, 2007. Under the terms of the final agreement and settlement, in consideration for the Company's 30% ownership interest in Jetglobal, the Company will receive title, free and clear, to five aircraft valued at $1,500,000 each. A sixth aircraft purchased from Global by Jetglobal and which had MRO work performed by HAT, was returned to the Company in satisfaction of the $1,150,000 unpaid purchase price of the aircraft. The Company also retained a trailing interest of 18% of any amount paid Jetglobal under (i) satisfaction of the claim against the Delta Bankruptcy Estate, estimated at $2,118,461and (ii) the Jetglobal claim against AFG for breach of contract

Avolar's increasing fleet size resulted in increasing receivables due Hamilton Aerospace. At the same time, Avolar's past due receivables increased significantly. In order to protect the Company's financial status, late in February Management put Avolar on a COD basis and negotiated a schedule for Avolar to bring its account current. The parties also agreed that Avolar would obtain whatever services and credit it could from other maintenance service providers in order to facilitate Avolar's pay-down of monies due Hamilton Aerospace. During the second quarter, Avolar and the Company reassessed Avolar's payment plan and by the end of June 2007, Avolar had made progress reducing the amount owed Hamilton Aerospace, and was in full compliance with the terms of its new payment schedule. Avolar has stated its intention to bring its accounts current with Hamilton Aerospace and World Jet and continue its maintenance and support agreements with both companies. However, it remains unlikely that the income and profit contributions from Avolar to Hamilton Aerospace and World Jet in 2007 will reach the amounts previously indicated by Management.

                              RESULTS OF OPERATIONS

We are a holding company, and the bulk of our day to day operations are currently and were as of December 31, 2006, conducted by our operating subsidiaries, HAT, which was organized on April 5, 2002 and began operations April 15, 2002 and World Jet, which was acquired with a transaction date of January 1, 2004. Our aircraft trading transactions are conducted by Global.

The Company has divided its operations into the following reportable segments:
Aircraft maintenance, repair, and overhaul; aircraft trading (i.e. aircraft brokerage and /or the purchase for resale or lease of aircraft and/or aircraft engines; and part sales. All aircraft maintenance, repair and overhaul is performed at HAT. Beginning January 1, 2005, most aircraft trading has been done through Global. Prior to that date all aircraft trading transactions were handled through HAT. Subsequent to its acquisition in January 2004, substantially all part sales were done by the Company's wholly owned subsidiary, World Jet.

HAT operating revenues consist primarily of service revenues and sales of materials consumed while providing services. World Jet revenues consist primarily of sales of aircraft parts. Cost of sales consists primarily of labor and materials, cost of parts and freight charges. Operating results have fluctuated in the past and may fluctuate significantly in the future. Many factors affect our operating results, including timing of repair orders and payments from large customers, competition from other third-party MRO service providers, the state of the aviation industry and the number of customers seeking services, the impact of fixed pricing on gross margins and our ability to accurately project our costs, our ability to obtain financing and other factors.

Significant portions of our operating expenses, such as insurance, rent, debt payments, certain salaries and such, are relatively fixed. Since we typically do not obtain long-term commitments from our customers, we must anticipate the future volume of orders based upon the historic patterns of our customers and upon discussions with our customers as to their future requirements. Cancellations, reductions or delays in orders by a customer or group of customers could have a material adverse effect on our business, financial condition and results of operations.

2004 - 2005

Significant events that occurred during 2005 include:

     In early July of 2005, The Company's subsidiary HAT, on behalf of subsidiary World Jet, agreed to purchase the inventory held on consignment belonging to Jetran International, Ltd. plus one DC9-82, serial number 48092 for a price of $2,900,000.

     On July 27, 2005, 7,200,000 shares of restricted common stock were issued to Barron Partners, L.P. upon their exercise of warrants to purchase same at $.68 per share. The total purchase price of the stock was $4,896,000. These proceeds were used in part to cover some of the cost of the above inventory purchase.

     On August 12, 2005, HAT entered into a five-year maintenance contract with the new Mexican airline, Avolar. Potential value of this agreement is linked to the planned growth of Avolar. The business plan of Avolar calls for a thirty aircraft fleet by mid 2008.

     On August 26, 2005, Global together with BCI formed a joint venture Delaware limited liability company called Jetglobal, LLC. This is a special purpose LLC formed to acquire and remarket commercial jet aircraft. On September 1, Jetglobal entered into an agreement to acquire a fleet of 26 Boeing 737-200 aircraft from Jetran International.

     A modification of our borrowing agreement with our lender was finalized on December 9, 2005. This new agreement includes an operating credit line of $5 M and a line of $7M solely for the acquisition of aircraft.

During 2005, we saw revenues increase to $41,228,648, which is a 33.6% increase over 2004`s $30,851,118. (See following paragraph regarding Jetglobal revenue). The Company had $2.3 million in net income, before taxes in 2004 compared with $3.5 million is 2005; and EBITDA increased from $3,108,651 for 2004 to $4,528,655 in 2005. It should be noted that 2004 net income and EBITDA was aided by the inclusion of $1,144,502 in extraordinary items while there were no extraordinary items in 2005. A comparison of the Company's gain from operations illustrates 80.9% growth from 2004`s $1,320,770 to 2005`s $2,389,294.

It should be noted that the required accounting treatment for Jetglobal's results is an entry on the Company's Income Statement for the Company's percentage of the net income of the Jetglobal partnership. This is an important consideration to keep in mind for 2005 results. Those who look to revenue growth as the fundamental indication of a company's success and growth need to be aware that no matter how much revenue is generated by Jetglobals's aircraft trading activities no increase in revenue will be shown on the Company's results. Net income, however, will reflect the Company's percentage of the net income of Jetglobal operations.

Efforts to take advantage of opportunities, as they arose, to grow our aircraft trading business met with success. Aircraft trading denotes the purchase and resale or lease, for profit, of aircraft, aircraft engines, and /or other aircraft major components. Aircraft trading specifically encompasses the transactions representing approximately 19% of the Company's 2005 annual revenue. This aircraft trading was done directly by the Company without Jetglobal participation. Our 2004 revenue included $7.9 million attributable to aircraft sales compared with $13.6 million in 2005. Gross profit for the fourth quarter of 2005 was $2,307,561 while gross profit for the fourth quarter of 2004 was $1,554,744, also a substantial increase.

While the Company aggressively seizes revenue-producing opportunities such as aircraft trading, management gauges results by looking at what has been the core revenue producing activity to date, the sale of labor hours. In 2004, revenue produced from labor was $14.3 million and was virtually the same in 2005 at $14.3 million. Billable hours for each period are essentially the same. The comparative costs for all direct labor, including work performed by outside contractors, was $8,428,919 in 2004 compared with $9,190,898 in 2005, representing a 9% increase in cost. The relationship between direct labor costs to direct labor revenues rose approximately 5% to about 64% in 2005 as compared with 59% in 2004. Direct labor percentages will always vary to some degree due to the nature of flat rate bidding as opposed to billing for all time and materials. Included in the operating expenses for the Company in the years ended December 31,2005and December 31, 2004 are $326,594 and $476,613, respectively, associated with the award of stock and stock options.

In order to compare results from one period to the next it should be remembered that 2005 had no extraordinary gains. There was a reduction in tax expense of $189,816 resulting from the over-expensing of taxes in our World Jet subsidiary during a prior period. There was $1,144,502 in gains reported during 2004 that were the result of several contract renegotiation items. In 2004, our HAT subsidiary experienced a gain of $88,000 on the waiving of rental fees to Hamilton Aviation during contract negotiations. HAT also experienced a gain of $607,194 in 2004 as the result of the acceptance of a payment of $750,000 cash to satisfy all obligations under then existing agreement generated upon the purchase of the Hamilton Aviation assets. For details of the Hamilton Aviation transaction see Note 12, Related Party Transactions, in the footnotes of the Audited Financial Statements included as part of this report. World Jet reported gains of $449,308 in 2004 related to renegotiations of amounts due under various agreements, the predominate items being: $209,708 in commissions was waived, $173,000 of debt was forgiven and $33,700 was the result of the renegotiation of management services fees.

Company SG&A expenses were $4,826,519 for 2004 and as a percentage of revenues were 16%. In 2005 SG&A expenses were $7,780,332, which was 19% as a percentage of revenues. During 2004, SG&A expenses included approximately $680,000 due to commissions related to aircraft sales transactions compared with $1,260,000 in 2005. Other notable increases in SG&A expenses included:

     o An increase in rent expense and facility use fees from 2004 to 2005 of $253,824, mainly attributed to additional warehouse space for inventory storage and annual increases imposed by our landlord, TAA. Hangar space in Tijuana, Mexico to facilitate servicing our Avolar contract was $139,093 and was fully recovered from Avolar.

     o An increase in insurance from 2004 to 2005 of $192,215 mainly attributed to Global's new D&O policy and new coverage related to aircraft trading, and property coverage on additional space required by inventory additions.

     o An increase in travel from 2004 to 2005 of $156,418 relating to the Avolar project and also to aircraft trading.

Interest expense for 2004 was $329,023 and for 2005 was $386,927.

The following table graphically depicts the operating performance for Global, HAT and World Jet subsidiaries on a stand-alone and consolidated basis for the year ended December 31, 2005:

                                     Global          HAT        World Jet      * Eliminate
                                  Stand Alone    Stand Alone   Stand Alone    Intercompany     Consolidated
  Period                               $              $             $               $               $

       2005     Revenues          11,396,538      23,505,112    10,622,681      (4,295,683)      41,228,648
   Year End     Cost of Sales     (7,930,337)    (19,594,059)   (7,829,248)      4,295,683      (31,057,961)
    Results     Expenses          (2,489,347)     (3,692,489)   (1,599,557)                      (7,781,393)
                Operating Profit     976,854         218,564     1,193,876                        2,389,294
                (Loss)




                                     Page 40

The following table graphically depicts the operating performance for Global, HAT and World Jet subsidiaries on a stand-alone and consolidated basis for the year ended December 31, 2004:

                                    Global           HAT          World Jet    * Eliminate
                                  Stand Alone    Stand Alone     Stand Alone   Intercompany    Consolidated
   Period                              $              $               $             $               $

     2004    Revenues              1,047,680      25,288,888      7,058,464    (2,543,914)      30,851,118
 Year End    Cost of Sales          (456,643)    (20,871,009)    (5,411,688)    2,543,914      (24,195,426)
  Results    Expenses             (1,524,055)     (2,873,658)      (937,209)                    (5,334,922)
             Operating Profit        933,018       1,544,221        709,567                      1,320,770
             (Loss)


2005 - 2006

During 2006, revenues were $34,542,195 which represents a decrease of 16.2% from 2005`s figure of $41,228,648. (see following paragraph regarding Jetglobal revenue). The Company had $3.123 million in net income in 2005 and $.826 million in 2006; and EBITDA decreased from $4,528,655 in 2005 to 2,468,664 in 2006. A decline from 2005`s $2,389,294 in 2006 resulted in a loss from operations of $2,109.

It should be noted that the required accounting treatment for Jetglobal's results is an entry on the Company's Income Statement for the Company's percentage of the net income of the Jetglobal partnership. During 2005, Jetglobal had a sale rescinded due to a customer canceling a sales agreement.
This sale was guaranteed by Jetglobal's other partner. This other partner and Global entered into an agreement in 2005 wherein Global sold its interest in the four aircraft that were part of the 2005 rescinded transaction to its Jetglobal partner, BCI, at a price of $1,957,692 and a profit of $1,096,154. The cost for the aircraft was the original Jetglobal acquisition cost. Global transferred all of its rights in the four aircraft from Jetglobal to BCI. Because the aircraft were sold to the controlling owner, BCI, the sale was effectively accounted for by Jetglobal as a distribution of the aircraft to the controlling owner. During early 2007, the Company has embarked on a new partnership that will be involved with aircraft leasing, (see Subsequent Events section of the Financial
Statements included with this filing). Those who look to revenue growth as the fundamental indication of a company's success and growth need to be aware that no matter how much revenue is generated by trading partners in which we have minority interest and no control over management, no increase in revenue will be shown on the Company's results. Net income, however, will reflect the Company's percentage of the net income of trading partners.

Efforts to take advantage of opportunities, as they arose, to grow our aircraft trading business met with some success. Aircraft trading denotes the purchase and resale or lease, for profit, of aircraft, aircraft engines, and /or other aircraft major components. Aircraft trading specifically encompasses the transactions representing approximately 9% of the Company's 2006 annual revenue.
This aircraft trading was done directly by the Company without Jetglobal participation. Aircraft sales in 2006 were $3.175 compared with $13.6 million in 2005. Gross profit during the fourth quarter of 2006 was $49,338. Gross profit for the fourth quarter of 2005 was $2,307,561.

While the Company aggressively seizes revenue-producing opportunities such as aircraft trading, management gauges results by looking at what has been the core revenue producing activity to date, the sale of labor hours. In 2006, revenue produced from labor was $14.3 million and was virtually the same in 2005 at $14.3 million. Billable hours for each period are essentially the same. The comparative costs for all direct labor, including work performed by outside contractors, was $8,945,712 in 2006 compared with $9,190,898 in 2005, representing a 3% decrease in cost. The relationship between direct labor costs to direct labor revenues decreased approximately 2% to about 62% in 2006 as compared with 64% in 2005. Direct labor percentages will always vary to some degree due to the nature of flat rate bidding as opposed to billing for all time and materials. Included in the operating expenses for the Company in the years ended December 31,2006 and December 31, 2005 are $617,459 and $326,594,
respectively, associated with the award of stock and stock options.

                                     Page 41

Company SG&A expenses in 2006 were $8,591,738 and as a percentage of revenue were 25%. In 2005, SG&A expenses were $7,780,332, which was 19% as a percentage of revenues. During 2006, SG&A expenses included approximately $669,500 due to commissions related to aircraft sales transactions compared with $1,260,000 in 2005. Other notable increases in SG&A expenses included:

     Our World Jet subsidiary had an increase in SG&A of $267,421 the largest part of which was associated with the movement of inventory to its new location at 7001 South Park coupled with the counting and classification, prior to the 2007 audit of the balance of the inventory purchased from Jetglobal.

     Global had a significant increase in professional fees in the amount of $618,000 over the 2005. Approximately $96,900 was related to auditing and accounting fees.

     Interest expense for 2006 was $587,183 and for 2005 was it was $386,927.

The following table graphically depicts the operating performance for Global,
HAT and World Jet subsidiaries on a stand-alone and consolidated basis for the year ended December 31, 2006:
                                     Global          HAT         World Jet     * Eliminate
                                  Stand Alone    Stand Alone    Stand Alone   Intercompany     Consolidated
    Period                             $              $              $              $                $

       2006   Revenues              4,475,000    26,058,040     10,591,165     (6,582,010)      34,542,195
   Year End   Cost of Sales        (3,489,909)  (20,929,517)    (8,103,408)     6,582,010      (25,940,824)
    Results   Expenses             (3,394,122)   (3,342,380)    (1,866,978)                     (8,603,480)
              Operating Profit     (2,409,031)    1,786,143        620,779                          (2,109)
              (Loss)

     o The "Eliminate" column reflects the $ amounts of Inter-Company Sales by World Jet to HAT in 2006.

     o On a consolidated basis Revenues and Cost of Sales are reduced to reflect the Revenues and Cost of Sales for external sales only, with a zero $ impact on stand alone or consolidated profit (loss) figures.

The following table graphically depicts the operating performance for Global, HAT and World Jet subsidiaries on a stand-alone and consolidated basis for the year ended December 31, 2005:

                                     Global          HAT         World Jet      * Eliminate
                                  Stand Alone    Stand Alone    Stand Alone    Intercompany      Consolidated
  Period                               $              $              $               $                $

       2005     Revenues            11,396,538    23,505,112      10,622,681    (4,295,683)        41,228,648
   Year End     Cost of Sales       (7,930,337)  (19,594,059)     (7,829,248)    4,295,683        (31,057,961)
    Results     Expenses            (2,489,347)   (3,692,489)     (1,599,557)                      (7,781,393)
                Operating Profit       976,854       218,564       1,193,876                        2,389,294
                (Loss)


                                     Page 42

Quarter Ended March 31, 2007


Net sales for the three months ended March 31, 2007 decreased $5.2 million, or 45%, to $6.3 million from $11.5 million for the three months ended March 31, 2006. The decreases were due to the absence of aircraft sales by Global coupled with a decrease in maintenance revenues. Aircraft sales were $2.57 million in the 1st quarter of 2006 which tend to vary significantly. The 1st quarter of 2007 had only $50,000, which represented a forfeited deposit. Maintenance revenue was negatively impacted by the cash crunch experienced as a result of the high unpaid balances of Avolar and BCI discussed under the Liquidity section of this document.

Cost of sales consists of costs of inventory sold for World Jet, time and materials for HAT and aircraft purchase price for Global aircraft trading. Cost of sales for the three months ended March 31, 2007 decreased $3.4 million, or 45%, to $4.1 million from $7.5 million for the three months ended March 31, 2006. Cost of sales decreased on a quarter-to-quarter basis due to the decrease in sales.

Gross profit for the three months ended March 31, 2007 of $2.2 million was less than the same period in the prior year by $1.8 million Gross profit levels during any particular period are dependent upon the number and type of aircraft serviced, the contract terms under which services are performed and the efficiencies that can be obtained in the performance of such services.
Significant changes in any one of these factors could have a material impact on the amount and percentage of gross profits. Additionally, gross profit could be impacted in the future by considerations as to the value of our inventory.

While the Company aggressively seizes revenue-producing opportunities such as aircraft sales, management gauges results by looking at what historically has been the core revenue producing activity, the sale of labor hours. In the first three months of 2007, revenue produced from labor was $2,448,750 as compared with $4,234,072 the first three months of 2006. This represents an decrease of 40%. The comparative costs for all direct labor, including work performed by outside contractors, was $1,623,299 in the first three months of 2007 compared with $2,179,901 for the same period in 2006. All direct labor costs were 25.8% of total sales in first three months of 2007 compared with 33% in the first three months of 2006. The relationship between direct labor costs and direct labor revenues went up 14% from 2006 to 2007. Direct labor percentages will always vary to some degree due to the nature of flat-rate bidding as opposed to billing for all time and materials. Also, a substantial sudden increase in volume can be expected to have a temporary impact on efficiencies and are viewed by Management as a temporary consequence of growth. A sudden decrease in volume will have a negative impact due to the retention of core labor during slower periods. Management is confident that adjustments to volume changes will be made and profitability will benefit over time.

Selling, general and administrative expenses for the three months ended March
31, 2007 increased as percentage of sales to 25.5% from 17.1% in three months ended March 31, 2006 due to net decrease in sales.

Interest expense for the Company, during the first three months of 2007, was $131,600.

Management is cautiously optimistic that our adeptness at garnering jobs with the likelihood of a high gross profit potential and our continued vigilance at holding down costs will improve for the remainder of 2007. HAT's option of being selective in the work booked is due to their growing reputation for providing quality, on-budget, on-time deliveries to their customers. HAT and World Jet are experiencing success in securing new customers and securing more business from existing customers as well. Global has experienced some success in branching out into the aircraft trading arena and Management believes this segment will experience increasing growth and profits during the remainder of 2007 and into the future.

The following tables depict our pre-tax operating profit for the first quarter of 2007 and for the first quarter of 2006 on a stand-alone basis and a consolidated basis for Global, HAT and World Jet:

                                     Page 43

1st Quarter 2007

                                       Global          HAT       World Jet      Intercompany
                                    Stand-Alone    Stand-Alone  Stand-Alone     Eliminations    Consolidated

Revenues                                50,000      5,609,431    2,117,156       (1,497,587)      6,279,000
  Less: Cost of sales                      234      4,010,966    1,612,345       (1,497,587)      4,125,958
  Less: Expenses                       588,580        692,888      318,634              617       1,599,485
Pre-tax Operating Profit (Loss)       (538,814)       905,575      186,177              617         553,557


1st Quarter 2006

                                       Global         HAT        World Jet     Intercompany
                                    Stand-Alone   Stand-Alone   Stand-Alone    Eliminations     Consolidated

Revenues                             3,175,000     6,554,442     2,975,789     (1,195,684)       11,508,723
  Less: Cost of sales                1,949,139     4,586,370     2,195,743     (1,195,843)        7,535,409
  Less: Expenses                       676,674       777,610       516,179                        1,970,463
Pre-tax Operating Profit (Loss)        549,187     1,190,462       263,202                        2,002,851


Quarter Ended June 30, 2007

Net sales for the six months ended June 30, 2007 decreased $4.3 million, or 19.8%, to $17.4 million from $21.7 million for the six months ended June 30, 2006. This reduction took place in our maintenance and part sales segments.
Aircraft sales were $3.2 million in the first six months of 2006 compared with $7.9 million in the first half of 2007. These sales tend to vary significantly on a period-to-period basis based on the particular aircraft sold as well as the time necessary to complete a transaction. For example, the 1st quarter of 2007 had only $50,000, which represented a forfeited deposit.

Aircraft maintenance shows a $5.3 million decrease from the six months ended
June 30, 2006 compared to the six month ended June 30, 2007. This reduction in maintenance directly affected part sales by our World Jet subsidiary because HAT is their largest customer. Part sales saw a $1.7 million decrease for the same period comparison. The reduction in revenues for maintenance and part sales is firstly, a direct result of the situation created by the high unpaid balances of Avolar and BCI discussed in the liquidity section of this document. This cash shortage will be cured when sales are closed on the aircraft received in the Jetglobal settlement and as Avolar and BCI pay their outstanding balances. The second factor is the time necessary to fill slots in our maintenance program that were reserved for Jetglobal, BCI and Avolar work. Marketing efforts are experiencing success in this area and Management believes that the third and fourth quarters of 2007 should show a gradual and consistent recovery from what
Management believes is a temporary setback in Company-wide growth.

Cost of sales consists of costs of inventory sold for World Jet, time and materials for HAT and aircraft purchase price for Global aircraft trading.
Consolidated cost of sales for the six months ended June 30, 2007 decreased $1.9 million, or 12.2%, to $13.4 million from $15.3 million for the six months ended
June 30, 2006. Cost of sales reflects the decrease in sales for the same periods. Cost of sales for our aircraft trading segment increased $3.6 million in first half of 2007 over the first half of 2006 figure. In 2006, cost of sales included a one-time engine purchase of $687K. After the elimination of this engine charge, 2006 cost of aircraft sales is 20% of sales compared with 13% in 2007.

Company-wide gross profit for the six months ended June 30, 2007 of $4 million was less than the same period in the prior year by $2.4 million. Gross profit levels during any particular period are dependent upon the number and type of aircraft serviced, the contract terms under which services are performed and the efficiencies that can be obtained in the performance of such services.
Significant changes in any one of these factors could have a material impact on the amount and percentage of gross profits. Additionally, gross profit could be impacted in the future by considerations as to the value of our inventory.

                                     Page 44

While the Company engages in various revenue-producing activities such as aircraft sales, management gauges results by looking at what historically has been the core revenue-producing activity, the sale of labor hours. In the first six months of 2007, revenue produced from labor was $4,935,767 as compared with $8,158,085 the first six months of 2006. This represents an decrease of 39.5%.
The comparative costs for all direct labor, including work performed by outside contractors, was $3,911,050 in the first six months of 2007 compared with $6,200,757 for the same period in 2006. All direct labor costs were 22.5% of total sales in first six months of 2007 compared with 28.6% in the first six months of 2006. . All direct labor costs were 79% of labor sales in first six months of 2007 compared with 76% in the first six months of 2006. The relationship between direct labor costs and direct labor revenues saw relative costs increase 3% from 2006 to 2007. Direct labor percentages will always vary to some degree due to the nature of flat-rate bidding as opposed to billing for all time and materials. Also, a substantial sudden increase in volume can be expected to have a temporary impact on efficiencies and are viewed by Management as a temporary consequence of growth. A sudden decrease in volume should have a negative impact due to the retention of core labor during slower periods.
Management is confident that adjustments to volume changes should be made and profitability will benefit over time.

Selling, general and administrative expenses for the six months ended June 30, 2007 remained as percentage of sales at 18% much the same as it was in six months ended June 30, 2006.

Interest expense for the Company, during the first six months of 2007, was $386,927. Of that amount, $172,986 is billable to a customer.

Management is cautiously optimistic that our adeptness at garnering jobs with the likelihood of a high gross profit potential and our continued vigilance at holding down costs is expected to improve for the remainder of 2007. HAT's option of being selective in the work booked is due to their growing reputation for providing quality, on-budget, on-time deliveries to their customers. HAT and World Jet are experiencing success in securing new customers and securing more business from existing customers as well. Global has experienced some success in branching out into the aircraft trading arena and Management believes this segment should experience increasing growth and profits during the remainder of 2007 bolstered by sales of all or some of the five aircraft received from the wind-down of our Jetglobal partnership.

The following tables depict our pre-tax operating profit for the second quarter and first six months of 2007 and for the second quarter and first six months of 2006 on a stand-alone basis and a consolidated basis for Global, HAT and World
Jet:

First six months of 2007
                                 Global           HAT            World Jet       Intercompany     Consolidated
                               Stand-Alone    Stand-Alone       Stand-Alone      Eliminations

Revenues                        7,900,000      8,299,107         3,491,025        (2,287,242)      17,402,890
  Less:  Cost of sales          6,846,317      6,358,770         2,516,012        (2,287,242)      13,433,857
  Less:  Expenses               1,103,554      1,402,185           623,687            (1,235)       3,128,191
Pre-tax Operating Profit          (49,871)       538,152           351,326             1,235          840,842
(Loss)


2nd Quarter 2007
                                  Global          HAT            World Jet        Intercompany    Consolidated
                               Stand-Alone    Stand-Alone       Stand Alone       Eliminations

Revenues                        7,850,000      2,739,676         1,373,869          (789,655)      11,173,890
  Less:  Cost of sales          6,846,083      2,347,804           903,667          (789,655)       9,307,899
  Less:  Expenses                 519,666        704,605           305,053              (618)       1,528,706
Pre-tax Operating Profit          484,251       (312,733)          165,149               618          337,285
(Loss)

                                     Page 45

First six months of 2006
                                  Global           HAT           World Jet       Intercompany    Consolidated
                               Stand-Alone     Stand-Alone      Stand-Alone      Eliminations

Revenues                        4,475,000       14,342,584       6,162,668       (3,272,878)      21,707,374
  Less:  Cost of sales          3,523,624       10,427,871       4,624,837       (3,272,878)      15,303,454
  Less:  Expenses               1,335,538        1,497,811         988,074        3,821,423
Pre-tax Operating Profit         (384,162)       2,416,902         549,757        2,582,497
(Loss)


2nd Quarter 2006
                                  Global            HAT          World Jet       Intercompany    Consolidated
                               Stand-Alone      Stand-Alone     Stand-Alone      Eliminations

Revenues                        1,300,000        7,788,142       3,187,544       (2,077,035)      10,198,651
  Less:  Cost of sales          1,574,485        5,841,501       2,429,094       (2,077,035)       7,768,045
  Less:  Expenses                 658,864          720,201         471,895        1,850,960
Pre-tax Operating Profit         (933,349)       1,226,440         286,555          579,646
(Loss)

The cost of sales in Global exceeds the revenues because it includes a one-time engine purchase of $687K.

LIQUIDITY AND CAPITAL RESOURCES

Liquidity

On December 9, 2005, Global Aircraft Solutions, Inc ("Global"), Hamilton Aerospace Technologies, Inc. ("HAT"), a wholly owned subsidiary of Global Aircraft Solutions, Inc. and World Jet Corporation, ("WJ") a wholly owned subsidiary of Global Aircraft Solutions, Inc. (collectively the "Borrowers") closed on a first Modification to the May 5, 2005 Initial Loan Agreement with M&I Marshall & Ilsley Bank ("M&I Bank"). The modification increased the $2.5 million operating line of credit to $5 million ("Line of Credit"); added a Guidance Line of Credit in the amount of $7 million ("Guidance Credit") solely for the acquisition of aircraft and Letter of Credit Facilities in combined amounts not to exceed $200,000.00. The Guidance Credit portion of the agreement has expired and no longer exists. The interest rate on the Line of Credit was reduced from 3.50% per annum to 3.00% per annum in excess of the applicable LIBOR rate. At June 30, 2007 the applicable interest rate was 8.32% per annum. The interest rate for each Letter of Credit Facility, if drawn upon, shall also be 3.00% per annum in excess of the applicable LIBOR rate. The Line of Credit and any Letter of Credit Facility remains secured by a first priority lien on Global's, HAT's and WJ's personal property. The term of the Line of Credit and the Letter of Credit Facility all expire on October 31, 2007 and the entire outstanding principal balance, all accrued and unpaid interest, and all other sums due and payable under the Line of Credit shall be due on the expiration date.

While there is no required monthly repayment obligation of the Line of Credit, the Line of Credit is based upon and limited by a borrowing base equal to the sum of 80% of the outstanding amount of all Eligible Accounts as defined in the Loan Agreement and 50% of the net book value of all Eligible Inventory as defined in the Loan Agreement. If any Letter of Credit Facility is drawn upon, all principal and accrued and unpaid interest shall be due and payable upon demand.

At quarter ending June 30, 2007, the Company was not in compliance with certain covenants of the loan agreement with M&I Bank. We do not anticipate any actions by M&I that would materially affect Company liquidity.

The Borrowers paid total fees and expenses of approximately $37,500 in connection with the modification to the Line of Credit and addition of the Guidance Credit and Letter of Credit Facility. The Borrowers will owe a loan fee to the bank equal to 1% of the amount of any requested advance under the Guidance Credit with a cap of $52,500 in cumulative fees. The Borrowers will owe the bank a fee for the issuance of any Letter of Credit in the amount of 2% of the amount of the letter of credit.

The balance due of the Line of Credit at March 31, 2007 was $4,872,000. The Letter of Credit for $128,000 which was issued to TAA as part of the lease agreement for the HAT facility, expired during the second quarter of 2007. (see
Note 16, Subsequent Events, to the financial statements included as part of this filing.

On July 6, 2006, ComVest Capital, LLC, as "Lender", and Global Aircraft Solutions, as "Borrower", entered into a subordinated loan agreement. Under the loan agreement, the Company was originally indebted to the Lender in the principal amount of $2,800,000. The principal amount of the agreement was originally all due and payable October 6, 2006, with interest payments due monthly on the last day of each month in the amount of 15% of the outstanding balance. These funds were borrowed for potential investment purposes, but as the investment did not yet materialize. This obligation was paid in full during the second quarter of 2007.

On March 15, 2007, the Company entered into a secured promissory note agreement with Ardennes Value Fund, a related party due to the Company's planned GALP participation. The principal amount of the note is $200,000 with simple interest at a rate of 15% per annum. Required payments are interest only for the first two months beginning April 15, 2007 and all remaining interest and principal was paid in full during June 2007.

During the 2nd quarter of 2007, the Company entered into a short-term note agreement in the amount of $350,000 with Armando and Herminia Rios. The note specified interest at $10,000 per week. This note was paid in full in July of 2007.

On June 30, 2007 the company entered into a note agreement with Jeffrey Ervine, a related party pursuant to the planned GALP partnership,. The principal amount of the note was $800,000 with simple interest at 12% per annum plus a fee of $80,000. The term of the note is six months. A Boeing aircraft secures the note.

On June 21, 2007, the company secured a line of credit with the Frank and Maxine Smith Family Trust in the amount of $1,000,000. At June 30, 2007, $300,000 had been received under this agreement. The terms of the line of credit include a $55,000 set-up fee and simple interest on the unpaid balance at 15% per annum. The note is all due and payable November 20, 2007. John B. Sawyer is guarantor on the line of credit.

During the second quarter of 2007, the Company received $100,000 from Raymon C. Flores ("Flores"). On July 17, 2007, a note for $300,000 was entered into by the Company and Flores. The Company received an additional $200,000 during July, 2007. The interest on the note is payable at $8,000 per week and the unsecured note is due October 27, 2007. Prior to the formal agreement on July 17, 2007, the Company had agreed to pay interest on the $100,000 received during the second quarter of 2007 at a rate of $4,000 per week but, this rate is no longer in effect.

During 2006, Avolar's increasing fleet size resulted in increasing receivables due HAT. At the same time, Avolar's past due receivables increased significantly. In order to protect the Company's financial status, late in February Management put Avolar on a COD basis and negotiated a schedule for Avolar to bring its account current. The parties also agreed that Avolar would obtain whatever services and credit it could from other maintenance service providers in order to facilitate Avolar's pay-down of monies due HAT. By the end of June 2007, Avolar had made progress reducing the amount owed Hamilton Aerospace. The payment amount due each week on Avolar's payment schedule was reduced during the quarter and currently Avolar is in compliance with their payment agreement. Avolar has stated its intention to bring its accounts current with HAT and World Jet and renew its maintenance and support agreements with both companies.

By the end of the fourth quarter 2006 and into the first quarter 2007 the past due amounts due Hamilton Aerospace by BCI Aircraft Leasing, Inc. had also reached unacceptable levels. The parties have negotiated a settlement, which was discussed earlier, related to the transfer of certain aircraft to eliminate the Company's ownership in Jetglobal. Although BCI is presently cooperating with the Company to resolve these issues equitably, a final agreement relative to a cash payment to settle the amounts due by BCI has not at this time been reached between the companies. Management believes that the receivable amounts reflected on the financial statements, presented herein, are recoverable.

At this time, the Company has no plans to make any significant capital expenditures for the remainder of 2007.

Our ability to make payments of principal and interest on outstanding debt will depend upon our future operating performance, which will be subject to economic, financial, competitive and other factors, some of which are beyond our control. Our ability to repay our indebtedness is dependent on several factors: our continued ability to secure high profit margin jobs, more fully utilizing our capacities, creating a higher bottom line and consequently more cash; and our ability to establish revolving credit lines, which we can draw on as needed.

Significant changes in the Company's Balance Sheet for the 1st and 2nd quarters ended June 30, 2007 were as follows:

     Total assets increased from $28,474,276 at December 31, 2006 to $28,730,903 at June 30, 2007. Significant changes for the period were:

          Cash on hand decreased $102,866.

          Accounts receivable increased $111,437.

          Due from investee partner at December 31, 2006 decreased $327,953 as a result of the settlement with BCI related to Jetglobal. The settlement also contributed to the $ 7,018,545 increase in inventory by adding $7,150,000 during the second quarter of 2007. Additionally, the December 31, 2006 balance in equity in net assets of and advances to affiliates of $6,063,067 became $0 as a result of the settlement transaction.

     During the first six months of 2007, total liabilities decreased from $12,720,070 at December 31, 2006 to $12,171,488 at June 30, 2007, primarily due to:

          Accounts payable decreased from the December 31, 2006 balance by $2,081,652.

          Notes payable, short term increased 580,577 and Notes payable, related party increased $800,000.

          Billings in excess of costs and expenses on uncompleted contracts decreased $195,281.

Cash

As of June 30, 2007 we had $1,574 in cash on hand and approximately $7,982,236 in collectible trade receivables.

Thus far in 2007, the Company has experienced a major cash crunch. Management believes that the Company's cash position will grow consistently healthier for the remainder of 2007 and that the Company will fully recover from the effects of this cash shortage. Management is basing its assessment on several factors:

o The Company believes it will be successful, during the third and fourth quarters of 2007, in selling the five aircraft, received due to the termination of its partnership in Jetglobal. Management believes that a conservative estimate of cash realized from the sale of these aircraft will be in excess of $7,500,000.

o Avolar continues to pay down its receivable balance. Avolar representatives have recently met with the Company and indicated their desire to payoff all money due to the Company, (about $2.4 million), during the remainder of 2007.

o Our HAT subsidiary is finishing up work on two BCI aircraft, at BCI's request. Management has taken a firm position that all money due from BCI, (about $2 million), will be received prior to the departure of any BCI owned aircraft.

Management believes that anticipated cash flows will be adequate to sufficiently provide working capital. We cannot assure you that financing alternatives will be available to us in the future to support our working capital requirements.

Ian Herman
----------

The Company has an employment agreement with Ian Herman that provides that he shall serve as Chairman of the Board of Directors and Chief Executive Officer of the Company until August 11, 2010, subject to successive one-year extensions, at the election of the Company and Mr. Herman, in the event that the Board of Directors fails to give him written notice, on or before August 11, 2010, of its intent not to renew the agreement or to renew on different terms. The Company has agreed to compensate Mr. Herman at a base salary of $195,000 per year plus employee benefits and has agreed to indemnify him against certain losses. Mr. Herman is entitled to an increase in base salary based upon the performance of the Company. Mr. Herman may also be entitled to an annual discretionary cash or stock bonus as determined by the Company's board of directors. In addition to his base salary, Mr. Herman will also receive 130,000 shares of Company common stock from the Company's Employee Stock Compensation Plan at the completion of each year of service.

John Sawyer
-----------

The Company has an employment agreement with John Sawyer that provided that he would serve as President and Chief Operating Officer of the Company until December 31, 2009, subject to successive one-year extensions, at the election of the Company and Mr. Sawyer, in the event that the Company failed to give him written notice, on or before December 31, 2009 of the Company's intent not to renew the agreement or to renew on different terms. Pursuant to this agreement, the Company agreed to compensate Mr. Sawyer at a base salary of $340,000 per year plus employee benefits and, agreed to indemnify him against certain losses. Mr. Sawyer is entitled to an increase in base salary based upon the performance of the Company. In addition to his base salary, Mr. Sawyer will also receive 125,000 shares of Company common stock from the Company's Employee Stock Compensation Plan at the completion of each year of service. Mr. Sawyer may also be entitled to an annual discretionary cash or stock bonus as determined by the Company's board of directors.

OFF BALANCE SHEET ARRANGEMENTS

The Company has no off balance sheet arrangements that have or are reasonably likely to have a current or future effect on the Company's financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

CRITICAL ACCOUNTING POLICIES

Financial Reporting Release No. 60 of the SEC encourages all companies to include a discussion of critical accounting policies or methods used in the preparation of the financial statements. Our consolidated financial statements filed as part of this annual report include a summary of the significant accounting policies and methods used in the preparation of our consolidated financial statements.

Use of Estimates: Management's Discussion and Analysis of Financial Condition or Plan of Operation is based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of our financial statements requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and the related disclosure of contingent assets and liabilities. Management evaluates these estimates on an on-going basis, including those related to estimated losses on disposal of discontinued operations, the allowance to reduce inventory to the lower of cost or net realizable value, the estimated profit recognized as aircraft maintenance, design and construction services are performed, the allowance for doubtful accounts and notes receivable, future cash flows in support of long lived assets, medical benefit accruals, and the estimated fair values of facilities under capital leases. Management bases its estimates on historical experience and on various other assumptions that they believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions and conditions.

Trade Accounts Receivable: Trade accounts receivable represent amounts billed but uncollected on both completed and in-progress aircraft repair and maintenance contracts as well as amounts billed but uncollected on parts shipped to customers.

Accounts receivable are stated at the amount management expects to collect from outstanding balances. Management provides for probable uncollectible amounts through a charge to earnings and a credit to a valuation allowance based on its assessment of the current status of individual accounts. The allowance is estimated as a percentage of accounts receivable based on a review of accounts receivable outstanding and the Company's prior history of uncollectible accounts receivable. Balances that are still outstanding after management has used reasonable collection efforts are written off through a charge to the valuation allowance and a credit to trade accounts receivable.

Inventory: Inventories are stated at the lower of cost (first-in, first-out) or market. Inventories include new, used parts and parts stripped from aircraft. These inventory items are initially carried at original cost basis determined on the pro-rata fair value of the individual parts based on market or catalog pricing. Inventory items held for over one year are no longer classified as "inventory, non-current". All aircraft parts inventory are grouped as "Inventory, net of allowance for slow moving and obsolete inventory" and accounted under `Current Assets' category. This is based on standard aviation industry practice of showing all aircraft parts under single line item of inventory. Aircraft parts typically have more than one year of life. Rotable parts have the same life as the aircraft. Repairable parts can be repaired several times over the life of the aircraft and installed on the aircraft. This is a reclassification to conform with what we now believe is more appropriate. This change will not impact the current quarter results or past results of the company. However in the future when the allowance for slow moving and obsolete inventory is provided for, the allowance will be a considered as an expense for the company.

The Company reviews the market value of inventories whenever events and circumstances indicate that the carrying value of inventories may not be recoverable from the estimated future sales price less cost of disposal and normal gross profit. In cases where the market values are less than the carrying value, a write down is recognized equal to an amount by which the carrying value exceeds the market value of inventories.

Property and Equipment: Property and equipment are recorded at cost. Depreciation is provided for on the straight-line on the straight-line method over the estimated useful lives of the assets. The estimated useful life of computer equipment and software is three years at both our HAT and World Jet subsidiaries; the estimated useful life of all other categories of assets at our HAT subsidiary is five years. World Jet uses estimated useful lives of 3, 5, and 7 years for its other assets. Amortization of leasehold improvements is computed using the shorter of the lease term or the expected useful life of the assets. Maintenance and repairs that neither materially adds to the value of the property nor appreciably prolong its life are charged to expense as incurred. Betterments or renewals are capitalized when incurred.

The Company reviews the carrying value of property, plant and equipment for impairment whenever events and circumstances indicate that the carrying value of an asset may not be recoverable from the estimated future cash flows expected to result form its use and eventual disposition. In cases where undiscounted expected future cash flows are less than the carrying value, an impairment loss is recognized equal to an amount by which the carrying value exceeds the fair value of assets. The factors considered by management in performing this assessment include current operating results, trends, and prospects, as well as the effects of obsolesce, demand, competition, and other economic factors.

Revenue and Cost Recognition: Revenues from fixed-fee contracts or portions of contracts for MRO sales are recognized by employing the percentage-of-completion method, measured by the cost-to-cost method, commencing when progress reaches a point where experience is sufficient to estimate final results with reasonable accuracy. The cumulative catch-up method is used to account for changes in estimates of total revenues, total costs or extent of progress. Each project is considered complete when the subject aircraft departs, or is cleared to depart, our facility. Revision in cost and labor hour estimates and recognition of losses, if any, on these contracts are reflected in the accounting period in which the facts become known. Revenue from part sales is recognized when parts are shipped. Revenues from time and material contracts and all other ancillary services are recognized as the services are performed. Revenue from aircraft sales is recognized when the customer accepts delivery of the aircraft and/or when title is transferred.

Value of Share-Based Payments: The value of stock issued as payment is determined by the closing price of the Company's stock at measurement date. In connection with the adoption of SFAS 123R, the company values options by application of the Black Scholes Model.

                            Stock-Based Compensation
                            ------------------------

As permitted under the Statement of Financial Accounting Standards No. 123 (SFAS No. 123), "Accounting for Stock-Based Compensation", the Company accounts for its stock-based compensation to employees in accordance with the provisions of Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees". As such, compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. Certain pro forma net income and EPS disclosures for employee stock option grants are also included in the notes to the financial statements as if the fair value method as defined in SFAS No. 123 had been applied. Transactions in equity instruments with non-employees for goods or services are accounted for by the fair value method.

                           KEY OPERATIONAL STRATEGIES

BUSINESS PHILOSOPHY

Management has rejected a policy of growth for growth's sake in favor of focusing on profitability and building a good reputation for Global's operations group by limiting work contracts to those perceived to have a high probability of success, or those that are supportive of Global's aircraft trading activities. This strategy is also very beneficial to the company's marketing efforts in that a good track record of maintenance and modification contracts delivered successfully on-time and on-budget is by far the most potent tool for securing new work contracts.

The principal focus of the operations group at Global is the implementation of strategies to enhance worker productivity, which include assigning dedicated crews and dedicated project managers to each aircraft in work, ongoing training for supervisors, project managers and quality control personnel, and improving material flow to each job site.

In managing its operations, the Company is committed to continuously evaluating the adequacy of its management structure and its existing systems and procedures; including its quality control, financial, and internal controls systems. Global is focused on maintaining a small, but tightly knit and multi-tasking, highly experienced management team.

GOALS

Corporate goals are very narrow and focused.  They are:

o Maximize the profitability of the Company by identifying and developing those business opportunities that offer the highest return on investment.

o    Optimize the Company's debt and capital structure.

o Cautiously build Company value through the strategic exploitation of synergistic arbitrage and acquisition opportunities.

MARKETING STRATEGIES

HAT has identified maintenance and modification of the Boeing 727, 737 and 757 and the DC-9/MD80 jet aircraft as its major target markets through at least 2006. Although aircraft maintenance is a multi-billion dollar annual industry, in many ways it is a very tightly knit community in which many key players are well known to one another. As a result, there exists a surprisingly efficient flow of information throughout the industry that makes a company's reputation by far its most important marketing asset.

The market for HAT's aircraft maintenance and modification services, although global in scope, is made up of a relatively small number of aircraft owners and operators. As such, HAT does not rely on media advertising, but rather focuses its marketing efforts on building personal relationships with the aircraft owners, operators, operations managers, consultants, customer representatives and key industry vendors that make up this surprisingly tight knit international aviation community.

World Jet's marketing plan centers around building a loyal base of customers by providing quality service. World Jet is one of a limited number of parts brokers who provide 24-hour AOG, (aircraft on ground), coverage to its customers. World Jet strives to broaden its customer base by building inventories, through bargain purchases and securing consignment arrangements for large inventories, which provide customers with a broad range of parts availability.

While Global does provide press releases to industry trade journals, the majority of its advertising budget is spent on educating and marketing to customers and customer representatives on a face-to-face basis. Some of these meetings are made at industry trade conferences or at the customer's offices. More frequently, these meetings take place in Tucson when the customer or its representative visits to inspect the Company's facilities or aircraft stored at the HAT facility. Since the most potent marketing tool available to any repair station is a good reputation for delivering aircraft back to its customers on time and on budget, much of HAT's "marketing" really consists of maintaining good communication, performing well and otherwise making sure that each maintenance visit is an enjoyable experience for the customer and his on-site representatives or consultants. The marketing strategies described here have kept, and are keeping, HAT fully booked or over booked for the foreseeable future. Accordingly, HAT has no plans to change its marketing approach at this time.

Global regularly provides press releases on major jobs and provides interviews for trade journals as a method for maintaining visibility in the industry. HAT also maintains a web site that describes its facilities, personnel and capabilities at http://www.globalaircraftsolutions.com/
                --------------------------------------

OPERATIONS STRATEGIES

Through experience, the management team at Global has learned that, in the aircraft maintenance business, taking on too much work results in reduced profit margins, dissatisfied customers and, ultimately, the loss of future business. On the other hand, limiting work contracts to the number and type that can be performed effectively results in improved profit margins and increased future business opportunities.

Also, for budgetary purposes, most aircraft maintenance customers today prefer fixed-bid contracts on their scheduled maintenance checks. This common industry practice offers efficient well-managed repair stations the opportunity to significantly improve their profit margins, while still maintaining customer satisfaction.

By maintaining small, tightly knit work crews, retaining experienced crew chiefs and carefully screening work contracts, Global and it's subsidiaries have found that it can routinely come under budget on scheduled aircraft maintenance contracts fix-priced at rates widely accepted by the industry. Accordingly, while mindful of the need for long-term growth by the Company, Management is presently focused on pursuing a strategy of maximizing operations profitability and customer satisfaction rather than rapid growth.

FINANCIAL STRATEGIES

The principle financial strategy of Global is to secure equity and/or debt financing sufficient to insure the efficient day-to-day operation of the HAT and World Jet facilities and enable the Company to provide reasonable payment terms to creditworthy customers. Management is also interested in securing additional funding for the purpose of certain productivity-improving or synergistic acquisitions and other asset-based business opportunities. Since HAT and World Jet are profitable, Global can, if necessary, meet its financial requirements internally. However, the equity and/or debt financing currently pursued by Management will greatly accelerate the growth of value in Global. Consequently, while Management is aggressively seeking to secure additional financial resources, it has no interest in entering into overly dilutive equity funding or onerous debt financing.

BUSINESS DEVELOPMENT STRATEGIES

As described in Operations Strategies above, Management is, for the foreseeable future, taking a conservative approach to growing the core aircraft maintenance services business in favor of more aggressively seeking to increase operating profit margins and customer satisfaction. In practical terms, this translates into annual sales revenue growth rates of no more than 20% in the Company's core aircraft maintenance business and greater management focus on growing the less labor-intensive and higher-margin aircraft trading and aircraft parts sales segments of the Company. Our goal is a growth rate in both the aircraft trading and parts sales side of the business in the range of at least 25% to 50% per year over at least the next two years.

Distressed aviation assets often come to the attention of HAT, as a maintenance service provider and aircraft storage facility, prior to becoming known to the market at large. Frequently, such assets can be placed with end-users known to HAT. These arbitrage opportunities can involve distressed parts inventories, distressed aircraft that can be torn down for parts, or distressed aircraft that can be purchased, repaired and sold or leased at a profit. These types of arbitrage opportunities annually represent tens of millions of dollars of additional lucrative potential business available to HAT. As Global gains more access to capital from outside sources or as a result of Company operating profits, Management anticipates the revenue to Global from these types of opportunistic arbitrage transactions will become a significant portion of Global's future growth.

The large aircraft repair business is highly competitive. Revenues are sensitive to adverse changes in the air carrier business, due to factors such as airline profit levels, changes in fuel costs, average fare levels, and passenger demand. The heavily regulated airline industry, however, requires scheduled maintenance and repair services irrespective of industry economics, thus providing a reasonably steady market for HAT's services and World Jet's parts. HAT competes principally on the high quality of its services, its price competitiveness due to its location in the Southwest and low labor rates, its dry, mild climate and ability to do many MRO projects outdoors, and the low cost of its Tucson facility. World Jet competes on parts availability, time of delivery, and competitive pricing.

INDUSTRY OVERVIEW

As is the case in most industries, the aviation industry is cyclical in nature. Historical evidence suggests that the typical business cycle in the aviation industry has a duration of approximately 10 years peak to peak. The aviation industry appeared by mid-2001 to be headed into a prolonged downturn, and this trend was violently accelerated by the event of September 11th. Since September 11, 2001, at least five major repair stations either ceased doing business or filed for Chapter 11 protection. This factor has restricted the supply of services to the industry and opened up an opportunity for Global. Air carriers such as United Airlines also have filed for Chapter 11 protection. The recession in the aviation industry appears to have bottomed out with some indications of a rebound now appearing on the horizon. We believe that the following trends are currently affecting the aviation industry and our operations in particular:

Growth in the Market for Aircraft MRO Services

The Boeing 2003 Current Market Outlook Report projects that the average worldwide passenger growth will be 5.1% per year through 2022. Similarly, the Boeing 2003 Current Market Outlook Report projects that the average worldwide cargo traffic growth will be 6.4% per year through 2022. This report also predicts that by 2022 HAT's target market of regional and narrow body jets will make up 74% of the worldwide fleet of commercial aircraft. We anticipate that these factors will in the long term increase the demand for maintenance and repair services. Based on this and other data, HAT estimates the worldwide market for MRO services at approximately $40 billion annually and that approximately $5 billion of that amount will be provided in North America. We believe airlines perform approximately well over half of the North American services and that the balance is performed by independent facilities such as HAT.

Diversified Services and Strong Competitive Position

Our services include a wide range of aircraft maintenance and repair services across a number of different airframes. The breadth of our services allows us to be a vendor of choice to our customers in a highly fragmented industry. HAT competes principally on the high quality of its services, its price competitiveness due to its location in the Southwest and low labor rates, its dry, mild climate that allows services to be performed with only rare weather interruptions and to do much of its service out of doors, and the low cost of its Tucson facility.

Emphasis on Quality

The FAA and JAA license our MRO facility. We emphasize quality and on-time delivery to our customers. We are focused on meeting and exceeding FAA and JAA requirements. As industry, regulatory and public awareness have focused on safety, our ability to meet and exceed these requirements on a consistent basis has become important to customers.

                             DESCRIPTION OF PROPERTY

The principal executive offices for both Global and HAT are located at the HAT hangar facilities in Tucson, Arizona at Tucson International Airport. This favorable location provides 360 days of sunshine per year together with extremely low humidity year round. These facilities are situated on the northwest ramp on 22 acres of concrete within the airport proper and are patrolled by the Tucson Airport Authority police force. HAT leases these facilities at a rental rate of $25,650 per month.

The HAT facility is level and fully paved with concrete sufficient to handle the largest aircraft on any part of its 22 acres. Two hangars provide the space for any modification and maintenance work that must be performed indoors. The larger hanger has 180' clear span and is 185' deep (30,400 sq. ft.), enabling it to wholly enclose a DC9 and a 727 at the same time. The hangar has been modified to serve as a paint booth as needed.

The smaller hangar is 100' clear span by 100' deep (10,000 sq. ft.) with 2,000 square feet of office space on the north side and another 4,000 square feet of enclosed space on the south. Offices for production planning and control are in this area, as engineering, the welding shop, receiving, materials and purchasing departments. The two hangars face each other at a distance of approximately 220 feet. Numerous mobile offices have been added to provide additional space for administrative and customer representative offices.

To the southeast of the large hangar is a 12,000 foot covered building used to store aircraft components and maintenance equipment. A 9,000 square foot warehouse on the west side of the facility houses the interior department as well as additional storage for materials and records. Both main hangars are equipped with lighting, water, compressed air, and 115/220/440 volt AC electricity. All office spaces are heated and cooled.

World Jet operates out of a 73,000 square foot facility in Tucson, Arizona. This facility consists of office space and warehouse space to accommodate the aircraft parts (Expendables, Rotables and Consumables), airframe components, engines and engine material inventory maintained by World Jet. This facility is located directly across the street from HAT which allows HAT immediate access to aircraft parts, (Expendables, Rotables and Consumables), airframe components, engines and engine material necessary to perform MRO services without incurring any costs or delays that may be related to shipping and improves the turn time of any such services provided. Additionally, World Jet is leasing 59,000 square feet adjacent to the HAT complex for the purpose of inventory storage.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Global
------

There were no transactions, or series of transactions, for the years ended December 31, 2006, 2005, 2004 or 2003 to which Global was a party, in which the amount exceeds $60,000, and in which to the knowledge of Global, any director, executive officer, nominee, five percent or greater shareholder, or any member of the immediate family of any of the foregoing persons, have or will have any direct or indirect material interest.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

During the fiscal year ended December 31, 2003 through October 26, 2004, the National Association of Securities Dealers, Inc, quoted the Common Shares under symbol "RDVN" on the OTC Bulletin Board maintained. Subsequent to October 26, 2004, as the result of the Company's name change to Global Aircraft Solutions, Inc. the common shares were quoted under the symbol "GACF" at that same location. The following information relates to the trading of our common stock, par value $.001 per share. The high and low last sales prices of our common stock for each quarter during our two most recent fiscal years, as reported by the OTC Bulletin Board to date, are set forth below:

                                                      HIGH                LOW
                                                      ----                ---
2006
                           First Quarter             $1.73               $1.37
                           Second Quarter             1.66                1.15
                           Third Quarter              1.41                 .98
                           Fourth Quarter             1.18                 .93

2005
                           First Quarter             $ .94               $ .73
                           Second Quarter             1.36                 .84
                           Third Quarter              1.94                1.17
                           Fourth Quarter             1.57                1.30


                             EXECUTIVE COMPENSATION

Global currently has in place an employee stock compensation plan and a compensatory stock option plans. Global has no long-term incentive plans, as that term is defined in the rules and regulations of the Securities and Exchange Commission. There are no other compensatory or benefit plans, such as retirement or pension plans, in effect or anticipated to be adopted at this time, although in the future the Board of Directors may adopt other plans.

                      COMPENSATION DISCUSSION AND ANALYSIS

      Objectives. We design our compensation programs to maintain a performance and achievement-oriented environment throughout our company. We also design our compensation programs to attract, hire, retain and motivate talented and skilled individuals at all levels of our company. We have designed our executive compensation program with these same goals in mind.

Generally, we want to pay our executives compensation that is competitive in the marketplace. We review the median compensation paid to executives at other comparable aviation companies. We use this information as a starting point to set compensation levels for our executives. When setting compensation levels, we also take into account other factors such as the level of responsibility of the executive, the performance of the executive, the experience and tenure of the executive, the compensation of the executive compared to the compensation of other key salaried employees, and the performance of our company and our business units. In order to build a viable and commercially competitive company, our executive officers have historically agreed to accept less than the market rate for executives at similar companies.

Since our stock is traded on the OTCBB, which does not define director independence nor provide for corporate governance standards, the Company has elected to adopt corporate governance and independence standards in accordance with the standards promulgated by NASDAQ

      The Compensation Committee. The Compensation Committee assists our Board of Directors in fulfilling our Board's oversight responsibilities to administer our executive compensation program and each member of the Committee is independent as defined in the corporate governance listing standards of the NASDAQ and our director independence standards.

      The Committee reports to the Board of Directors on all compensation matters regarding our executives and other key salaried employees. The Committee annually reviews and approves the compensation (including annual base salary, annual cash incentive compensation, long-term incentive compensation and other employee benefits) for our executives and other key salaried employees. You may learn more about the Committee's responsibilities by reading the Committee's Charter, which is available in the "Corporate Governance" section of our website at www.globalaircraftsolutions.com.

Components of Compensation. The major components of our executive compensation program are the following:

o    Competitive base salaries which reflect, in part, individual performance;

o Additional annual cash incentive compensation based on the achievement of financial and other performance goals;

o Stock-based incentive compensation through the granting of stock options and performance-based restricted and S-8 stock; and

o    Other employee benefits, including perquisites.

      The 2006 Summary Compensation Table sets forth amounts for these components that we paid to our Chairman and Chief Executive Officer, our President, our Chief Financial Officer and our three other highest paid executives for 2006. We refer to these executives as our named executives.

We compensate our executives principally by using a combination of short-term compensation (salary and annual cash incentive compensation) and long-term compensation (stock options, restricted stock and S-8 Stock). We determine the mix of short-term and long-term compensation by using market compensation information. Accordingly, we do not have a specific policy for the allocation of compensation between short-term and long-term compensation or cash and equity compensation. We tie our annual cash incentive compensation and long-term incentive compensation to the achievement of performance goals or to the value of our common stock. We believe it is important that a portion of our executives' incentive compensation is dependent upon the price of our common stock in order to align the interests of our executives with the interests of our shareholders. However, since the price of our common stock is subject to some factors outside of the control of our company and our executives, we believe it is also important that a portion of an executive's incentive compensation be tied to performance goals relating to the operations of our company. We select performance goals that we believe help to drive our business and create value for our shareholders.

Our Starting Point. We offer our executives annual base salaries, annual cash incentive compensation, long-term incentive compensation and other employee benefits that are intended to be competitive with those offered at similar aviation repair, maintenance, modification and sales companies. We review compensation paid at these companies because their business activities make them most comparable to us. Most of our direct competitors are larger companies, so we use their executive compensation figures as a starting point and then adjust downward for size. We also believe these companies likely compete with us for executive talent. These companies change from time to time. We may also use general compensation surveys sponsored by nationally recognized compensation consulting firms to assist us in making compensation decisions.

These peer companies included:

AAR

TIMCO

Tramco

In January 2007, we increased Mr. Sawyer's base salary to $340,000.00. Prior to setting Mr. Sawyer's new compensation, we compiled additional market compensation information for presidents of similarly situated companies. We discovered that the median amount of salary, annual cash incentive compensation, long-term incentive compensation and total direct compensation paid to presidents at: (a) the peer companies was in excess of $1,000,000. Using this information, we established an appropriate compensation package for Mr. Sawyer

     Use of Total Compensation Evaluations. When approving changes in compensation for our named executives, we also prepare Total Compensation Evaluations for each executive. These Evaluations set forth the dollar amounts of all components of each named executive's current compensation, including salary, annual cash incentive compensation, long-term incentive compensation, retirement and savings programs, health and welfare programs and other executive benefits, including perquisites. These Evaluations allow the Committee and management to review how a change in the amount of each compensation component affects each named executive's total compensation and to review each named executive's total compensation in the aggregate. Based upon the review of the Evaluations, the Committee determined the total compensation, in the aggregate, for our named executives to be reasonable and not excessive.

  Base Salary. We pay salaries to our employees to provide them with a base compensation for the day-to-day performance of their job responsibilities. We assign pay grades to salaried positions at our company. Each pay grade has a salary range. When assigning a pay grade for an executive position, we review the salary range against size-adjusted median base salaries at the peer companies based upon the position and level of responsibility. The Committee reviews salary grades for our executives annually and makes adjustments to these grades as deemed necessary or appropriate to maintain competitiveness. Once we determine a range, we set salary levels within the range based upon other factors, including the executive's performance, experience and tenure in his particular position.

     Annual salary increases are based on the overall annual salary budget guidelines for our company and an evaluation of the executive's performance. As part of our annual budget process, we review our overall salary structure to ensure that it remains competitive. Each executive undergoes a performance review. The executive's performance for the prior year is reviewed by his direct supervisor or, with respect to the performance of the Chairman and Chief Executive Officer, the President and Chief Financial Officer by the Committee. The Committee reviews and approves the base salary of each executive annually and at other times in connection with any promotion or other change in responsibility.

                                                      SUMMARY COMPENSATION TABLE
                                                                                         Change in
                                                                                          Pension
                                                                                         Value and
                                                                          Non-equity    Non-qualified
                                                                          Incentive       Deferred
                                                 Stock                       Plan       Compensation
Name and                    Salary     Bonus     Awards     Option       Compensation     Earnings       All Other
Principal Position  Year        $         $          $       Awards $         $              $        Compensation $    Total $
------------------- ------- ---------- --------- ---------- ----------- --------------- ------------- ---------------- ---------
Ian Herman,         2006      150,967    40,000                                                                 5,000  195,967
Chairman & CEO
------------------- ------- ---------- --------- ---------- ----------- --------------- ------------- ---------------- ---------
Govindarajan        2006       84,523    20,000     59,375                                                     27,485  191,383
Sankar, CFO*
------------------- ------- ---------- --------- ---------- ----------- --------------- ------------- ---------------- ---------
John B Sawyer,      2006      237,500    80,000                                                                25,000  342,500
President & COO
------------------- ------- ---------- --------- ---------- ----------- --------------- ------------- ---------------- ---------
Phil Watkins COO    2006      117,731    10,000     24,000                                                             151,731
@ World Jet
------------------- ------- ---------- --------- ---------- ----------- --------------- ------------- ---------------- ---------
Alan Abate, Sr.     2006      124,077    12,500                                                                        136,577
VP Administration
@ HAT
------------------- ------- ---------- --------- ---------- ----------- --------------- ------------- ---------------- ---------
David Querio, COO   2006      117,653    12,500                                                                 5,000  134,153
Maintenance @ HAT
------------------- ------- ---------- --------- ---------- ----------- --------------- ------------- ---------------- ---------

*Assumed position June 1, 2006, annual salary $150,000. (Prior to Mr. Sankar, Ian Herman served jointly as CEO and CFO).

                                                                Page 57

                                                 OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                           Individual Grants

(a)                       (b)                    (c)                     (d)                    (e)

Name                      Number of Securities   % of Total              Exercise or Base       Expiration Date
                          Underlying             Options/SAR's Granted   Price ($/Sh)
                          Options/SAR's          to Employees in
                          Granted                Fiscal Year
--------                  -------------------------------------------------------------------------------------

Seymour Siegel            10,000                 33.3                    $1.03                  5/27/2011
Alfredo Mason             10,000                 33.3                    $1.03                  5/27/2011
Lawrence Mulcahy          10,000                 33.3                    $1.03                  5/27/2011



                  AGGREGATED OPTION' SAR EXERCISES IN LAST FISCAL YEAR and FISCAL YEAR-END OPTION/SAR VALUES

(a)                    (b)                 (c)                   (d)                      (e)
Name                   Shares Acquired      Value Realized ($)   Exercisable              Unexercisable
                       on Exercise

--------               --------------------------------------------------------------------------------------

Ian Herman             None                 N/A                  133,334                  N/A
John B. Sawyer         None                 N/A                  766,666                  N/A
Seymour Siegel         None                 N/A                    10,000                 N/A
Alfredo Mason          None                 N/A                    10,000                 N/A
Lawrence Mulcahy       None                 N/A                    10,000                 N/A


2002 Compensatory Stock Option Plan

Global has adopted the 2002 Compensatory Stock Option Plan for officers, employees, directors and advisors (the "2002 CSO Plan"). The shareholders have not yet approved this plan however, under our by-laws the directors are empowered to issue options and shares under the plan. Global has reserved a maximum of 3,000,000 Common Shares to be issued upon the exercise of options granted under the 2002 CSO Plan. The 2002 CSO Plan will not qualify as an "incentive stock option" plan under Section 422A of the Internal Revenue Code of 1986, as amended. The Board of Directors or other plan administrator will grant options under the 2002 CSO Plan at exercise prices to be determined. With respect to options granted pursuant to the 2002 CSO Plan, optionees will not recognize taxable income upon the grant of options granted at or in excess of fair market value. Global will be entitled to a compensating deduction (which it must expense) in an amount equal to any taxable income realized by an optionee as a result of exercising the option. The Board of Directors administers the 2002 CSO Plan. Options to purchase an aggregate of 1,035,000 shares of Global common stock have been granted under the 2002 CSO Plan Options to purchase 930,000 shares were outstanding at December 31, 2006.

2003 Employee Stock Compensation Plan

Global has adopted the 2003 Employee Stock Compensation Plan for officers, employees, directors and advisors (the "2002 ESC Plan"). The shareholders have not yet approved this plan however, under our by-laws the directors are empowered to issue options and shares under the plan. Global has reserved a maximum of 5,000,000 Common Shares to be issued upon the grant of awards under the ESC Plan. Employees will recognize taxable income upon the grant of Common Stock equal to the fair market value of the Common Stock on the date of the grant and Global will recognize a compensating deduction at such time. The Board of Directors administers the ESC Plan. 4,657,000 shares of Common Stock available under the ESC Plan have been awarded and 4,657,500 shares had been issued at December 31, 2006.

                            Compensation of Directors

On March 27, 2006, the Compensation Committee agreed that as of the next ratification of the Board of Directors of the shareholders all outside directors shall receive uniform compensation. All outside directors shall receive a one-time award of 10,000 shares plus options for 10,000 shares upon their election. Thereafter, each shall receive an additional award of 10,000 shares plus options for 10,000 shares upon successful completion of each year of service. In addition to the award shares each member shall receive an annual retainer of $20,000. Each Audit Committee member shall receive an additional annual retainer of $6,000, while each Compensation Committee member shall receive an additional annual retainer of $4,000. All Board members shall be paid a fee of $1,000 for each scheduled meeting attended. Audit committee members will be paid a fee of $1,000 for each scheduled Audit Committee meeting attended. Compensation Committee members shall be paid a fee of $500 for each scheduled Compensation Committee meeting attended.

                              FINANCIAL STATEMENTS

The audited consolidated financial statements of Global for the years ended December 31, 2004, 2005 and 2006 and the unaudited financial statements for the three and six months ended June 30, 2007, and related notes which are included in this offering have been examined by Epstein, Weber and Conover, Moss Adams, LLP and Daszkal Bolton, LLP and have been so included in reliance upon the opinion of such accountants given upon their authority as an expert in auditing and accounting.

           CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING
                        CONTROL AND FINANCIAL DISCLOSURE

On January 9, 2006, the Audit Committee of the Board of Directors of the Company voted to dismiss Larry O'Donnell, CPA, P.C. as the Company's independent registered public accountant. Larry O'Donnell, CPA, P.C. was notified of the dismissal on January 9, 2006. This dismissal followed the Audit Committee's receipt of proposals from other independent auditors to audit the Company's consolidated financial statements for the fiscal year ended December 31, 2005. None of the reports of Larry O'Donnell, CPA, P.C. on the Company's financial statements for either of the past two years or subsequent interim period contained an adverse opinion or disclaimer of opinion, or was qualified or modified as to uncertainty, audit scope or accounting principles, except that the reports did contain a going concern paragraph. During the Company's past two fiscal years and through January 9, 2006 there have been no disagreements with Larry O'Donnell, CPA, P.C. on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of Larry O'Donnell, CPA, P.C. would have caused them to make reference thereto in their reports on the financial statements of the Company for such years.

On January 9, 2006, the Audit Committee of the Board of Directors of the Company engaged Epstein, Weber & Conover, PLC ("EWC") as the Company's independent auditors with respect to the audit of the Company's consolidated financial statements for the fiscal year ended December 31, 2005. The decision to engage EWC was made by the Audit Committee of the Board of Directors. Neither the Company nor someone on behalf of the Company consulted with EWC regarding any of the items listed in Item 304(a)(2) of Regulation SB.

Effective January 1, 2007, Epstein, Weber & Conover, PLC ("Epstein Weber") combined its practice with Moss Adams LLP ("Moss Adams") and therefore resigned as the independent registered public accounting firm for Global Aircraft Solutions, Inc. (the "Company"). According to information provided to the Company, all of the partners of Epstein Weber have become partners of Moss Adams.

The reports of Epstein Weber on the Company's financial statements for the fiscal year ended December 31, 2005 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. In connection with the audits of the Company's financial statements for the fiscal year ended December 31, 2005, and in the subsequent interim periods through January 1, 2007, (1) there were no disagreements with Epstein Weber on any matter of accounting principles or practices, financial statement disclosure or auditing scope and procedure which, if not resolved to the satisfaction of Epstein Weber, would have caused Epstein Weber to make reference to the matter in its report and (2) there were no "reportable events" as that term is defined in Item 304 of Regulation S-K promulgated under the Securities Exchange Act of 1934 ("Item 304").

b) Effective January 19, 2007, the Company engaged Moss Adams to act as the Company's principal independent accountant. The Audit Committee of the Board of Directors of the Company approved the decision to engage Moss Adams.

During the fiscal year ended December 31, 2005, and during all subsequent periods through January 19, 2007, the Company did not consult Moss Adams regarding the application of accounting principles to a specified transaction, either completed or proposed, the type of audit opinion that might be rendered on the Company's financial statements or any matter that was the subject of a disagreement with its former accountants or a reportable event as those terms are defined in Item 304.

On June 27, 2007 the Audit Committee of the Board of Directors voted to dismiss Moss Adams, LP as the Company's independent registered public accountant. The reports of Moss Adams, LP on the Company's financial statements do not contain any adverse opinion, disclaimer, or qualification, nor has there been any disagreements with Moss Adams, LP. On June 27, 2007 the Company engaged Daszkal Bolton as the Company's independent registered public accountant.

                             FOR FURTHER INFORMATION

We have filed with the SEC, under the Securities Act of 1933, as amended (the "Securities Act"), a registration statement on Form SB-2 and Post Effective Amendments thereto with respect to the common stock offered by this prospectus. This prospectus, which constitutes part of the registration statement, does not contain all the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement, portions of which are omitted as permitted by the rules and regulations of the SEC. Statements made in this prospectus regarding the contents of any contract or other documents are summaries of the material terms of the contract or document. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this document. Our business, financial condition, results of operations and prospects may have changed since that date. With respect to each contract or document filed as an exhibit to the registration statement, reference is made to the corresponding exhibit.

We are a small business reporting company and file annual, quarterly, and current reports, proxy statements, and other information with the SEC. You may read and copy these reports, proxy statements, and other information at the SEC's public reference rooms at 100 F Street, N.E., Washington, D.C. 20549, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the SEC at (800) SEC-0330 for more information about the operation of the public reference rooms. You may also request copies of these documents by writing to the SEC and paying a fee for the copying cost. Our SEC filings are also available at the SEC's web site at "http://www.sec.gov" and at our own web site at "http://www.globalaircraftsolutions.com".

If you are interested in receiving a copy of any of the Company's filings, we will provide you, without cost, with a copy of any of these filings on request made orally or in writing to us at the following addressee:


Global Aircraft Solutions, Inc.
P.O. Box 23009
Tucson, AZ 85734
Attn: Investor Relations
Tel: (520) 294-3481
Fax: (520) 741-1430

                         Global Aircraft Solutions, Inc.
                                    formerly,
                       Renegade Venture (NEV.) Corporation
                        CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2004
                                DECEMBER 31, 2005
                                DECEMBER 31, 2006






                                TABLE OF CONTENTS



         INDEPENDENT AUDITOR'S REPORT                             F-1, F-2 & F3

         CONSOLIDATED BALANCE SHEETS                              F-4 & F-5

         CONSOLIDATED STATEMENT OF OPERATIONS                     F-6

         CONSOLIDATED STATEMENT OF STOCKHOLDER'S EQUITY           F-7

         CONSOLIDATED STATEMENT OF CASH FLOWS                     F-8 & F-9

         NOTES TO CONSOLIDATED FINANCIAL STATEMENTS               F-10 - F-35

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
             -------------------------------------------------------





To the Board of Directors and Shareholders of Global Aircraft Solutions, Inc.:


We have audited the accompanying consolidated balance sheet of Global Aircraft Solutions, Inc. and subsidiaries (the "Company") as of December 31, 2006, and the related consolidated statements of operations, stockholders' equity, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Global Aircraft Solutions, Inc. and subsidiaries at December 31, 2006, and the results of their operations and their cash flows for the year then ended, in conformity with U.S. generally accepted accounting principles.

As described in Note 2 to the consolidated financial statements, effective January 1, 2006 the Company changed its method of accounting for share-based payments to conform to Statement of Financial Accounting Standards No. 123R, Share-Based Payment.




/s/ Moss Adams LLP
------------------
Scottsdale, Arizona



April 16, 2007

             Report of Independent Registered Public Accounting Firm


To the Board of Directors and Shareholders of Global Aircraft Solutions, Inc.:

We have audited the accompanying consolidated balance sheet of Global Aircraft Solutions, Inc. and subsidiaries as of December 31, 2005 and the related consolidated statements of operations, shareholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion of these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Global Aircraft Solutions, Inc. and subsidiaries as of December 31, 2005 and the results of their operations and their cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.



/s/EPSTEIN, WEBER & CONOVER, PLC

Scottsdale, Arizona
April 3, 2006

                           Larry O'Donnell, CPA, P.C.
                            2228 South Fraser Street
                                     Unit 1
                             Aurora, Colorado 80014
                             Telephone (303)745-4545


             Report of Independent Registered Public Accounting Firm

To the Board of Directors
Global Aircraft Solutions, Inc.
Tucson, Arizona


I have audited the accompanying balance sheet of Global Aircraft Solutions, Inc. (formerly Renegade Venture (Nev.) Corporation ,as of December 31, 2004, and the related statements of loss, changes in stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audits.

I conducted my audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audits provide a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Global Aircraft Solutions, Inc. (formerly Renegade Venture (Nev.) Corporation as of December 31, 2004, and the results of its operations and cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.


Larry O'Donnell, CPA, P.C.
March 25, 2005


                                       F-4



                                        GLOBAL AIRCRAFT SOLUTIONS, INC.

                                          Consolidated Balance Sheets
                                          December 31, 2006 and 2005


ASSETS

                                                                 2006                     2005
                                                             -----------               -----------
CURRENT ASSETS
Cash and cash equivalents                                    $   104,440               $   368,013
Accounts receivable                                            7,870,799                 4,751,546
Note receivable                                                  455,859                 1,997,868
Due from equity investee partner                               3,946,414                 2,888,006
Inventory                                                      7,852,691                 8,767,435
Restricted funds                                                  65,500                    98,500
Deferred income taxes                                            299,508                   130,000
Other current assets                                             191,114                   304,987
                                                             -----------               -----------

  TOTAL CURRENT ASSETS                                        20,786,325                19,306,355

Property, plant and equipment                                  1,521,037                 1,642,141
Investments                                                                                 25,000
Equity in net assets of and advances to affiliates             6,063,067                 3,687,276
Customer list, net                                                                         133,886
Agreement with vendor, net                                                                  28,490
Goodwill                                                          38,992                    38,992
Other assets                                                      64,855                   192,481
                                                             -----------               -----------

  TOTAL ASSETS                                               $28,474,276               $25,054,621
                                                             ===========               ===========


       The accompanying notes are an integral part of these consolidated financial statements.


                                                                Page 65



                                                                  F-5


                                           GLOBAL AIRCRAFT SOLUTIONS, INC.

                                              Consolidated Balances Sheet
                                              December 31, 2006 and 2005


LIABILITIES AND STOCKHOLDERS' EQUITY

                                                                                     2006                  2005
                                                                                 ------------          ------------
CURRENT LIABILITIES
Notes payable                                                                    $  5,101,568          $  2,564,739

Accounts payable - trade                                                            5,001,567             7,181,397
Customer deposits                                                                     541,878
Billings in excess of costs and estimated
  earnings on contracts in progress                                                   224,046                23,458
Accrued liabilities                                                                   493,404               570,724
Income taxes payable                                                                  735,466               685,904
Current maturities - LT Capital leases                                                 53,247
                                                                                 ------------          ------------

  TOTAL CURRENT LIABILITIES                                                        12,151,176            11,026,222

LONG-TERM LIABILITIES
Capitalized lease obligations                                                         224,867
Deferred Tax Liability                                                                344,027
                                                                                 ------------          ------------

   TOTAL LONG-TERM LIABILITIES                                                        568,894
                                                                                 ------------          ------------

   TOTAL LIABILITIES                                                               12,720,070            11,026,222

STOCKHOLDERS' EQUITY
Common stock, $.001 par value, 100,000,000 Shares authorized in 2006 and
2005; shares issued 39,967,807 and 38,998,215 in 2006 and 2005; shares outstanding 39,587,807 and
38,618,215 2006 and 2005                                                               39,967                38,998
Additional paid-in capital                                                         12,723,213            11,904,683
Deferred compensation                                                                                       (80,000)
Contributed capital                                                                   620,289               620,289
Retained earnings                                                                   2,370,737             1,544,429
                                                                                 ------------          ------------

  TOTAL STOCKHOLDERS' EQUITY                                                       15,754,206            14,028,399
                                                                                 ------------          ------------

  TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                     $ 28,474,276          $ 25,054,621
                                                                                 ============          ============


             The accompanying notes are an integral part of these consolidated financial statements.


                                                   Page 66



                                                           F-6

                                             GLOBAL AIRCRAFT SOLUTIONS, INC.


                                          Consolidated Statements of Operations
                                      Years ended December 31, 2006, 2005 and 2004


                                                                             2006               2005                2004
                                                                         ------------       ------------       ------------

Net sales                                                                $ 34,542,195       $ 41,228,648       $ 30,851,118
Cost of sales                                                             (25,748,049)       (30,842,461)       (24,195,426)
Inventory write down                                                         (192,775)          (215,500)          (212,500)
                                                                         ------------       ------------       ------------

Gross profit                                                                8,601,371         10,170,687          6,443,192
Selling, general and administrative expenses                               (8,591,738)        (7,780,332)        (4,826,519)
Penalties                                                                     (11,742)            (1,061)          (295,903)
                                                                         ------------       ------------       ------------

Gain (loss) from operations                                                    (2,109)         2,389,294          1,320,770

Other income (expense):
  Interest income                                                              76,414            245,610             87,521
  Interest expense                                                           (587,183)          (386,927)          (329,023)
 Gain on renegotiation of contract                                                                                1,144,502
  Miscellaneous expense                                                      (197,932)              (110)            (9,084)
  Miscellaneous income                                                        114,874            130,571             31,162
  Gain on settlement with equity investee partner                                              1,268,970
  Equity in income of unconsolidated affiliate                              1,808,744           (157,874)
                                                                         ------------       ------------       ------------

Net income, before income taxes                                             1,212,808          3,489,534          2,291,286
   Provision for Income Taxes                                                (386,500)          (366,178)
                                                                         ------------       ------------       ------------

Net income
                                                                         $    826,308       $  3,123,356       $  2,291,286
                                                                         ============       ============       ============

Net income per share, Basic (2006 39,118,400 shares;
2005 33,848,722 shares;  2004 24,443,256 shares).                        $       0.02       $       0.09       $       0.09
                                                                         ============       ============       ============
Net income per share, Fully diluted (2006 40,375,173 shares; 2005
35,260,671 shares; 2004 24,986,985 shares).                              $       0.02       $       0.09       $       0.09
                                                                         ============       ============       ============


                 The accompanying notes are an integral part of these consolidated financial statements.


                                                          Page 67



                                                                  F-7

                                                    GLOBAL AIRCRAFT SOLUTIONS, INC.

                                       Consolidated Statements of Changes in Stockholders' Equity
                                              Years Ended December 31, 2006, 2005 and 2004

--------------------------------------------------------------------------------------------------------------------------
                               Shares          Common         Additional Paid     Contributed   Accumulated        Total
                                               Stock          in capital          capital       earnings
                                               $              $                   $                $                $
---------------------------------------------------------------------------------------------- ---------------------------
Balance on
December 31, 2003            17,480,000          17,860       2,080,373          620,289      (3,870,213)      (1,151,691)

Shares sold                  11,715,386          11,715       3,956,432                                         3,968,147

Shares issued for
purchase of
World Jet                     1,000,000           1,000         499,000                                           500,000

Shares issued
on Options
exercised                        55,000              55          17,545                                            17,600

Options issued                                                   57,000                                            57,000

Shares issued                   400,000             400          91,600                                            92,000

Compensation expensed                                            12,000                                            12,000

Shares vested
on employment
agreements                                                      320,000                                           320,000

Net income                                                                                     2,291,286        2,291,286

Balance
December 31, 2004            30,650,386          31,030       7,033,950          620,289      (1,578,927)       6,106,342

Shares sold                   7,200,000           7,200       4,644,000                                         4,651,200

Shares issued under
non-cash
warrant provisions              442,829             443            (443)                                                0

Options exercised                50,000              50          14,950                                            15,000

Shares issued,
directors                       200,000             200          76,800                                            77,000

Shares vested on
employment
agreements                       75,000              75          55,425                                            55,500

Net income                                                                                     3,123,356        3,123,356

Balance
December 31,2005             38,618,215          38,998      11,824,683          620,289       1,544,429       14,028,399

Exercise of
warrants                        387,092             387          95,767                                            96,154

Share-based
payments to
directors                        30,000              30          73,470                                            73,500

Stock issued to
employees for
compensation                    552,500             552         581,214                                           581,766

Tax effects of
share-based
payments                                                        148,079                                           148,079

Net income                                                                                       826,308          826,308

Balance
December 31, 2006            39,587,807          39,967      12,723,213          620,289       2,370,737       15,754,206


An additional 412,500 shares will be issued on the vesting dates of employment agreements now in force (See table under Note 9).

The accompanying notes are an integral part of these consolidated financialstatements.



                                                      Page 68


                                                        F-8


                                         GLOBAL AIRCRAFT SOLUTIONS, INC.

                                      Consolidated Statements of Cash Flows
                                      Years ended December 31, 2006 and 2005


                                                                2006                 2005                 2004
                                                            -----------          -----------          -----------
Increase (Decrease) in Cash and Cash Equivalents:

Cash flows from operating activities:
    Net Income                                              $   826,308          $ 3,123,356          $ 2,291,286

Adjustments to reconcile net income to
  net cash provided by operating activities:
    Equity in income of unconsolidated affiliate             (1,808,745)             157,874
   Gain on settlement with equity investee partner                                (1,268,970)
    Depreciation                                                582,710              489,818              325,966
    Amortization                                                162,377              162,376              162,376
    Write down of inventory                                     192,775              212,500              212,500
    Deferred income taxes                                       175,118                6,400
    Provision for bad debts                                     337,508              473,208               14,944
    Loss on disposal of fixed assets/investments                 50,874
    Gain from Renegotiation of Contract                                                                (1,144,502)
    Expenses paid with stock                                    617,459              326,594              476,613
                                                            -----------          -----------          -----------
Net adjustments to reconcile Net Income to net cash             310,076              559,800               47,897

Changes in Assets and Liabilities:
    Accounts receivable                                      (4,003,930)          (2,775,131)          (3,584,402)
    Prepaid expenses                                            190,625             (115,149)             (75,157)
    Inventory                                                   721,969           (5,260,186)          (1,631,494)
    Investments                                                                                           (25,000)
    Restricted funds                                             33,000              (98,500)                (409)
    Other current assets                                                              56,384               83,906
    Other non-current assets                                    127,027             (177,788)            (212,500)
    Accounts payable - trade                                  2,235,466)           4,535,546            2,269,999
    Accounts payable - related parties                                                (6,219)              16,173
    Customer deposits                                           541,878             (280,537              252,737
    Billings in excess of cost and estimated
       earnings on contracts in progress                        200,588             (942,780)             642,552
    Income Taxes Payable                                         49,563              374,722              208,989
    Accrued liabilities                                         (77,320)            (272,908)            (414,735)
                                                            -----------          -----------          -----------
Net cash used by operating activities                        (3,315,682)          (1,279,390)            (130,158)

Cash flows from investing activities:
    Purchase of property, plant and equipment                  (187,261)            (499,827)          (1,388,070)
    Purchase of World Jet, net of cash acquired                                                          (959,644)
    Payments received on notes receivable                     1,547,010              196,390
    Distributions from Jetglobal, LLC                           300,000
    Investment in Jetglobal, LLC                               (867,046)          (5,222,594)
                                                            -----------          -----------          -----------
Net cash provided/(used) by investing activities                792,703           (2,347,714)          (5,526,031)


                                                                Page 69



                                                                  F-9

Cash flows from financing activities:
    Proceeds from issuance of common stock                      96,154            4,911,000            4,381,600
     Payments related to common stock issued                                       (244,800)            (395,853)
    Proceeds from bank loans                                 5,746,247            7,511,373            1,723,686
    Repayments of bank loans                                (3,419,839)          (4,949,634)          (1,851,400)
    Due to factor                                                                  (604,409)            (394,391)
    Redemption of shares                                                                                (400,535)
    Payments on notes payable                                 (280,496)
    Payments on capital lease obligations                      (25,846)
    Excess tax benefits from stock options                     148,188
     exercised
    Other financing activities, net                             (5,002)                                  (44,011)
                                                           -----------          -----------          -----------
Net cash provided by financing activities                    2,259,406            6,623,530            3,019,096

Net increase (decrease) in cash and cash                      (263,573)            (181,891)             541,224
equivalents
Cash and cash equivalents at beginning of period               368,013              549,904                8,680
                                                           -----------          -----------          -----------

Cash and cash equivalents at end of period                 $   104,440          $   368,013          $   549,904

                                                           ===========          ===========          ===========


o Interest paid in 2006 was $558,644, in 2005 was $375,745 and in 2004 $329,023.

o No taxes were paid in 2004, $121,473 was paid in 2005, and $14,351 was paid in 2006.

Schedule of non-cash investing and financing activities:

o During the 4th quarter of 2005 $1,475,000 in accounts receivable was transferred to a Note receivable. The Note stipulated weekly payments of $52,993.76, had an interest rate of 8 % per annum, and was all due and payable on or before June 9, 2006. The Note was paid.

o During the 4th quarter of 2005, a note receivable in the amount of $600,000 was issued to Avolar Aero Lineas SA de CV. The due date of the note has been extended and the principal balance at December 31, 2006 was $300,000. The note bears interest at 6.5% per annum.

Property, plant and equipment increased $305,219 as a result of Capital Lease agreements. The actual cash payouts for capital lease obligations are reflected in cash flow statement.


The accompanying notes are an integral part of these consolidated financial statements.

                         GLOBAL AIRCRAFT SOLUTIONS, INC.
                          Notes to Financial Statements

           December 31, 2006, December 31, 2005 and December 31, 2004


1.  BASIS OF PRESENTATION AND PRINCIPLES OF CONSOLIDATION

These consolidated financial statements include the accounts of Global Aircraft Solutions, Inc., formerly Renegade Venture (NEV.) Corporation and its wholly owned subsidiaries, Hamilton Aerospace Technologies, Inc. ("HAT") and Johnstone Softmachine Corporation ("Johnstone"), and World Jet Corporation ("World Jet"), collectively, the "Company". HAT and Johnstone were acquired by Global on May 2, 2002. For accounting purposes, the transaction has been treated as an acquisition of Global, formerly Renegade Venture (NEV.) Corporation by HAT and as a recapitalization of Global, formerly Renegade Venture (NEV.) Corporation. The acquisition of 100% of World Jet, Inc. was finalized on July 15, 2003, with an effective date of January 1, 2003. As such, the financial statements reflect the accounting activity of HAT since its inception date of April 5, 2002 and of World Jet since January 1, 2004. Johnstone is currently inactive.

All material transactions and accounts with the subsidiaries have been eliminated from the consolidated financial statements.

Management has decided to transfer its ownership interest in Jetglobal, LLC, an entity in which the Company has a 30% ownership interest to the other partner in Jetglobal, BCI Aircraft Leasing, in consideration for cash and aircraft inventory. The parties are now drafting an agreement wherein it is anticipated that BCI will pay the Company cash plus transfer, free and clear, ownership to the Company, aircraft from Jetglobal inventory to settle, in full, all amounts due to the Company for services provided to BCI and return the carrying value of the Company ownership in Jetglobal, LLC. A final agreement and settlement has not been reached between the arties at this time.


2. ORGANIZATIONS AND NATURE OF OPERATIONS

Global Aircraft Solutions, Inc., formerly Renegade Venture (Nev.) Corporation, formerly Renegade Venture Corporation, was incorporated on February 13, 1989, as a Delaware corporation. In 1997, the Company was re-domiciled as a Nevada Corporation through a merger with a newly formed Nevada Corporation, Renegade Venture (NEV.) Corporation, a wholly owned subsidiary of Renegade Venture Corporation.

On May 2, 2002, the Company acquired 100% of the common stock of Hamilton Aerospace Technologies Inc. ("HAT") pursuant to a Stock Exchange Agreement whereby the former shareholders of HAT received 12,500,000 common shares of Renegade Venture (NEV.) Corporation, now Global Aircraft Solutions, Inc. Subsequent to this reverse merger there were 16,200,000 total common shares outstanding. HAT was formed on April 5, 2002 and commenced operations on April 15, 2002. HAT provides large aircraft maintenance, repair and modification services to owners and operators of large transport-category commercial jet aircraft. Services of this nature are required and needed by passenger and cargo air carriers, aircraft lessors, and governmental entities. HAT provides services to both domestic and foreign customers.


On April 12, 2002, Renegade Venture (NEV.) Corporation, now Global Aircraft Solutions, Inc., acquired 100% of the common stock of Johnstone Softmachine Corporation (Johnstone) pursuant to the Stock Purchase Agreement and Plan of Reorganization by and between LogiCapital Corporation (the principal shareholder of Johnstone), an entity controlled by John Brasher, who, at that time, was a director of Renegade Venture (NEV.) Corporation (he has since resigned) and Renegade Venture (NEV.) Corporation. Mr. Brasher was also a principal stockholder of Renegade Venture (NEV.) Corporation prior to the merger. As such, this transaction represented a transfer between control groups and is reported on a historical cost basis. Johnstone was formed on May 8, 1996 has had no substantial operations, and is in the development stage. Johnstone currently lacks the funding necessary to commence operations.

On July 15, 2004, the Company finalized an agreement to buy 100% of the common stock of World Jet Corporation, a privately held aircraft parts and brokerage company for $2.05 million payable as follows: $1,250,000 in cash at closing, $300,000 in the form of a note maturing January 27, 2005, and 1,000,000 shares of restricted common stock valued at $0.50 per share for the purposes of this transaction ($500,000). The effective date of this agreement is January 1, 2004. The shares were issued in July 2004. As a result of the acquisition, the Company expects to increase its sales to existing customers as well as those serviced by World Jet by combining the products and services of the two companies. It also expects to lower its parts costs through World Jet's purchasing abilities.

During 2006, the Company formed Mexican corporation, Hamilton Aerospace Mexico, S.A. de C.V. The purpose of the new corporation was to satisfy Mexican governmental requirements related to the flight line servicing of Mexican airline, Avolar Aerolineas, S.A. de C.V.


3.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cash and Cash Equivalents

We consider cash and investments in securities with maturities at the date of purchase of three months or less to be cash and cash equivalents.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Trade Accounts Receivable

Trade accounts receivable represent amounts billed but uncollected on both completed and in-progress aircraft repair and maintenance contracts as well as amounts billed but uncollected on parts shipped to customers.

Accounts receivable are stated at the amount management expects to collect from outstanding balances. Management provides for probable uncollectible amounts through a charge to earnings and a credit to a valuation allowance based on its assessment of the current status of individual accounts. The allowance is estimated as a percentage of accounts receivable based on a review of accounts receivable outstanding and the Company's prior history of uncollectible accounts receivable. Balances that are still outstanding after management has used reasonable collection efforts are written off through a charge to the valuation allowance and a credit to trade accounts receivable. Changes in the valuation allowance were material to the financial statements in 2006 and 2005. During 2006, the Company had bad debt expense of $338,000. During 2005, the Company had bad debt expense of $473,000. The Company believes its allowance at December 31, 2006 is adequate based upon review of our outstanding accounts receivable at December 31, 2006. The Company believes its allowance at December 31, 2006 is adequate based upon review of our outstanding accounts receivable at December 31, 2006.

At December 31, 2006, the Company had a receivable of $590,000, for which the Company has reserved $285,000, from a customer that has filed for reorganization under Chapter 11 of the Bankruptcy Code. Management believes that it has a substantial position in the bankruptcy proceeding and that the Company has adequate collateral, which it will take as payment for this receivable.

Inventory

Inventories are stated at the lower of cost (first-in, first-out) or market. Inventories include new, used parts and parts stripped from aircraft. These inventory items are initially carried at original cost basis determined on the pro-rata fair value of the individual parts based on market or catalog pricing. Inventory items held for over one year are no longer classified as "inventory, non-current". All aircraft parts inventory are grouped as "Inventory, net of allowance for slow moving and obsolete inventory" and accounted under `Current Assets' category. This is based on standard aviation industry practice of showing all aircraft parts under single line item of inventory. Aircraft parts typically have more than one year of life. Rotable parts have the same life as the aircraft. Repairable parts can be repaired several times over the life of the aircraft and installed on the aircraft. This is a reclassification to conform with what we now believe is more appropriate. This change will not impact the current quarter results or past results of the company. However in the future when the allowance for slow moving and obsolete inventory is provided for, the allowance will be a considered as an expense for the company.

The Company reviews the market value of inventories whenever events and circumstances indicate that the carrying value of inventories may not be recoverable from the estimated future sales price less cost of disposal and normal gross profit. In cases where the market values are less than the carrying value, a write down is recognized equal to an amount by which the carrying value exceeds the market value of inventories.

Property and Equipment

Property and equipment are recorded at cost. Depreciation is provided for on the straight-line on the straight-line method over the estimated useful lives of the assets. The estimated useful life of computer equipment and software is three years at both our HAT and World Jet subsidiaries; the estimated useful life of all other categories of assets at our HAT subsidiary is five years. World Jet uses estimated useful lives of 3, 5, and 7 years for its other assets. Amortization of leasehold improvements is computed using the shorter of the lease term or the expected useful life of the assets. Maintenance and repairs that neither materially adds to the value of the property nor appreciably prolong its life are charged to expense as incurred. Betterments or renewals are capitalized when incurred.


The Company reviews the carrying value of property, plant and equipment for impairment whenever events and circumstances indicate that the carrying value of an asset may not be recoverable from the estimated future cash flows expected to result form its use and eventual disposition. In cases where undiscounted expected future cash flows are less than the carrying value, an impairment loss is recognized equal to an amount by which the carrying value exceeds the fair value of assets. The factors considered by management in performing this assessment include current operating results, trends, and prospects, as well as the effects of obsolesce, demand, competition, and other economic factors.

Revenue and Cost Recognition

Revenues from fixed-fee contracts or portions of contracts for MRO sales are recognized by employing the percentage-of-completion method, measured by the cost-to-cost method, commencing when progress reaches a point where experience is sufficient to estimate final results with reasonable accuracy. The cumulative catch-up method is used to account for changes in estimates of total revenues, total costs or extent of progress. Each project is considered complete when the subject aircraft departs, or is cleared to depart, our facility. Revision in cost and labor hour estimates and recognition of losses, if any, on these contracts are reflected in the accounting period in which the facts become known. During the periods covered by these financial statements, no material prior period revisions were necessary. As of December 31, 2006 there are no material amounts in excess of the agreed contract price that the Company seeks to collect from customers or others for customer-caused delays, errors in specifications or designs, contract termination, change orders in dispute or unapproved as to both scope and price, or other causes of unanticipated additional costs.

Revenue from part sales is recognized when parts are shipped. Revenues from time and material contracts and all other ancillary services are recognized as the services are performed. Revenue from aircraft sales is recognized when the customer accepts delivery of the aircraft and/or when title is transferred.



                                      F-13

Earnings per share

Basic earnings per share includes no dilution and is computed by dividing net earnings available to stockholders by the weighted number of common shares outstanding for the period. Diluted earnings per share reflect the potential dilution of securities that could share in the Company's earnings.
Reconciliation of EPS for 2006, 2005 and 2004 are as follows:

                                                                               For the Year Ended 2006
-----------------------------------------------------------------------------------------------------------------------------
                                                        Income (Numerator)       Shares (Denominator)        Per-Share Amount
-----------------------------------------------------------------------------------------------------------------------------

Net Income                                                       $826,308
Basic EPS
Income available to common stockholders                          $826,308              39,118,400                  $0.02


Warrants                                                                                  414,022
Options                                                                                   780,491
Unvested employment agreement shares                                                       62,260


Diluted EPS
Income available to common stockholders + assumed                $826,308              40,375,173                  $0.02
conversions


                                                            Page 74


                                                              F-14

-----------------------------------------------------------------------------------------------------------------------------
                                                                               For the Year Ended 2005
-----------------------------------------------------------------------------------------------------------------------------
                                                        Income (Numerator)       Shares (Denominator)        Per-Share Amount
-----------------------------------------------------------------------------------------------------------------------------

Net Income                                                     $3,123,356
Basic EPS
Income available to common stockholders                        $3,123,356                  33,848,722                  $0.09

Warrants                                                                                      639,449
Options                                                                                       772,500

Income available to common stockholders + assumed               $3,123,356                 35,260,671                  $0.09
conversions


-----------------------------------------------------------------------------------------------------------------------------
                                                                               For the Year Ended 2004
-----------------------------------------------------------------------------------------------------------------------------
                                                       Income (Numerator)                      Shares               Per-Share
                                                                                            (Denominator)            Amount
-----------------------------------------------------------------------------------------------------------------------------

Net Income                                                  $2,291,286
Basic EPS
Income available to common stockholders                     $2,291,286                         24,443,256               $0.09

Warrants                                                                                          125,656
Options                                                                                           418,073

Diluted EPS
Income available to common stockholders + assumed           $2,291,286                         24,986,985               $0.09
conversions



                                                                Page 75


                                      F-15


The total weighted average shares outstanding for the diluted earning per share calculation for the year ended December 31, 2006 was 40,375,173. Total weighted average shares outstanding for the diluted earning per share calculation for the year ended December 31, 2005 was 35,260,671. Total weighted average shares outstanding for the diluted earning per share calculation for the year ended
December 31, 2004 was 24,986,985.

Equity in Net Assets and Advances to Affiliates

The investment in a 30% interest in JetGobal, LLC is accounted for using the equity method since the Company does not control JetGlobal, LLC, but over which it does exert significant influence. Under the equity method, the investment is recorded at cost plus advances and the Company's share of earning less distributions and the Company's share of losses. The Company considers whether future fair value of it investments has declined below their carrying value whenever adverse events or changes in circumstances indicate that recorded values may not be recoverable. If the Company considered any such decline to be other than temporary, a write-down would be recorded to estimated fair value.

All significant intercompany profits and balances have been eliminated.

Intangible Assets

The amounts assigned to Customer List and Agreement with Vendor are recorded at the value assigned when they were acquired in a business purchase. The amounts were being amortized over three years using the straight-line method. The
Company assesses the ongoing recoverability of intangible assets subject to amortization by determining whether the intangible asset balance can be recovered over the remaining amortization period through projected a undiscounted future cash flows. If projected future cash flows indicate that the unamortized intangible asset balances will not be recovered, an adjustment is made to reduce the net intangible asset to an amount consistent with projected future cash flows discounted at the Company's incremental borrowing rate.

The Company's amortizable intangibles consisted of customer lists and vendor agreements. Amortization expense on these totaled $162,376 and $162,376 for the year ended December 31, 2006 and 2005, respectively. Amortizable intangibles had been fully expensed at December 31, 2006.

Goodwill

The Company evaluates the carrying value of goodwill annually and between annual evaluations if events occur or circumstances change that would more likely than not reduce the fair value of a reporting unit below its goodwill-carrying amount. Such circumstances could include but are not limited to:

     1.   a significant adverse change in legal factors or in business climate
     2.   unanticipated competition
     3.   an adverse action or assessment by a regulator

When evaluating whether goodwill is impaired, the Company compares the fair value of the reporting unit to which the goodwill is assigned to that unit's carrying amount, including goodwill. If the carrying amount of a reporting unit exceeds its fair value, then the amount of the impairment loss must be measured.
The total of the implied fair value of all of the other assets and liabilities of the unit, based on their fair value, less the total amount assigned to those assets and liabilities is the implied fair value of goodwill. An impairment loss would be recognized when the carrying amount of goodwill exceeds its implied fair value.


                                     Page 76


                                      F-16

Income Taxes

Deferred taxes are provided on temporary differences between the tax basis of assets and liabilities for financial reporting purposes and income tax purposes.
The valuation allowance reduces deferred tax assets to an amount that represents the Company's best estimate of the amount of such deferred tax assets that, more likely than not, will be realized.

Recently Issued Accounting Pronouncements

In February 2006, the FASB issued SFAS No. 155, "Accounting for Certain Hybrid
Financial Instruments - an amendment of SFAS No. 133 and 140." This Statement simplifies accounting for certain hybrid financial instruments, eliminates the interim guidance in Statement 33 Implementation Issue No. D1, "Application of
Statement 133 to Beneficial Interest in Securitized Financial Assets," and eliminates a restriction of the passive derivative instruments that a qualifying special-purpose entity may hold. The Statement is effective for fiscal years beginning after September 15, 2006. The adoption of this Statement is not anticipated to have a material impact on the Company's consolidated financial statements.

In June 2006, FASB Interpretation No. 48, "Accounting for Uncertainty in Income
Taxes." This interpretation clarifies the accounting for uncertainty in income taxes recognized by prescribing a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The Interpretation also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods and disclosure. The Interpretation is effective for fiscal years beginning after December 15, 2006. Any effect of adopting FIN
48 will be recognized as an adjustment to retained earnings on the date of adoption. The Company is n the process of evaluating its uncertain tax positions. The impact, in any, cannot currently be estimated. This
Interpretation is not anticipated to have a material impact on the Company's consolidated financial statements.

In September 2006, FASB issued SFAS No. 157, "Fair Value Measurements." This
Statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP) and expands disclosures about fair value measurements. The Statement does not require any new fair value measurements but could change the current practice in measuring current fair value measurements. The Statement is effective for fiscal years beginning after November 15, 2007. The Company does not anticipate that the adoption of this Statement will have a material impact on the Company's consolidated financial statements.

In September 2006, the FASB issued SFAS No. 158, "Employers' Accounting for
Defined Benefit Pension and Other Postretirement Plans - an amendment of FASB
Statements No. 87, 88, 106, and 132 (R)." This pronouncement requires an employer to make certain recognitions, measurements, and disclosures regarding defined benefit postretirement plans. The Company does not have any defined benefit postretirement plans, and SFAS No. 158 will not have any impact on its financial condition and results of operations.

In September 2006, the Securities and Exchange Commission issued Staff
Accounting Bulletin No 108, "Considering the Effects of Prior Year Misstatements in Current Year Financial Statements ("SAB 108"). SAB 108 provides guidance on consideration of the effects of prior year misstatements in quantifying current year misstatements for the purpose of a materiality assessment. SAB 108 is effective for fiscal years ending after November 15, 2006. The adoption of SAB
108 did not have an impact on the Company's consolidated financial statements.

In February 2007, the FASB issued SFAS No. 159, "The Fair Value Option for
Financial Assets and Financial Liabilities ("SFAS 159") which permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. SFAS 159 will be effective for us on January 1, 2008. The Company is currently evaluating the impact of adopting SFAS 159 on the Company's financial position, cash flows, and results of operations.


                                     Page 77


                                      F-17


                            Stock-Based Compensation

During 2006, there were options for 30,000 shares, at an option price of $1.03, granted. The options are good for a term of five years and were immediately vested. Using the Black Scholes Model with the monthly stock-prices as variable from April 2002, the call option value of these options were calculated to be $1.09. $32,600 was expensed during 2006 relative to these options. In connection with the adoption of SFAS123R we assessed our valuation technique and related assumptions. Consistent with the provisions of SFAS 123R, Staff Accounting
Bulletin #107 (SAB 107), we estimated the fair value of stock option on the date of grant using the Black Scholes Options Valuation Model and the following assumptions: Risk free interest rate of 4.76%, Expected life of 2.5 years, Dividend rate of 0% and expected volatility of 91.98%.

Effective January 1, 2006, the Company adopted Statement of Financial Accounting
Standards No. 123 (revised 2004), Share-Based Payment ("SFAS 123R"), which requires the Company to measure the cost of employee services received in exchange for all equity awards granted including stock options based on the fair market value of the award as of the grant date. SFAS 123R supersedes Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based
Compensation ("SFAS 123") and Accounting Principles Board Opinion No. 25,
Accounting for Stock Issued to Employees ("APB 25"). The Company has adopted
SFAS 123R using the modified prospective method. Accordingly, prior period amounts have not been restated. Under the modified prospective method, stock options awards that are granted, modified or settled after December 31, 2005 will be valued at fair value in accordance with provisions of SFAS 123R and recognized on a straight line basis over the service period of the entire award.
At December 31, 2005, all outstanding stock options were fully vested.

Prior to January 1, 2006, the Company accounted for stock based compensation under the recognition and measurement provisions of APB 25 and related interpretations, as allowed by SFAS 123. The Company had adopted the disclosure-only provisions of SFAS 123 as amended by SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure". Prior to 2006, the
Company accounted for stock-based compensation in accordance with APB 25 using the intrinsic value method, which did not require compensation cost to be recognized for the Company's stock options as all options previously granted had an exercise price equal to the market value of the underlying common stock on the date of the grant. There were no options granted in the year ended December
31, 2005 nor was there vesting of prior year option grants. Therefore, there is no pro-forma effect for the year ended December 31, 2005.

Fair Value of Financial Instruments

The carrying values of cash and cash equivalents, accounts receivable, notes receivable and accounts payable and notes payable approximate fair values due to the short-term maturities of these instruments. The fair value of notes payable approximates the carrying value because of the current market value interest rates applied to those obligations. The fair value of capital leases approximates the carrying value of these instruments because the terms are similar to those in the marketplace under which they could be replaced.


4.  SEGMENT INFORMATION

The company has divided its operations into the following reportable segments:
Aircraft maintenance, repair, and overhaul; Aircraft Brokerage; and Part sales.
Each segment represents distinct product lines, marketing, and management of its business. Limited other services for each company, which represent a small percentage of income, have been shown in the aggregate. The reporting segments follow the same accounting policies used for the Company's consolidated financial statements and described in the summary of significant accounting policies.


                                     Page 78



                                      F-18


Selected information by business segment is presented in the following tables for the years ended December 31, 2006 and December 31, 2005.


                                                       2006               2005                2004
                                                       ----               ----                ----
                                                    ($millions)        ($millions)         ($millions)

Segment sales:
Aircraft maintenance                                  24.331             19.135              17.220
Aircraft trading                                       3.223             13.551               7.941
Part sales                                            11.216             10.684               6.546
Other                                                  2.354              2.153               1.002

Sub Total                                             41.124             45.223              32.709

Elimination of intersegment sales                     -6.582             -4.294              -1.858

Total consolidated sales                              34.542             41.229              30.851

Operating income:
Aircraft maintenance                                   4.554              2.232               3.270
Aircraft trading                                        .033              3.531                .936
Part sales                                             2.429              2.783               1.703
Other                                                  1.585              1.625                .534

Sub total                                              8.601             10.171               6.443
Selling, general, administrative expense              -8.547             -7.834              -4.827
Penalties                                              -.012              -.001               -.296
Other, net                                             -.465              -.004                .971
Share of Jetglobal net income (aircraft trading)       1.809              1.111

Consolidated earnings before taxes                     1.213              3.489               2.291

Interest income by segment
Aircraft maintenance                                   .029
Aircraft trading                                       .011
Part sales
Corporate                                               .036               .246                .085
Total interest income                                   .076               .246                .085


                                                Page 79



                                      F-19


Interest expense by segment
Aircraft maintenance                                    .059
Aircraft trading                                        .083
Part sales                                              .005
Corporate                                               .440               .387                .329
Total interest expense                                  .587               .387                .329

Depreciation and amortization by segment
Aircraft maintenance                                 409,779            330,334             411,286
Aircraft brokerage
Part sales

Corporate                                            335,308            321,900              77,056
Total                                                745,087            652,194             488,342

Net asset values:
Aircraft maintenance                               9,658,216          7,154,108           6,633,504
Aircraft trading                                   2,129,816          1,224,600
Part sales                                         6,541,517          8,649,250           2,099,485

Corporate                                         10,908,506          7,918,367           3,025,023
Total                                             29,238,055         24,946,325          11,758,012

Capital expenditures:
Aircraft maintenance                                 320,495            344,824           1,080,173
Aircraft brokerage
Part sales

Corporate                                            160,236            155,003             307,897
Total                                                480,731            499,827           1,388,070


                                                     Page 80



                                      F-20

The Company's facilities and assets are primarily located in the United States.
During 2006, the Company formed a Mexican corporation, Hamilton SA de C.V.
Minimal supplies are secured from local dealers using the foreign currency but all major revenue and expense transactions are transacted in U.S. dollars. The
Company sells and ships to several foreign countries. All foreign revenues are collected and recorded in U.S. dollars. Geographic information regarding sales to foreign countries is presented in the following table:


                                     Year                       Year                     Year
                                     Ended                      Ended                    Ended
                                     December 31,               December 31,             December 31,
                                     2006                       2005                     2004
-----------------------------------------------------------------------------------------------------
                                     Dollars                    Dollars                  Dollars

Angola                                 54,232                     62,028
Australia                                                          1,700                     97,741
Brazil                                                             5,100
Canada                                     75                        688                        577
Cambodia                               73,041
Columbia                                                          24,904                      3,946
Ecuador                                                                                   2,207,564
Germany                                 1,220                     28,025                     51,520
Guam                                                                                      2,170,778
Hong Kong                                                                                       890
Indonesia                                                           835
Ireland                                                         224,141
Israel                                     25
Italy                                     955                     62,357                     72,883
Jordan                              2,032,460                  2,468,915                  4,063,944
Korea                                 154,010
Lebanon                               290,088                    264,681
Malawi                                111,000                    868,943
Mexico                              6,942,499                  2,810,753                  1,443,626
Nigeria                                                          308,755
Pakistan                               68,000                    382,795                  6,510,001
Peru                                                                                         19,600
Philippines                           230,916
Romania                                                           27,000
Scotland                                                          30,969
South Africa                                                      17,345
Spain                                  32,600                      2,200
Tunisia                                                                                       4,130
UAE                                   111,848                  9,191,462                     18,600
United Kingdom                         98,383                     61,654                     55,888
Venezuela                                                         39,704                     31,532
TOTALS                             10,201,352                 16,845,250                 16,753,220


                                                   Page 81


5.   EQUITY IN NET ASSETS AND ADVANCES TO AFFILIATES

On August 26, 2005, the Company together with BCI Aircraft Leasing, ("BCI"), formed a joint venture, Jetglobal, LLC, a Delaware limited liability company. This is a special purpose LLC formed to acquire and remarket commercial jet aircraft. BCI will be primarily responsible for the marketing aspects of Jetglobal while the Company will be responsible for the technical, repair and maintenance aspects associated with remarketing purchased aircraft. The Company invested an initial amount of $1,125,000 for a 30% membership interest and BCI invested an initial amount of $2,625,000 for a 70% membership interest in Jetglobal. Pursuant to the terms of JetGlobal's Operating Agreement, although the Company has a 30% membership and profit interest, it is only responsible for 25% of the costs and expenses associated with Jetglobal including any business transactions.

As of December 31, 2006, Equity in net assets and advances to affiliates consisted of the following:

           Initial investment in Jetglobal                  $1,125,000
           Payment of 25% share of purchase of               4,627,404
           aircraft
           Reimbursement payments                             -688,722
           Expenses paid on behalf of Jetglobal                510,053
           Share of 2005 net loss                             -157,874
           Payment of earnings share to Global                -300,000
           Distribution of Aircraft                           -861,539
           Share of 2006 income                              1,808,745
              Balance at December 31, 2006                   6,063,067

Consolidated retained earnings at December 31, 2006, include $1,350,871 of undistributed earnings of Jetglobal.

The December 31, 2006 balance sheet of Jetglobal has assets of $17,319,00 and liabilities of $3,118,939. The December 31, 2005 balance sheet of Jetglobal had assets of $15,067,310 and $76,055 liabilities.

During 2005, Jetglobal had a sale rescinded due to a customer canceling a sales agreement. This sale was guaranteed by Jetglobal's other partner, BCI. This other partner and the Company entered into an agreement in 2005 wherein Global sold its interest in the four aircraft that were part of the 2005 rescinded transaction to its Jetglobal partner, BCI, at a price of $1,957,692 and a profit of $1,268,970. The cost for the aircraft was the original JetGlobal acquisition cost. Global transferred all of its rights in the four aircraft from JetGlobal to BCI. Because the aircraft were sold to the controlling owner, BCI, the sale was effectively accounted for by Jetglobal as a distribution of the aircraft to the controlling owner. In 2005, this transaction was classified as a component of the Company's equity in the net income of Jetglobal. However, it was a transaction between the two joint venture partners and is now classified as such in the 2005 financial statements.

Management has decided to transfer the ownership interest in the Jetglobal to BCI in consideration for cash and assets towards settlement. The parties are now drafting an agreement wherein it is anticipated that BCI will pay the Company cash plus transfer, free and clear, ownership to the Company of enough aircraft out of the Jetglobal assets to settle in full all amounts due the Company for services provided to BCI and from the Company's ownership in Jetglobal. A final agreement and settlement has not been reached between the companies at this time.


6. INVENTORY

Inventories consisted of the following:


                                            2006               2005
                                            ----               ----

        Maintenance Hardware            $ 1,030,465        $   604,983
        Parts for Resale                $ 6,554,455          5,525,109
        Aircraft & Engine                   267,771            450,000
                                        -----------        -----------

                                        $ 7,852,691        $ 6,580,092

Management reviews listed inventory items to determine whether there are slow moving or obsolete items. At December 31, 2006, it was management's determination that the carrying value of the inventory items is appropriate and that there were no items requiring an allowance because the carrying value exceeds net realizable value.


7. PROPERTIES AND EQUIPMENT

                                                        2006              2005
                                                        ----              ----
Gross Asset Values

Land and improvements                               $   25,094        $   25,094
Buildings and improvements                             201,080           190,479
Vehicles                                                78,161            79,028
Machinery and equipment                              2,058,291         2,018,995
Computers and software                                 332,755           306,164
Other office equipment                                 112,638            59,568
Equipment under capital lease                          305,219             4,999
                                                    ----------        ----------

     Subtotal                                        3,113,238         2,684,327

Less accumulated depreciation                        1,592,201         1,042,186
                                                    ----------        ----------

  Property and equipment, Net                       $1,521,037        $1,642,141
                                                    ==========        ==========


During 2006 and 2005, depreciation expense was $582,710 and $489,818 respectively.

Property, plant and equipment include gross assets acquired under capital leases of $4,999 and $305,219 at December 31, 2005 and September 30, 2006,
respectively. Related amortization, which is included in accumulated depreciation, was $500 and $24,385 at December 31, 2005 and December 31, 2006, respectively. Capital leases to acquire machinery and equipment totaled ($235,670) and to acquire other office equipment totaled ($69,549) at December 31, 2006. Amortization of assets under capital leases is included in depreciation expense.


8.  LEASES AND CAPITAL LEASES

Global's wholly owned subsidiary, Hamilton Aerospace Technologies, Inc. ("HAT"), currently conducts operations on leased property at the Tucson International Airport, ("TIA"). Currently, World Jet is occupying space under this same lease. The lease is a one-year lease commencing March 1, 2005 and permits HAT to apply for two additional one-year options. TIA is implementing a Master Plan for airport development, which precludes issuing a long-term lease to HAT, but will not affect HAT's facilities for at least five years. There is also executive office space leased at 6451 South Country Club under a five-year lease. Mexican operations require the use of operational and office facilities. These properties are covered by a use agreement and that agreement can be terminated at any time with 60 days notice. Below is a table showing the total of lease commitments at December 31, 2006.


                                                            F-23

----------------------------------------------------------------------------------------- -------------------------------
Operating Leases
-------------------------------------------------------------------------------------------------------------------------
                       Min Lease       Min Lease     Min Lease      Min Lease     Min Lease     Min Lease      TOTALS
                        Payments        Payments      Payments      Payments       Payments     Payments
                          2006            2007          2008          2009           2010         2011
-------------------------------------------------------------------------------------------------------------------------
                           $               $             $              $             $             $             $

Premises 6901 S.          315,621.27     79,557.10                                                             392,178.37
Park

A/C storage area
adjacent to 6901
S Park                     43,030.00                                                                            43,030.00

Office space 6451
S. Country Club             9,071.61     38,279.10     39,627.94      41,006.42     42,435.56    36,384.85     206,805.48

Premises 6900 S.
Park                       87,903.70                                                                            87,903.70

Inventory storage
7001 S Park               209,184.00     52,728.00                                                             261,912.00

Premises Tijuana
Mexico                    172,245.98                                                                           172,245.98

Offices Tijuana
Mexico                     27,250.01                                                                            27,250.01

Total Operating              864,306       170,564        39,627         41,006        42,435       36,384      1,191,325
Lease Commitments


The Company has entered into capital lease agreements to facilitate the purchase of various types of equipment. Below is a table showing the total lease commitments under those agreements and the present value of those lease commitments.


Capital Leases


                      Min Lease      Min Lease      Min Lease      Min Lease      Min Lease     Min Lease       TOTALS
                      Payments       Payments       Payments       Payments       Payments       Payments
                        2006           2007           2008           2009           2010           2011
-------------------------------------------------------------------------------------------------------------------------
                          $              $              $              $              $             $             $

Telephone systems        6,331.64      15,699.48      15,699.48      15,699.48      15,699.48      9,367.84     78,497.40
Office equipment         1,845.24       2,817.24       2,817.24       1,732.62                                   9,212.34
A/C maintenance
equipment               24,362.30      58,469.52      58,469.52      58,469.52      58,469.52     34,107.22    292,347.60


Total Capital
Lease Commitments       32,539.18      76,986.24      76,986.24      75,901.62      74,169.00     43,475.06    380,057.34


Present Value of           27,698         53,247         58,337         62,922         66,970        36,042       305,218
Capital Lease
Commitments


                                                              Page 84



                                      F-24


9. SHAREHOLDERS' EQUITY

On May 13, 2004, the Company's Board of Directors granted 900,000 compensatory stock options under the 2002 Compensatory Stock Option Plan at an option price of $0.17 per share. The value at measurement date for theses shares was $.23 and an expense for the $.06 increment, ($54,000), has been included basis in selling, general and administrative expense on the accompanying statement of operation.

On July 29, 2004, the Company's board of Directors awarded options to purchase
50,000 shares each to 2 new Directors as incentive compensation under the 2003
Employee Stock Compensation Plan. The option price is $0.20 per share, as the Company valued these services at $100,000. The value at measurement date for theses shares was $.23 and an expense for the $.03 increment, ($3,000), has been included basis in selling, general and administrative expense on the accompanying statement of operation.

During the third quarter of 2004, the Company finalized an agreement to award
400,000 shares of common stock under the 2003 Employee Stock Compensation Plan of the Company for professional services to be provided over a two-year period.
The effective date of this transaction was May 13, 2004. The Board of Directors determined that the fair value of these shares on the date of grant was $92,000.
The resulting prepaid expense is being expensed on a monthly basis during the two-year term of the contract. And is included in selling, general and administrative expense on the accompanying statement of operation.

On July 12, 2004 the Company's Board of Directors approved granting of 330,000 shares of stock to key employees under the 2002 Compensatory Stock Option Plan in conjunction with various employment agreements. The shares will vest after two years according to the terms of the employee agreements. A monthly expense is being charged to selling, general and administrative expense over the two-year period at the rate of 1/24 of $198,000 and is included in selling, general and administrative expense on the accompanying statement of operation.

In January 2005, 50,000 options, issued as compensation for outside consultancy services, were exercised at the option price of $.30 per share.

On August 3, 2005, warrants were converted to 7,200,000 shares of common stock at $.68 per share.

On August 30, 2005, warrants were converted to 399,000 shares of common stock under the non-cash conversion terms of the original agreement of issue.

On September 14, 2005, outstanding warrants were converted to 22,812 shares of common stock under the non-cash conversion terms of the original agreement of issue.

On November 23, 2005, 60,000 shares were issued to employees pursuant to 2004 employment agreements.

In the year ended December 31, 2005 the Company granted 200,000 shares under restricted stock awards to two directors. The price at measurement date was $.80 per share 100,000 shares were vested in 2005, $80,000 was expensed in 2005 and 100,000 shares will vest in 2006 and $80,000 will be expensed at a rate of 1/12 per month during 2006.

On November 23, 2005 15,000 share of common stock were issued to an employee as a bonus. The price per share at measurement date was $1.30 and the Company has recorded a $19,500 expense in connection with the transaction.

On December 27, 2005, outstanding warrants were converted to 21,017 shares of common stock under the non-cash conversion terms of the original agreement of issue.

During the first quarter of 2006, 10,000 shares of common stock were issued to a new director as a signing bonus. The price of the stock at measurement date was $1.39.

On March 9th of 2006, 100,000 shares of common stock were issued pursuant to the completion of services contracted for under two separate agreements. The expense under the agreement was $70,000.00.


                                     Page 85


                                      F-25


         On April 4, 2006, 96,154 shares of common stock were issued for a consideration of $96,154. These shares were relative to warrants that had been outstanding at $1.00 per share.

On April 7, 2006, 100,000 shares of common stock were issued as compensation for outside consultancy services. The services are to be performed during 2006 and 1/12 of the related expense will be taken monthly during 2006. The value of the shares at measurement date was $153,000.

On May 9, 2006, 165,814 shares of common stock were issued under the non-cash provisions of warrants @$.34 per share. The non-cash calculation eliminated all of the availability of 219,000 shares under the warrants.

Under the terms of a new three-year employment contract, which begins June 1, 2006, 75,000 shares of common stock will vest on May 31, 2007, 100,000 shares of common stock will vest on May 31, 2008 and 125,000 shares of common stock will vest on May 31, 2009. The measurement date for this transaction is May 3, 2006.

On August 8, 2006, 125,124 shares of common stock were issued under the non-cash provisions of warrants @ $0.68 per share. The non-cash calculation eliminated all of the availability of 240,000 shares under the warrants.

On August 28, 2006, 270,000 shares of common stock were issued pursuant to the vesting of shares granted under employment contracts entered into in 2004. The price of the shares at measurement date was $0.60 pre share. The appropriate expense has been entered into the Company's financial statements, on a monthly basis, during the two-year vesting period.

Under the terms of a new employment contract, which began July 1, 2006, 20,000 shares of common stock were issued to an employee on August 28, 2006 The agreement calls for 20,000 shares to be earned during the second year and issued
July 1, 2007 and 20,000 shares to be earned during the third year and issued
July 1, 2008. The price of the stock at measurement date was $1.20 per share.
Expenses for the stock will be entered into the financial statements on a monthly basis during the three-year term of the agreement.

On September 1, 2006, 20,000 shares of common stock were issued to two directors, 10,000 shares each, under the terms of the director compensation plan approved by the shareholders in the annual meeting held May of 2006. The price of these shares at measurement date was $1.35 per share. Appropriate expenses have been recorded in the Company's financial statements for the third quarter of 2006

On December 29, 2006, 62,500 shares of common stock were issued under an employment agreement. The price at measurement date was $.95. The terms of the employment contract, originally dated June 1, 2006 were amended at this time and 62,500 shares will vest and subsequently be issued each six months during the contract term for a total of $375,000 shares.


                                     Page 86


                                           F-26



                        Share value on Measurement Date        Vesting Date
-----------------------------------------------------------------------------------------
    Common Shares                                                              39,587,807
       Issued and
   Outstanding at
December 31, 2005
-----------------------------------------------------------------------------------------

Unconverted
Warrants Issued:

 @ $0.68                                   .50                                    300,000
 @ $1.36                                   .50                                  7,740,000
 @ $0.52                                   .65                                    104,111
 @ $1.00                                   .65                                  1,040,866
 @ $1.36                                   .65                                  1,137,020
Subtotal                                                                       10,321,997

Options Issued:
 @ $0.17                                   .23                                    900,000
 @$1.03                                   1.03                                     30,000
Subtotal                                                                          930,000

  Awards of stock
    pending under
       employment
        contracts
                                                                  1/01/2007        10,000
                                                                  6/01/2007        10,000
                                                                  6/05/2007        62,500
                                                                  7/01/2007        20,000
                                                                 12/01/2007        10,000
                                                                 12/05/2007        62,500
                                                                  6/01/2008        10,000
                                                                  6/05/2008        62,500
                                                                  7/01/2008        20,000
                                                                 12/01/2008        10,000
                                                                 12/05/2008        62,500
                                                                  6/05/2009        62,500
                                                                 12/01/2009        10,000

         Subtotal                                                                 412,500
            Total                                                              51,252,304



                                                  Page 87



                                                 F-27


                           SUMMARY OF EQUITY COMPENSATION STOCK-OPTION PLANS


           PLAN NAME                      TOTAL SHARES       ISSUED                    AVAILABLE
           ---------                      ------------       ------                    ---------

2002 Compensatory Stock Option Plan         3,000,000       1,035,000                 1,965,000

2003 Employee Stock Compensation Plan       5,000,000       4,657,500                   342,500


Stock-based Compensation Disclosure

Stock issued under plans to employees was issued at the value of the stock at the measurement date. All options issued were immediately exercisable. Until
2004, options issued were immediately exercised. Those options issued to employees that were not immediately exercised remained outstanding at September
30, 2006 and are summarized below:


                                                 Weighted Average
                                                 Exercise Price
----------------------------------------------------------------------------------------

Options outstanding at       900,000                $0.17           Exercisable on grant
beginning of year                                                   date

Granted during year           30,000                $1.03           Exercisable on grant
                                                                    date
Exercised year                 None

Forfeited year                 None

Outstanding at              930,000                 $0.1977         Exercisable on grant
12/31/2006                                                          date

Options exercisable at      930,000                 $0.1977
year end

Weighted average fair       $1.09
value of options
granted during the year


The aggregate remaining contractual lives in years for the 900,000 and 30,000 options outstanding and exercisable on December 31, 2006 was 2.47 and 4.85, respectively. Aggregate intrinsic value represents total pretax intrinsic value
(the difference between Global's closing stock price on December 31, 2006 and the exercise price, multiplied by the number of in-the-money options) that would have been received by the option holders had all option holders executed their options on December 31, 2006. This amount changes based on the fair market value of Global's stock. The total intrinsic value of options outstanding as of December 31, 2006 was $783,300. The total intrinsic value of options exercisable on December 31, 2006 was $783,300. There were no options exercised during the year ended December 31, 2006. The Company issues new shares of common stock upon the exercise of stock options.


                                     Page 88


                                      F-28

At December 31, 2006, 1,965,000 shares were available for future grants under the Company's 2002 Compensatory Stock Option Plan and 342,500 shares were available for future grants under the Company's 2003 Employee Stock Option Plan.
At December 31, 2006, the Company had approximately $729,000 of total unamortized compensation expense, net of estimated forfeitures, related to stock option plans that will be recognized over the weighted average period of 2.47 years.

The 900,000 options issued in 2004 were issued at $0.06 below the share price on the measurement date. Expense in the amount of $54,000 was included in selling, general and administrative expenses for 2004. Because the options were immediately available the intrinsic value and the fair value of the options is calculated at the same $.23 per share.


                          2005
----------------------------------------------------------------------------------------
                                                 Weighted Average
                                                 Exercise Price
----------------------------------------------------------------------------------------

Options outstanding at    1,050,000              $0.179            Exercisable on grant
beginning of year                                                  date

Granted during year           None

Exercised during year       50,000               $0.30

Cancelled during year      100,000               $0.20

Forfeited during year        None

Outstanding at             900,000               $0.17             Exercisable on grant
12/31/2005                                                         date

Options exercisable at     900,000               $0.17
yearend

Weighted average fair     $0
value of options
granted during the year


10. COMMITMENTS AND CONTINGENCIES

On December 9, 2005, Global Aircraft Solutions, Inc ("Global"), Hamilton
Aerospace Technologies, Inc. ("HAT"), a wholly owned subsidiary of Global
Aircraft Solutions, Inc. and World Jet Corporation, ("WJ") a wholly owned subsidiary of Global Aircraft Solutions, Inc. (collectively the "Borrowers") closed on a first Modification to the May 5, 2005 Initial Loan Agreement with M&I Marshall & Ilsley Bank ("M&I Bank"). The modification increased the $2.5 million operating line of credit to $5 million ("Line of Credit"); added a Guidance Line of Credit in the amount of $7 million ("Guidance Credit") solely for the acquisition of aircraft and Letter of Credit Facilities in combined amounts not to exceed $200,000.00. The Guidance Credit portion of the agreement has expired and no longer exists. The interest rate on the Line of Credit was reduced from 3.50% per annum to 3.00% per annum in excess of the applicable
LIBOR rate. At December the applicable interest rate was 7.39% per annum. The interest rate for each Letter of Credit Facility, if drawn upon, shall also be 3.00% per annum in excess of the applicable LIBOR rate. The Line of Credit and any Letter of Credit Facility remains secured by a first priority lien on Global's, HAT's and WJ's personal property. The term of the Line of Credit and the Letter of Credit Facility all expire on October 31, 2007 and the entire outstanding principal balance, all accrued and unpaid interest, and all other sums due and payable under the Line of Credit shall be due on the expiration date.


                                     Page 89


                                      F-29


While there is no required monthly repayment obligation of the Line of Credit, the Line of Credit is based upon and limited by a borrowing base equal to the sum of 80% of the outstanding amount of all Eligible Accounts as defined in the Loan Agreement and 50% of the net book value of all Eligible Inventory as defined in the Loan Agreement. If any Letter of Credit Facility is drawn upon, all principal and accrued and unpaid interest shall be due and payable upon demand.

The Borrowers paid total fees and expenses of approximately $37,500.00 in connection with the modification to the Line of Credit and addition of the Guidance Credit and Letter of Credit Facility. The Borrowers will owe the bank a fee for the issuance of any Letter of Credit in the amount of 2% of the amount of the letter of credit.

The balance due of the Line of Credit at December 31, 2006 was $4,814,397.30.
The Line of Credit also secures a Letter of Credit for $128,000, which was issued to TAA as part of the lease agreement for the HAT facility. The total available credit facility is $5,000,000 at December 31, 2006 subject to the borrowing base.

At December 31, 2006, the Company was in compliance with the quick ratio
(defined as cash, liquid cash equivalents and accounts receivable, divided by current liabilities) covenant of the loan agreement. The quick ratio is to be at least .60 to 1. At December 31, 2006 the ratio for the Company was .65 to 1.


11. RELATED PARTY TRANSACTIONS


BCI Aircraft Leasing, Inc.

BCI Aircraft Leasing, Inc., Global's partner in Jetglobal, see Note 6, accounted for 16.6% of Company revenue during 2006 and 4% during 2005. The account receivable from BCI at December 31, 2006 was $1,827,481.90 and at December 31,
2005 was $141,591.86.

Jetglobal, LLC accounted for 7.2% of the Company's revenue in 2006. The total amount due to the Company from Jetglobal was $1,093,316.19. December 31, 2005 balance was $90.00.

BCI Jet, a BCI controlled company, accounted for 3.8% of the Company's revenue in 2006. BCI Jet owed the Company $1,300,000 at December 31, 2006. BCI Jet had no balance due at December 31, 2005.

During 2005, Jetglobal had a sale rescinded due to a customer canceling a sales agreement. This sale was guaranteed by Jetglobal's other partner BCI. In settlement of the guarantee commitment to Jetglobal BCI agreed to take the aircraft in a distribution from Jetglobal and provide Global with a payment equal to its share of lost earnings. As a result, BCI and the Company entered into a settlement agreement for $1,957,692. The Company recorded the settlement as a gain for $1,268,970 and reduced its investment in Jetglobal for $688,722, which represents the Company's interest in the aircraft at the acquisition cost of Jetglobal.


12. CONTRACTS IN PROGRESS

At December 31, 2006 and December 31, 2005, costs and estimated earnings in excess of billings and billings in excess of costs and estimated earnings on uncompleted contracts consist of the following:

                                                   2006
                                                                     2005


Costs incurred on uncompleted contracts      $  1,486,387       $   1,072,582
Profit earned to date                             521,378           1,156,235
                                             ------------       -------------

                                             $  2,007,765       $   2,228,817

Less: Billings to date                         (2,314,710)         (2,252,275)
                                             ------------       -------------
                                                ($306,945)          ($ 23,458)


                                     Page 90


                                      F-30


Included in the accompanying balance sheet at December 31, 2006 and 2005 under the following caption:


Billings in excess of costs and estimated earnings on uncompleted contracts


                                            2006                   2005
                                            ----                   ----

Billings in excess from above            ($ 306,945)            $    23,458
Time and material earnings unbilled          82,899                       0
                                          ---------             -----------

Net                                      ($ 224,046)            $    23,458
                                          =========             ===========


Billings in excess are the result of amounts due from customers under contractual terms, which can be, in some cases, in advance of actual work performed.


13. TRADE ACCOUNTS RECEIVABLE

As of December 31, 2006 and December 31, 2005, trade accounts receivable consist of the following:


                                               2006                2005               2004
                                           ------------        ------------      ------------
 Contracts in progress                     $  1,158,998        $    769,322      $  1,961,319
 Completed contracts                          7,185,118           4,274,731         2,858,045
                                           ------------        ------------      ------------

                                           $  8,344,116        $  5,044,053      $  4,819,364
                                           ------------        ------------      ------------
 Less: allowance for doubtful accounts         (473,317)           (292,507)           (3,149)

                                           $  7,870,799        $  4,751,546      $  4,766,215



                                            Page 91


                                      F-31


The amounts charged to the allowance for doubtful accounts are as follows for the years ended December 31:


                   Balance at the            Charged to                               Balance at the
     Year        Beginning of Year            Expense              Deductions          End of Year
     ----        -----------------            -------              ----------          -----------

     2004           $  38,655               $  14,494                                   $  53,149
     2005           $  53,149                $437,208             $(197,850)            $ 292,507
     2006           $ 292,507                $337,508             $(156,689)            $ 473,326


Deductions represent recovery of previously reserved amounts.


14. NOTES RECEIVABLE

On September 1, 2003 Global was tendered a $100,000 note receivable. The note bears interest at 5%. The due date of the note was extended to December 20, 2006. At December 31, 2006, the note, plus interest, was outstanding in the amount of $116,671. During January 2007, the note plus accrued interest was paid in full.

During the 4th quarter of 2005, a note receivable in the amount of $600,000 was issued to the Company by Avolar Aero Lineas S.A. de C.V. The due date of the note was extended to June 30, 2007. The note bears interest at 6.5% per annum.
At December 31, 2006, the balance due plus interest was $339,186. This note is not collateralized.


15. INCOME TAXES

The following table summarized components of income tax expense for the years ended December 31, 2006, 2005 and 2004:


                                             2006          2005           2004
                                             ----          ----           ----

Current provision/(benefit)               $ 211,382     $ 372,578      $       0
Deferred provision/(benefit)              $ 175,118        (6,400)             0
                                          ---------     ---------      ---------

                                          $ 386,500     $ 366,178      $       0
                                          =========     =========      =========


                                     Page 92



                                      F-32


Below is a reconciliation of the differences between the effective and statutory rates as follows for the years ended December 31, 2006, 2005 and 2004:


                                                                        2006               2005                2004
                                                                    -----------         -----------         -----------

Federal income tax expense (benefit) at statutory rate (34%)        $   412,355         $ 1,186,442         $   855,000
State income tax expense (benefit) net of federal tax effect             84,654             174,476              81,000
Benefit of net operating loss carryover                                                    (951,200)           (936,000)

Deferred income tax valuation allowance                                 (57,000)

Permanent differences and other                                          31,145             (43,540)
Tax credits                                                             (84,654)
                                                                    -----------         -----------         -----------
Net income tax expense                                                    6,500             366,178         $         0
                                                                    ===========         ===========         ===========


Deferred tax assets and liabilities are determined based on the difference between currently enacted tax rates. Deferred tax expense or benefit is the result of the changes in deferred tax assets and liabilities.

Deferred income taxes arise principally from the temporary differences between financial statement and income tax recognition of net operating losses.

The components of deferred taxes at December 31, 2006, 2005 and 2004 in the accompanying balance sheet is summarized below:

                                                          2006            2005
                                                        --------        --------
Deferred tax assets
Allowance for bad debts                                 $186,802        $117,000
Amortization of intangibles                              164,069         102,000
Accrued vacation and compensation                         85,413          46,000
Other                                                     27,293
Deferred tax liabilities                                $463,577        $265,000
Depreciation                                             139,911          78,000
Investment in affiliate                                  368,185


                                     Page 93



                                      F-33


Deferred tax liabilities                                508,096          78,000
Valuation allowance                                           0         (57,000)
                                                      ---------       ---------
Deferred tax assets (liabilities), net                $ (44,519)      $ 130,000
                                                      =========       =========


16. CONCENTRATION OF REVENUES

The Company's top four customers accounted for 52.4% of sales during the year ended December 31, 2006. The Company's top four customers accounted for 37.6% of sales during the year ended December 31, 2005 and 56% during the same period in 2004. Three customers accounted for 63.8% of the Company's accounts receivable at December 31, 2006. Five customers accounted for 45% of the Company's accounts receivable at December 31, 2005. The broadening of our customer base will spread the risk associated with a potential failure of a significant customer. Efforts are continually being made to broaden our customer base. While the relative significance of customers varies period to period, the loss of, or significant curtailments of purchase of our services by, one or more or our significant customers at any time could adversely affect our revenue and cash flow. The top four customers reference above for 2006, 2005 and 2004 are listed in the table below:


2006-Top Four           2006 % Of          2005-Top Four          2005 % Of         2004Top Four          2004-% Of
Customers               Revenues            Customers            Revenues           Customers            Revenues
---------               --------            ---------            --------           ---------            --------

Customer H                18.4               Customer E             16.7             Customer A             21.3
Customer I                20.3               Customer C              8.3             Customer B             13.2
Customer J                 6.5               Customer F              6.6             Customer C             11.7
Customer K                                   Customer G              6.0             Customer D              9.8
Top Four-2006                                Top Four-2005                           Top Four-2004
Total %                   52.4               Total %                37.6             Total %                56


17. GAIN ON RENEGOTATION OF CONTRACTS

During the quarter ended March 31, 2004, an agreement between the Company and Hamilton Aviation was negotiated that eliminated an accrued liability for rental payments resulting in a gain of $88,000. During the first and second quarters of 2004 our World Jet, subsidiary successfully negotiated with creditors reductions in some liabilities which resulted in gains totaling $449,338.


On July 8, 2004, the Estate Administrator, on behalf of Hamilton Aviation, Inc., accepted an offer by HAT calling for satisfaction of all of its obligations under the May 6, 2004 Settlement Agreement by payment of a lump sum of $750,000 on or before September 6, 2004. HAT made this final lump sum payment and the resulting elimination of accrued liabilities resulted in a gain of $607,194 recorded during the quarter ended September 30, 2004.



                                     Page 94


                                      F-34

Summarized below are the $ amounts recognized on renegotiation of contracts by quarter and by operating unit:


Quarter Ended:              Global Aircraft    Hamilton Aerospace        World Jet          Consolidated
--------------              ---------------    ------------------        ---------          ------------


March 31, 2004                                    $   88,000            $  224,654            $  312,654
June 30, 2004                                                           $  224,654            $  224,654
September 30, 2004                                $  607,194                                  $  607,194
December 31, 2004                                                                             $        0

Totals for Year             $        0            $  695,194            $  449,308            $1,144,502


18. SUBSEQUENT EVENTS

On March 13, 2007, the Company announced that they have acquired a 20% ownership interest in, and entered into an exclusive service agreement with, Global
Aircraft Leasing Partners ("GALP"). Concurrently, the Company entered into a financial advisory services agreement with B. Riley & Co., Inc. ("B. Riley").

GALP is a start-up aircraft-leasing venture formed to acquire aircraft through a combination of debt and equity financing, and lease these commercial jet aircraft to operators throughout the world. GACF and GALP have entered into a strategic alliance wherein Global will acquire a 20% interest in GALP in exchange for a capital contribution of $20,000, together with infrastructure, industry expertise, management assistance, and other non-monetary contributions.
Global Aircraft will specifically not be required to invest capital in aircraft acquired by GALP. Other members of GALP will include equity funding specialists and aircraft leasing professionals. Global Aircraft and GALP have also agreed that Global will have first right of refusal for all aircraft maintenance, aircraft parts and technical consulting requirements GALP may have as a result of its aircraft acquisition and leasing activities. Global expects that its strategic partnership with GALP will have a positive effect upon the volume of its MRO and parts sales businesses.

Additionally, GALP has entered into an agreement with B. Riley wherein GALP will provide the equity portion for GALP aircraft acquisitions, while B. Riley will assist in securing the debt portion of the financing for those acquisitions. B.
Riley has also agreed to assist Global in obtaining an expanded operating credit facility as well as a $25,000,000 credit facility for Global to pursue its own aircraft trading opportunities.

Subsequent to December 231, 2006, the Company entered into an agreement to sell a 49% interest in one of its subsidiaries, World Jet. The Company entered into a letter of intent with the buyer in April 2007 for a sales price of approximately
$6,000,000.

On March 13, 2007 the Company also announced that Ian Herman would continue his duties as Chairman of the Company, while John Sawyer, President of Global, will be assuming the title of CEO. Mr. Herman advised the Company that he would be devoting the majority of his time to the development of the start-up aircraft leasing company, Global Aircraft Leasing Partners, LLC (GALP). The Company's
Board of Directors has ratified Mr. Sawyer's appointment as CEO, the strategic alliance with GALP, and the engagement of B. Riley

Avolar's increasing fleet size resulted in increasing receivables due Hamilton
Aerospace. At the same time, Avolar's past due receivables increased significantly. In order to protect the Company's financial status, late in February Management put Avolar on a COD basis and negotiated a schedule for Avolar to bring its account current. The parties also agreed that Avolar would obtain whatever services and credit it could from other maintenance service providers in order to facilitate Avolar's pay-down of monies due Hamilton
Aerospace. By the end of March 2007, Avolar had made progress reducing the amount owed Hamilton Aerospace, but Avolar is not in full compliance with the terms of its payment schedule agreed to with Hamilton Aerospace. Avolar has stated its intention to bring its accounts current with Hamilton Aerospace and World Jet and renew its maintenance and support agreements with both companies.
However, in view of these recent developments, it is unlikely that the income and profit contributions from Avolar to Hamilton Aerospace and World Jet in 2007 will reach the amounts previously indicated by Management.


                                     Page 95


                                      F-35


By the end of the fourth quarter 2006 and into the first quarter 2007 the past due amounts due Hamilton Aerospace by BCI Aircraft Leasing, Inc. had also reached unacceptable levels. Additionally, BCI had failed to provide information legally demanded by the Company regarding the financial results of its joint venture with BCI, Jetglobal. The parties are now drafting language wherein BCI will pay the Company cash plus transfer, free and clear, ownership to the Company of enough aircraft out of the Jetglobal assets to settle in full all amounts due the Company for services provided to BCI and from the Company's ownership in Jetglobal. Although BCI is presently cooperating with the Company to resolve these issues equitably, a final agreement and settlement has not at his time been reached between the companies.

Combination of slow payment by Avolar and BCI/Jetglobal has caused Global
Aircraft Solutions to have liquidity issues.


SELECTED QUARTERLY FINANCIAL DATA
-------------------------------------------------------------------------------------------------------------------------------
Selected Quarterly Financial Data
(in thousands except per share amounts, unaudited)

-------------------------------------------------------------------------------------------------
                                                       First     Second      Third        Fourth
Quarterly                                              Quarter   Quarter     Quarter      Quarter
-------------------------------------------------------------------------------------------------

Net revenue
2006                                                   $11,509   $10,199     $ 7,904      4,930
2005                                                   $ 8,652   $ 8,829     $15,462      8,285

Gross Profit
2006                                                   $ 3,973   $ 2,431     $ 2,148         49
2005                                                   $ 2,298   $ 2,399     $ 3,241      2,233

Net Income- Before Taxes
2006                                                   $ 1,903   $ 1,444     $   359      2,493
2005                                                   $   658   $   682     $   955      1,195

Net Income-After Taxes
2006                                                   $ 1,123   $ 1,055     $   233      1,585
2005                                                   $   658   $   682     $   661      1,122

Net Income per common share - basic,
   continuing operations
2006                                                   $  0.03   $  0.03     $  0.01      $0.05
2005                                                   $  0.02   $  0.02     $  0.02      $0.03

Net Income per common share - diluted,
    continuing operations
2006                                                   $  0.03   $  0.03     $  0.01      $0.05
2005                                                   $  0.02   $  0.02     $  0.02      $0.03


                                                         Page 96



                                      F-36


                                TABLE OF CONTENTS
                         GLOBAL AIRCRAFT SOLUTIONS, INC.
                        CONSOLIDATED FINANCIAL STATEMENTS
                   QUARTER AND SIX MONTHS ENDED JUNE 30, 2007




  CONSOLIDATED BALANCE SHEETS                                       F-37 & F-38

  CONSOLIDATED STATEMENT OF OPERATIONS                              F-39

  CONSOLIDATED STATEMENT OF CHANGE IN STOCKHOLDER'S EQUITY          F-40 & F-41

  CONSOLIDATED STATEMENT OF CASH FLOWS                              F-42 & F-43

  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                        F-44 - F-59




                                     Page 97




                                                 F-37

                                     GLOBAL AIRCRAFT SOLUTIONS, INC.
                                  Condensed Consolidated Balance Sheets
                                   June 30, 2007 and December 31, 2006
                                              (unaudited)


ASSETS

                                                                     2007                      2006
                                                                 -----------               -----------
CURRENT ASSETS
Cash and cash equivalents                                        $     1,574               $   104,440
Accounts receivable, net                                           7,982,236                 7,870,799
Notes receivable                                                     348,857                   455,859
Due from equity investee partner                                   3,618,461                 3,946,414
Inventory                                                         14,871,236                 7,852,691
Restricted funds                                                      65,500                    65,500
Deferred income taxes                                                299,508                   299,508
Other current assets                                                 137,006                   191,114
                                                                 -----------               -----------

  TOTAL CURRENT ASSETS                                           $27,324,378               $20,786,325

Property, plant and equipment, net                                 1,271,842                 1,521,037
Equity in net assets of and advances to affiliates                      --                   6,063,067
Goodwill                                                              38,992                    38,992
Other assets                                                          95,691                    64,855
                                                                 -----------               -----------

  TOTAL ASSETS                                                   $28,730,903               $28,474,276
                                                                 ===========               ===========

    The accompanying notes are an integral part of these condensed consolidated financial statements.


                                              Page 98



                                                         F-38

                                           GLOBAL AIRCRAFT SOLUTIONS, INC.
                                        Condensed Consolidated Balance Sheets
                                         June 30, 2007 and December 31, 2006
                                                     (unaudited)


LIABILITIES AND STOCKHOLDERS' EQUITY
                                                                            2007                    2006
                                                                        ------------            ------------
CURRENT LIABILITIES
Notes payable                                                           $  5,682,145            $  5,101,568
Note payable - related party                                                 800,000                    --
Accounts payable - trade                                                   2,919,915               5,001,567
Customer deposits                                                            616,742                 541,878
Billings in excess of costs and estimated
  earnings on contracts in progress, net                                      28,765                 224,046
Accrued liabilities                                                          526,501                 493,404
Income taxes payable                                                         991,471                 735,466
Current maturities - capital lease obligations                                59,144                  53,247
                                                                        ------------            ------------

  TOTAL CURRENT LIABILITIES                                             $ 11,624,683            $ 12,151,176

LONG-TERM LIABILITIES

 Capitalized lease obligations                                          $    202,778            $    224,867
 Deferred tax liability                                                      344,027                 344,027
                                                                        ------------            ------------

   TOTAL LONG-TERM LIABILITIES                                          $    546,805            $    568,894
                                                                        ------------            ------------

  TOTAL LIABILITIES                                                     $ 12,171,488            $ 12,720,070
                                                                        ============            ============

STOCKHOLDERS' EQUITY
Common stock, $.001 par value, 100,000,000 shares authorized
  40,441,301 and 39,967,807 shares issued 2007 and 2006 and
  40,061,301 and 39,587,807 shares outstanding 2007 and 2006            $     40,440            $     39,967
Additional paid-in capital                                                13,114,587              12,723,213
Deferred compensation                                                        (62,033)                   --
Contributed capital                                                          620,289                 620,289
Retained earnings                                                          2,846,132               2,370,737
                                                                        ------------            ------------

  TOTAL STOCKHOLDERS' EQUITY                                            $ 16,559,415            $ 15,754,206
                                                                        ============            ============

  TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                            $ 28,730,903            $ 28,474,276
                                                                        ============            ============


      The accompanying notes are an integral part of thesecondensed consolidated financial statements.

                                                  Page 99

                                                             F-39


                                                GLOBAL AIRCRAFT SOLUTIONS, INC.
                                        Condensed Consolidated Statements of Operations
                                   For the Three and Six Months ended June 30, 2007 and 2006
                                                       (unaudited)

                                                              Three              Three            Six                Six
                                                              Months             Months          Months            Months
                                                           ended June 30,    ended June 30,   ended June 30,    ended June 30,
                                                              2007                2006            2007              2006
                                                           ------------      ------------      ------------      ------------
Sales
  Sales, maintenance, repair, overhaul                     $  2,742,659      $  7,201,734      $  8,276,990      $ 13,522,520
  Sales, aircraft trading                                     7,850,000           650,000         7,900,000         3,223,000
  Sales, parts                                                  594,800         1,164,575         1,226,468         2,954,940
  Sales, other                                                  (13,569         1,182,342               432         2,006,914
                                                           ------------      ------------      ------------      ------------
Total sales                                                $ 11,173,890      $ 10,198,651      $ 17,402,890      $ 21,707,374
Cost of sales
  Cost of sales, maintenance, repair, overhaul               (2,207,074)     $ (5,042,828)     $ (5,958,354)     $ (9,549,252)
  Cost of sales, aircraft trading                            (6,846,000)       (1,574,485)       (6,846,234)       (3,255,624)
  Cost of sales, parts                                         (254,825)         (745,232)         (628,834)       (1,956,078)
  Cost of sales, other                                                           (405,500)             (435)         (542,500)
                                                           ------------      ------------      ------------      ------------
Total cost of sales                                        $ (9,307,899)     $ (7,768,045)     $(13,433,857)     $(15,303,454)
                                                           ------------      ------------      ------------      ------------

Gross profit                                               $  1,865,991      $  2,430,606      $  3,969,033      $  6,403,920

Selling, general and administrative expense                  (1,528,706)       (1,839,789)       (3,128,191)       (3,810,252)
Penalties                                                                         (11,171)                            (11,171)
                                                           ------------      ------------      ------------      ------------

Income from operations                                     $    337,285      $    579,646      $    840,842      $  2,582,497

Other income (expense):
     Interest income                                       $    177,848      $     24,368      $    184,291      $     54,725
     Interest expense                                          (378,889)         (147,194)         (510,489)         (231,868)
     Legal settlement                                                                              (100,000)
     Miscellaneous expense                                                                                               (116)
     Miscellaneous income                                        52,746            18,113            74,745            18,605
     Equity in income of unconsolidated affiliate                                 968,993           214,800           923,121
     Gain of sale of interest in unconsolidated
       affiliate                                                 27,210                              27,210
                                                           ------------      ------------      ------------      ------------

Net income, before taxes                                   $    216,200      $  1,443,926      $    731,399      $  3,346,964
     Provision for income taxes                                 (75,670)         (388,550)         (256,004)       (1,168,187)
                                                           ------------      ------------      ------------      ------------


Net income                                                 $    140,530      $  1,055,376      $    475,395      $  2,178,777
                                                           ============      ============      ============      ============
Net profit per share, Basic 2007 2nd Qtr 34,779,327        $       0.00      $       0.03      $       0.01      $       0.06
shares, Year to date 39,719,669 shares; 2006 2nd Qtr
39,011,179 shares, Year to date 38,829 760 shares.

Net profit (loss) per share, Fully diluted 2007
2nd Qtr 35,894,478 shares,
Year to date 40,783,188 shares; 2006
2nd Qtr 40,733,176 shares, Year to date
41,106,236 shares.                                         $       0.00      $       0.03      $       0.01      $       0.05
                                                           ============      ============      ============      ============


                   The accompanying notes are an integral part of these condensed consolidated financial statements.

                                                              Page 100


                                                                   F-40

                                                    GLOBAL AIRCRAFT SOLUTIONS, INC.
                                  Condensed Consolidated Statement of Changes in Stockholders' Equity
                              For the Year Ended December 31, 2006 and the Six Months Ended June 30, 2007
                                                              (unaudited)


                                                       Additional       Contributed   Deferred     Retained      Stockholder
                           Shares                    Paid-in Capital     Capital   Compensation    Earnings       Equity
                           ------                    ---------------     -------   ------------    --------       ------

Balance                 38,618,215    $     38,998   $ 11,824,683    $    620,289   $     --     $  1,544,429   $ 14,028,399
December 31,
2005

Exercise of                387,092             387         95,767                                                     96,154
warrants

Sharebased
payments to
directors                   30,000              30         73,470                                                     73,500

Stock issued to
employees for
compensation               552,500             552        581,214                                                    581,766

Tax effects of
sharebased
payments                                                  148,079                                                    148,079

Net income                                                                                            826,308        826,308

Balance                 39,587,807    $     39,967   $ 12,723,213    $    620,289   $     --     $  2,370,737   $115,754,206
December 31,
2006

1st Quarter

Exercise of
warrants,
(noncash)                   48,494              48            (48)                                                         0

Vesting of
stock based
Compensation
to employees                                               50,703                                                     50,703

Sharebased                  10,000              10          7,695                                                      7,705
payments to
directors


                                                            Page 101


                                                             F41


2nd Quarter

Stock issued to            340,000             340        204,670                                                    205,010
employees for
compensation

Vesting of
stock based
Compensation
to employees
and directors                                              48,179                                                     48,179

Stock                       75,000              75         80,175                      (62,033)                       18,217
(restricted)
issued to 3rd
parties for
current and
future services

Net income,                                                                                             475,395      475,395
first six
months 2007

Balance June            40,061,301    $     40,440   $ 13,114,587    $    620,289    $ (62,033)    $  2,846,132  $16,559,415
30, 2007


              The accompanying notes are an integral part of these condensed consolidated financial statements.


                                       (REMAINDER OF PAGE INTENTIONALLY LEFT BLANK)

                                                        Page 102



                                                 F-42

                                   GLOBAL AIRCRAFT SOLUTIONS, INC.
                           Condensed Consolidated Statements of Cash Flows
                           For the Six Months ended June 30, 2007 and 2006
                                            (unaudited)


                                                               2007                     2006
                                                          -----------                -----------
Cash flow from operating activities:
Net Profit                                                $   475,395                $ 2,178,777

Adjustments to reconcile net profit to net
cash
   used in operating activities:
    Depreciation                                              292,787                    271,655
    Amortization                                                                          81,189
    Allowance for Doubtful Accounts                                                      (91,907)
    Equity in income of unconsolidated
      affiliate                                              (214,800)                  (923,121)
    (Loss)Gain on disposal of fixed assets                    (50,000)                    13,785
    Gain on sale of interest in
      unconsolidated affiliate                                (27,210)
    Stock based compensation expense                          329,814                    310,108

Changes in Assets and Liabilities:
    Accounts receivable                                    (1,060,910)                (5,534,175)
    Prepaid expenses                                          130,905                     60,280
    Inventory                                                 131,453                    210,699
    Deposits                                                     (911)
    Other non-current assets                                                             (36,293)
    Accounts payable-trade                                 (2,174,399)                (3,800,551)
    Customer deposits                                         494,939                     69,193
    Billings in excess of cost and estimated
       Earnings on contracts in progress, net                (195,281)                   883,167
    Income tax payable                                        256,005                  1,321,184
    Accrued liabilities                                        33,098                    195,645
Net cash used in operating activities                      (1,579,115)                (4,790,365)

Cash flows from investing activities:
    Purchase of property, plant and equipment                 (32,237)                  (101,267)
    Notes receivable                                          116,672                    973,452
    Non-consolidated affiliate                                 48,973                  1,385,722
     (investment)/receipt

Net cash provided by investing activities                     133,408                  2,257,907


                                                  Page 103



                                      F-43


Cash flows from financing activities:
    Proceeds from issuance of common stock                                                96,154
    Proceeds from bank loans                                   57,603                  3,166,794
    Repayment of bank loans                                                             (919,604)
    Payments on capital lease obligations                     (27,548)
    Proceeds from note payable                              1,250,000
    Proceeds from note payable, related party                 800,000
    Payments on notes payable                                (727,544)
    Other financing activities, net                            (9,670)                    (2,480)

Net cash provided by financing activities                   1,342,841                  2,340,864

Net decrease in cash and cash equivalents                    (102,866)                  (191,594)

Cash and cash equivalents at beginning of                     104,440                    368,013
period

Cash and cash equivalents at end of period                $     1,574                $   176,419

Significant non-cash investing activity:

During 2007, the company sold its investment in Jetflobal for six aircraft valued at $8,650,000 and other considerations.

See Note 5.

Interest paid for the three and six months ended June 30, 2007 was $375,579 and 502,236, respectively. Interest paid for the three and six months ended June 30, 2006 was $129,692 and $193,807, respectively. Taxes paid during the six months ended June 30, 2007 and 2006 were $0.

The accompanying notes are an integral part of these condensed consolidated financial statements.





                  (REMAINDER OF PAGE INTENTIONALLY LEFT BLANK)


                                    Page 104


                                      F-44

                         GLOBAL AIRCRAFT SOLUTIONS, INC.
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS


2.       BASIS OF PRESENTATION AND PRINCIPLES OF CONSOLIDATION

These consolidated financial statements include the accounts of Global Aircraft
Solutions, Inc., and its wholly owned subsidiaries, Hamilton Aerospace
Technologies, Inc. ("HAT") and Johnstone Softmachine Corporation ("Johnstone"), and World Jet Corporation ("World Jet"), collectively, the "Company" of
"Global". HAT and Johnstone were acquired by Global on May 2, 2002 in a transaction accounted for as a reverse merger and recapitalization. Johnstone is currently inactive.

All material transactions and accounts with the subsidiaries have been eliminated from the consolidated financial statements.

Management has transferred its ownership interest in Jetglobal, LLC, an entity in which the Company had a 30% ownership interest, to BCI Aircraft Leasing, the other partner in Jetglobal, LLC in consideration for aircraft inventory and a trailing interest in certain claims of Jetglobal against third parties. The
Company and BCI executed a final agreement and settlement on April 20, 2007, and revised on June 29, 2007. The terms of the final agreement with BCI did not result in any impairment to the Company.


3.       ORGANIZATIONS AND NATURE OF OPERATIONS

On March 13, 2007, the Company entered into an exclusive service agreement with, Global Aircraft Leasing Partners ("GALP"). GALP is a start-up aircraft-leasing venture formed to acquire aircraft, through a combination of debt and equity financing, and lease these commercial jet aircraft to operators throughout the world. Global and GALP originally entered into a strategic alliance wherein
Global would acquire a 20% interest in GALP in exchange for a capital contribution of $20,000, together with infrastructure, industry expertise, management assistance, and other non-monetary contributions. At June 30, 2007, negotiations were still being conducted to establish an operating agreement for GALP, as well as to make final determination as to the Company's percentage of interest, which may be finalized at either the initial 20% or at 40%, depending on the result of those negotiations. The Company had not made any capital contribution as of June 30, 2007 and consequently was not a participating member of GALP during the period covered by these financial statements. Global will specifically not be required to invest capital in aircraft acquired by GALP.
Other members of GALP will include equity funding specialists and aircraft leasing professionals. Global and GALP have also agreed that Global will have first right of refusal for all aircraft maintenance, aircraft parts and technical consulting requirements that GALP may have as a result of its aircraft acquisition and leasing activities.

4.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Financial Statements

The Condensed Consolidated Financial Statements have been prepared by the Company without audit. These condensed consolidated financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Accordingly certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States have been condensed or omitted pursuant to such rules and regulations. The Condensed Consolidated
Balance Sheet at December 31, 2006, which was derived from financial statements audited by Moss Adams, LLP, independent public accountants, as indicated on their report for the year ended December 31, 2006 (not included). In the opinion of the Company, the accompanying financial statements contain all adjustments
(consisting of only normal recurring accruals) necessary to present fairly the financial position of the Company for the six months ended, June 30, 2007 and 2006 and cash flows for the six months ended June 30, 2007 and 2006. However, these operating results are not necessarily indicative of the results expected for the full fiscal year. The condensed consolidated financial statements should be read in conjunction with the notes to the consolidated financial statements contained in our annual report on Form 10-K for the fiscal year ended December
31, 2006.


                                    Page 105



                                      F-45
Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period.
Actual results could differ from those estimates.

Revenue and Cost Recognition

Revenues from fixed-fee contracts or portions of contracts for MRO sales are recognized by employing the percentage-of-completion method, measured by the cost-to-cost method, commencing when progress reaches a point where experience is sufficient to estimate final results with reasonable accuracy. The cumulative catch-up method is used to account for changes in estimates of total revenues, total costs or extent of progress. Each project is considered complete when the subject aircraft departs, or is cleared to depart, our facility. Revision in cost and labor hour estimates and recognition of losses, if any, on these contracts are reflected in the accounting period in which the facts become known. During the periods covered by these financial statements, no material prior period revisions were necessary. As of December 31, 2006 and June 30, 2007 there are no material amounts in excess of the agreed contract price that the Company seeks to collect from customers or others for customer-caused delays, errors in specifications or designs, contract termination, change orders in dispute or unapproved as to both scope and price, or other causes of unanticipated additional costs.

All parts are shipped FOB shipping point and revenue from part sales is recognized when parts are shipped. Revenues from time and material contracts and all other ancillary services are recognized as the services are performed.
Revenue from aircraft sales is recognized when the customer accepts delivery of the aircraft and/or when title is transferred.

Earnings per share

Basic earnings per share includes no dilution and is computed by dividing net earnings available to stockholders by the weighted number of common shares outstanding for the period. Diluted earnings per share reflect the potential dilution of securities that could share in the Company's earnings.
Reconciliation of EPS for the three and six month second months, ended June 30 of 2007 and 2006 are as follows:


                                                    For the Six Months ended June 30, 2007
-----------------------------------------------------------------------------------------------------------------------
                                                    Income (Numerator)       Shares (Denominator)      Per-Share Amount
-----------------------------------------------------------------------------------------------------------------------

Net Income                                              $475,395
Basic EPS
Income available to common stockholders                 $475,395                 39,719,669                  $0.01

Warrants                                                                             69,105
Options                                                                             724,138
Unvested employment agreement shares                                                270,276

Diluted EPS
-----------------------------------------------------------------------------------------------------------------------
Income available to common stockholders and
assumed conversions                                     $475,395                 40,783,188                  $0.01



                                                          Page 106


                                                           F-46


                                                    For the Quarter ended June 30, 2007
-----------------------------------------------------------------------------------------------------------------------
                                                    Income (Numerator)       Shares (Denominator)      Per-Share Amount
-----------------------------------------------------------------------------------------------------------------------

Net Income                                              $140,530
Basic EPS
Income available to common stockholders                 $140,530                 34,779,327                 $0.004

Warrants                                                                             10,865
Options                                                                             681,429
Unvested employment agreement shares                                                422,857
Diluted EPS
Income available to common stockholders and             $140,530                 35,894,478
assumed conversions                                                                                         $0.004
-----------------------------------------------------------------------------------------------------------------------



                                                    For the Six Months ended June 30, 2006
-----------------------------------------------------------------------------------------------------------------------
                                                    Income (Numerator)       Shares (Denominator)      Per-Share Amount
-----------------------------------------------------------------------------------------------------------------------

Net Income                                            $2,178,777
Basic EPS
Income available to common stockholders               $2,178,777                 38,829,760                  $0.06

Warrants                                                                          1,162,726
Options                                                                             793,750
Unvested employment agreement shares                                                320,000
Diluted EPS
-----------------------------------------------------------------------------------------------------------------------
Income available to common stockholders and
assumed conversions                                   $2,178,777                 41,106,236                  $0.05
-----------------------------------------------------------------------------------------------------------------------



                                                    For the Quarter ended June 30, 2006
-----------------------------------------------------------------------------------------------------------------------
                                                    Income (Numerator)       Shares (Denominator)      Per-Share Amount
-----------------------------------------------------------------------------------------------------------------------

Net Income                                            $1,055,376
Basic EPS
Income available to common stockholders               $1,055,376                 39,011,179                  $0.03

Warrants                                                                           568,791
Options                                                                            783,206
Unvested employment agreement shares                                               370,000
Diluted EPS
-----------------------------------------------------------------------------------------------------------------------
Income available to common
stockholders + assumed conversions                    $1,055,376                 40,733,176                  $0.03


                                                        Page 107



                                      F47



                     Share value        Vesting                 Antidilutive
                     on        Date                            warrants,
                     Measurement                                    options,
                     Date                                     pending
                                                                  employment
                                                                   shares at
                                                               June 30, 2007
--------------------------------------------------------------------------------


Unconverted
Warrants Issued:

 @ $0.68             .50                Vested        300,000
 @ $1.36             .50                Vested      7,740,000        7,740,000
 @ $0.52             .65                Vested          8,919
 @ $1.00             .65                Vested      1,040,866        1,040,866
 @ $1.36             .65                Vested      1,137,020        1,137,020

Subtotal                                          10,226,805


Options Issued:
 @ $0.17             .23                Vested        900,000
 @ $1.03            1.03                Vested         30,000           30,000
 @ $1.05            1.03                Vested         10,000           10,000

 Subtotal                                             940,000


 Awards of stock
   pending under
      employment
       contracts

                                        2007          100,000
                                        2008          200,000
                                        2009           95,000
                                        2010           60,000

Subtotal                                              455,000

   Total                                           11,621,805        9,957,886


                                    Page 108



                                      F-48


Equity in Net Assets and Advances to Affiliates

Until June 29, 2007, the 30% interest in Jetgobal, LLC was accounted for using the equity method since the Company did not control Jetglobal, LLC, but over which it did exert significant influence. The investment is recorded at cost plus advances and the Company's share of earning less distributions and the Company's share of losses. The Company considers whether future fair value of it investments has declined below their carrying value whenever adverse events or changes in circumstances indicate that recorded values may not be recoverable.
If the Company considered any such decline to be other than temporary, a write-down would have been recorded to estimated fair value.

All significant intercompany profits and balances have been eliminated.

Recently Issued Accounting Pronouncements

In September 2006, FASB issued SFAS No. 157, "Fair Value Measurements." This
Statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP) and expands disclosures about fair value measurements. The Statement does not require any new fair value measurements but could change the current practice in measuring current fair value measurements. The Statement is effective for fiscal years beginning after November 15, 2007. The Company does not anticipate that the adoption of this Statement will have a material impact on the Company's consolidated financial statements.

In February 2007, the FASB issued SFAS No. 159, "The Fair Value Option for
Financial Assets and Financial Liabilities ("SFAS 159") which permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. SFAS 159 will be effective for us on January 1, 2008. The Company is currently evaluating the impact of adopting SFAS 159 on the Company's financial position, cash flows, and results of operations.

Stock-Based Compensation

Effective January 1, 2006, the Company adopted Statement of Financial Accounting
Standards No. 123 (revised 2004), Share-Based Payment ("SFAS 123R"), which requires the Company to measure the cost of employee services received in exchange for all equity awards granted including stock options based on the fair market value of the award as of the grant date. SFAS 123R supersedes Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based
Compensation ("SFAS 123") and Accounting Principles Board Opinion No. 25,
Accounting for Stock Issued to Employees ("APB 25"). The Company has adopted
SFAS 123R using the modified prospective method. Accordingly, prior period amounts have not been restated. Under the modified prospective method, stock options awards that are granted, modified or settled after December 31, 2005 will be valued at fair value in accordance with provisions of SFAS 123R and recognized on a straight line basis over the service period of the entire award.
At December 31, 2005, all outstanding stock options were fully vested.


4.       SEGMENT INFORMATION

The company has divided its operations into the following reportable segments:
(i)Aircraft maintenance, repair, and overhaul; (ii)Aircraft brokerage; and
(iii)Part sales. Each segment represents distinct product lines, marketing, and management of its business. Limited other services for each company, which represent a small percentage of income, have been shown in the aggregate.

The reporting segments follow the same accounting policies used for the Company's consolidated financial statements and described in the summary of significant accounting policies.


                                    Page 109



                                      F-49

Selected information by business segment is presented in the following tables for the three and six months ended June 30, 2007 and June 30, 2006.


                                            Three months           Three months          Six months           Six months
                                            ended                  ended                 ended                ended
                                            June 30, 2007          June 30, 2006         June 30, 2007        June 30, 2006
---------------------------------------------------------------------------------------------------------------------------
                                             ($millions)            ($millions)           ($millions)         ($millions)

Segment sales:
Aircraft maintenance                             2.743                  7.202                8.277               13.523
Aircraft trading                                 7.850                   .650                7.900                3.223
Part sales                                       1.385                  3.242                3.513                6.227
Other                                             .014                  1.182                                     2.007

Sub Total                                       11.964                 12.276               19.690               24.980

Elimination of intersegment sales                 .790                 2.077                 2.287               3.273

Total consolidated sales                        11.174                 10.199               17.403               21.707

Operating income:
Aircraft maintenance                              .536                  1.813                2.319                3.428
Aircraft trading                                 1.004                   .924                1.054                .032
Part sales                                        .340                   .765                 .598                1.544
Other                                             .014                    777                 .002                1.464

Sub total                                        1.866                  2.431                3.969                6.404

Selling, general, administrative                 1.529                  1.842                3.128                3.810
expense
Penalties
Other, net                                        .148                   .114                 .352                 .170
Share of Jetglobal net income                                            .969                 .215                 .923
(aircraft trading)
Gain on sale of interest in Jetglobal             .027                                        .027

Consolidated earnings (loss) before taxes         .216                  1.444                 .731                3.347

Interest income by segment
Aircraft maintenance                              .173                   .008                 .174                 .028
Aircraft trading                                                         .007                                      .007
Part sales
Corporate                                         .005                   .009                 .010                 .020

Total interest income                             .178                   .024                 .184                 .055

Interest expense by segment
Aircraft maintenance                              .262                   .008                 .287                 .010
Aircraft trading
Part sales                                        .007                   .001                 .008                 .001
Corporate                                         .110                   .138                 .216                 .221
Total interest expense                            .379                   .147                 .511                 .232



                                                           Page 110


                                                                         F-50



                                            Three months           Three months          Six months           Six months
                                            ended                  ended                 ended                ended
                                            June 30, 2007          June 30, 2006         June 30, 2007        June 30, 2006
---------------------------------------------------------------------------------------------------------------------------

Depreciation and amortization by
segment
Aircraft maintenance                              .104                   .097                 .215                  .189
Aircraft brokerage
Part sales

Corporate                                         .039                   .079                 .078                  .164
Total                                             .143                   .176                 .293                  .353

Net asset values:
Aircraft maintenance                             7.790                  7.808                7.790                 7.808
Aircraft trading                                 9.022                  3.422                9.022                 3.422
Part sales                                       6.767                  9.113                6.767                 9.113

Corporate                                        5.152                  8.161                5.152                 8.161
Total                                           28.731                 28.504               28.731                28.504

Capital expenditures:
    Aircraft maintenance                                                 .009                                       .076
   Aircraft brokerage
   Part sales

Corporate                                         .021                   .018                 .043                  .025
Total                                             .021                   .027                 .043                  .101


                                                                   Page 111

                                      F-51


The Company's facilities and assets are primarily located in the United States.
During 2006, the Company formed a Mexican corporation, Hamilton SA de C.V. The purpose of the new corporation was to satisfy Mexican governmental requirements related to the flight line servicing of Mexican airline, Avolar Aerolineas, S.A.
de C.V. Minimal supplies are secured from local dealers using the foreign currency but all major revenue and expense transactions are transacted in U.S.
dollars. The Company sells and ships to several foreign countries. All foreign revenues are collected and recorded in U.S. dollars. Geographic information regarding sales to foreign countries is presented in the following table:

                                  Six Months          Six Months
                                     Ended               Ended
                                 June 30, 2007       June 30, 2006
                                 -------------       -------------

     Angola                       $   63,524           $   26,880
     Belgium                          21,534
     Hong Kong                            30
     Israel                           42,057
     Italy                                                    891
     Jordan                                             2,032,460
     Korea                                                154,010
     Lebanon                          19,845                6,403
     Malawi                                               111,000
     Mexico                          289,741            2,136,979
     Pakistan                        285,020               68,000
     Philippines                                          128,936
     Spain                                                  1,100
     UAE                              44,369
     Ukraine                           6,560
     United Kingdom                    4,260               98,383
                                  ----------           ----------
     TOTALS                       $  776,940           $4,765,042
                                  ==========           ==========


5.       EQUITY IN NET ASSETS AND ADVANCES TO AFFILIATES

On August 26, 2005, the Company together with BCI Aircraft Leasing, ("BCI"), formed a joint venture, Jetglobal, LLC, a Delaware limited liability company.
This was a special purpose LLC formed to acquire and remarket commercial jet aircraft. BCI was primarily responsible for the marketing aspects of Jetglobal while the Company was responsible for the technical, repair and maintenance aspects associated with remarketing purchased aircraft. The Company invested an initial amount of $1,125,000 for a 30% membership interest and BCI invested an initial amount of $2,625,000 for a 70% membership interest in Jetglobal.
Pursuant to the terms of Jetglobal's Operating Agreement, although the Company had a 30% membership and profit interest, it was only responsible for 25% of the costs and expenses associated with Jetglobal including any business transactions. Management had transferred its ownership interest in Jetglobal, LLC to the other partner, BCI Aircraft Leasing, in consideration for aircraft inventory and a trailing interest in certain claims of Jetglobal against third parties. The parties executed a final agreement and settlement on April 20, 2007, was revised on June 29, 2007. The terms of the final agreement with BCI did not result in any impairment to the Company. The final agreement calls for a transfer of 6 aircraft with a total value of $8,650,000 and a trailing interest of 18% in the Delta Airlines bankruptcy claim estimated to be valued at $2,118,461. (There is also an 18% trailing interest in a lawsuit against AFG for which no value can be estimated at this time.) At June 30, 2007, 5 aircraft, valued at $7,150,000, had been transferred. Due from investee partner at June
30, 2007 is $3,618,461. The gain on this transaction, recorded during the second quarter of 2007 is $27,210.

As of June 30, 2007, the balance in equity in net assets and advances to affiliates was zero.


                                    Page 112


                                      F-52


6.       INVENTORY

Inventories consisted of the following:

                                     June 30, 2007       December 31, 2006
                                     -------------       -----------------


       Maintenance hardware           $   887,840           $ 1,030,465
       Parts for resale                 6,448,022             6,554,455
       Aircraft & engines               7,535,374               267,771
                                      -----------           -----------

                                       14,871,236           $ 7,852,691
                                      ===========           ===========

Management reviews listed inventory items to determine whether there are slow moving or obsolete items on an annual basis. At June 30, 2007, it was management's determination that the carrying value of the inventory items, after adjustment for inventory write down, is appropriate and that there were no items requiring an allowance because the carrying value exceeds net realizable value.

The significant increase in inventory value was due to the receipt of aircraft upon disposal, by the Company, of its interest in Jetglobal (see Note 5).


7.       SHAREHOLDERS' EQUITY

Options

On March 9, 2007 there were options for 10,000 shares, at an option price of $1.05, granted to a Director pursuant to a compensation agreement. The options are exercisable for a term of five years and were immediately vested. Using the Black Scholes Model with the monthly stock-prices as variable from May 2002, the call option value of these options was calculated to be $.77. $7,706 was expensed during the first quarter of 2007 relative to these options. In connection with the adoption of SFAS 123R we assessed our valuation technique and related assumptions. Consistent with the provisions of SFAS 123R, Staff
Accounting Bulletin #107 (SAB 107), we estimated the fair value of stock option on the date of grant using the Black Scholes Options Valuation Model and the following assumptions: Risk free interest rate of 4.76%, Expected life of 2.5 years, Dividend rate of 0% and Expected volatility of 128.79%. There were no options granted during the second quarter of 2007.

Stock

On January 24, 2007, warrants were converted under the non-cash conversion terms of the original agreement of issue. A warrant for 95,192 shares was reduced to 48,494 shares under the cashless exercise formula and 48,494 shares were issued.

On March 29, 2007, 10,000 shares of common stock were issued under the terms of a Director's agreement. The value of the shares had been fully expensed when earned (prior to issuance).

On May 15, 2007, 210,000 shares of common stock were issued. These shares included 10,000 shares of common stock that were issued pursuant to a 2006 employment agreement. The stock-based compensation was fully expensed at issuance (measurement date) issued at $1.23 per share. The remaining 200,000 shares of common stock were issued in conjunction with two new employment agreements dated April 9, 2007, the measurement date. The value of the shares was $.73 each, resulting in expense in the amount of $146,000 during the second quarter of 2007.

On May 25, 2007, 20,000 shares of common stock were issued pursuant to an employment agreement. The value of the stock at measurement date was $1.01 per share. The Company recorded share-based compensation of $20,200 during the second quarter of 2007.


                                    Page 113

                                      F-53

On June 4, 2007, the company issued 100,000 shares of common stock pursuant to a separation agreement with a former employee. The value of the stock at measurement date, May 25, 2007, was $.75 per share and a total of $75,000 has been expensed in the second quarter relative to this transaction.

On June 8, 2007, the Company issued 75,000 restricted shares of common stock for services to be rendered under the terms of an agreement for services. The value of the stock at measurement date was $80,250, ($1.07 per share), which Management determined to be the value of the services to be rendered. The
Company is recording the expense over the duration of the agreement.

On June 8, 2007, the Company issued 10,000 shares of common stock were issued pursuant to vesting under a 2006 employment agreement. The stock had been expensed fully at issuance (measurement date).

                  SUMMARY OF EQUITY COMPENSATION STOCK-OPTION PLANS

                                         TOTAL SHARES      ISSUED        AVAILABLE
              PLAN NAME
2002 Compensatory Stock Option Plan       3,000,000       1,045,000      1,955,000

2003 Employee Stock Compensation Plan     5,000,000       4,867,500        132,500


Stock-based Compensation Disclosure
Stock issued under plans to employees was issued at the value of the stock at the measurement date. All outstanding options were exercisable at grant date.
Those options issued to employees that were not immediately exercised remained outstanding at June 30, 2007 and are summarized below:

                          June 30, 2007
                          -------------------------------------------------------------
                                          Weighted Average
                                          Exercise Price
                                          --------------
Options outstanding at      930,000       $0.198              Exercisable on grant date
beginning of year

Granted during quarter 1     10,000        $1.05              Exercisable on grant date

Granted during quarter 2       None

Exercised during quarter       None

Forfeited during quarter       None

Outstanding at 6/30/2007    940,000         $.207             Exercisable on grant date

Options exercisable at      940,000         $.207
6/30/2007

Weighted average fair         $1.05
value of options
granted during the
quarters 1 & 2

                                    Page 114

                                      F-54


The aggregate remaining contractual lives in years for the 900,000, 30,000 and 10,000 options outstanding and exercisable on June 30, 2007 was 1.772, 3.761 and 4.690, respectively.

At June 30, 2007, 1,955,000 shares were available for future grants under the Company's 2002 Compensatory Stock Option Plan and 132,500 shares were available for future grants under the Company's 2003 Employee Stock Option Plan.

                          June 30, 2006
                          -----------------------------------------------------------
                                           Weighted Average
                                           Exercise Price
                                           --------------

Options outstanding at      900,000        $0.17               Exercisable on grant
beginning of year                                              date

Granted during quarters        None
1 & 2

Exercised during               None
quarters 1 & 2

Cancelled during               None
quarters 1 & 2

Forfeited during               None
quarters 1 & 2

Outstanding at 6/30/2006    900,000        $0.17               Exercisable on grant
                                                               date

Options exercisable at      900,000        $0.17
6/30/2006

Weighted average fair          None
value of options
granted during the
quarters 1& 2


8.  NOTES PAYABLE

On December 9, 2005, Global, HAT and World Jet Corporation, ("WJ"), a wholly owned subsidiary of Global Aircraft Solutions, Inc. (collectively the
"Borrowers") closed on a first Modification to the May 5, 2005 Initial Loan
Agreement with M&I Marshall & Ilsley Bank ("M&I Bank"). The modification increased the $2.5 million operating line of credit to $5 million ("Line of Credit"); added a Guidance Line of Credit in the amount of $7 million ("Guidance
Credit") solely for the acquisition of aircraft and Letter of Credit Facilities in combined amounts not to exceed $200,000. The Guidance Credit portion of the agreement has expired and no longer exists. The interest rate on the Line of Credit was reduced from 3.50% per annum to 3.00% per annum in excess of the applicable LIBOR rate. At June 30, 2007 the applicable interest rate was 8.32% per annum. The interest rate for each Letter of Credit Facility, if drawn upon, shall also be 3.00% per annum in excess of the applicable LIBOR rate. The Line of Credit and any Letter of Credit Facility remains secured by a first priority lien on Global's, HAT's and WJ's personal property. The term of the Line of Credit expires on October 31, 2007 and the entire outstanding principal balance, all accrued and unpaid interest, and all other sums due and payable under the Line of Credit shall be due on the expiration date.

While there is no required monthly repayment obligation of the Line of Credit, the Line of Credit is based upon and limited by a borrowing base equal to the sum of 80% of the outstanding amount of all eligible accounts receivable as defined in the Loan Agreement and 50% of the net book value of all Eligible
Inventory as defined in the Loan Agreement. If any Letter of Credit Facility is drawn upon, all principal and accrued and unpaid interest shall be due and payable upon demand.

The Borrowers paid total fees and expenses of approximately $37,500.00 in connection with the modification to the Line of Credit and addition of the Guidance Credit and Letter of Credit Facility. The Borrowers will owe the bank a fee for the issuance of any Letter of Credit in the amount of 2% of the amount of the letter of credit.


                                    Page 115

                                      F-55

The balance due of the Line of Credit at June 30, 2007 was $4,872,000.
Originally the Line of Credit also secured a Letter of Credit for $128,000, which was issued to Tucson Airport Authority as part of the lease agreement for the HAT facility. This Letter of Credit expired during the second quarter of 2007, (See Note 16, Subsequent Events). The total available credit facility is
$5,000,000 at June 30, 2007 subject to the borrowing base.

As of June 30, 2007, the Company was not in compliance with certain covenants of loan agreement, as amended October 15, 2005, with M&I Bank. On July 6, 2006, the
Company entered into a subordinated loan agreement with ComVest Capital, LLC..
Under the loan agreement, the Company was originally indebted to the Lender in the principal amount of $2,800,000. The principal amount of the agreement was originally all due and payable October 6, 2006, with interest payments due monthly on the last day of each month in the amount of 15% of the outstanding balance. These funds were borrowed for potential investment purposes, but as the investment did not yet materialize, the company has repaid $2,700,000 of the loan amount and has made an agreement to repay the balance of $44,750 during November of 2006. The interest rate during the extended period will be 20%. This loan, including accrued interest, was paid in full during June of 2007.

On March 15, 2007, the Company entered into a secured promissory note agreement with Ardennes Value Fund, a related party due to the Company's planned GALP participation. The principal amount of the note is $200,000 with simple interest at a rate of 15% per annum. Required payments are interest only for the first two months beginning April 15, 2007 and all remaining interest and principal is due on June 15, 2007. This note was paid in full on June 26, 2007.

During the 2nd quarter of 2007, the Company entered into a short-term note agreement in the amount of $350,000 with Armando and Herminia Rios. The note specified interest at $10,000 per week. This note was paid in full in July of 2007.

On June 21, 2007, the company secured a line of credit with the Frank and Maxine
Smith Family Trust in the amount of $1,000,000. At June 30, 2007, $300,000 had been received under this agreement. The terms of the line of credit include a $55,000 set-up fee and simple interest on the unpaid balance at 15% per annum.
The note is all due and payable November 20, 2007. John B. Sawyer is guarantor on the line of credit.

On June 30, 2007, the company entered into a note agreement with Jeffrey Ervine, a related party pursuant to the planned GALP partnership. The principal amount of the note was $800,000 with simple interest at 12% per annum plus a fee of $80,000. The term of the note is six months.

During the second quarter of 2007, the Company received $100,000 from Raymon C.
Flores ("Flores"). On July 17, 2007, a note for $300,000 was entered into by the Company and Flores. The Company received an additional $200,000 during July,
2007. The interest on the note is payable at $8,000 per week and the unsecured note is due October 27, 2007. Prior to the formal agreement on July 17, 2007, the Company had agreed to pay interest on the $100,000 received during the second quarter of 2007 at a rate of $4,000 per week.


8.       RELATED PARTY TRANSACTIONS

BCI Aircraft Leasing, Inc.

BCI Aircraft Leasing, Inc., Global's former partner in Jetglobal, see Note 5, accounted for 14.5% and 25% of Company revenue during the first half of 2007 and 2006, respectively and accounted for 16.6% of Company revenue during the year ended December 31, 2006. The account receivable from BCI at June 30, 2007 and
2006 was $1,931,631 and $1,463,726, respectively and at December 31, 2006 was $1,827,481.

Jetglobal, LLC accounted for less than 1% of the Company's revenue during the first half of 2007. Jetglobal, LLC accounted for 7.2% of the Company's revenue in 2006. As a result of the partnership settlement discussed in Note 5, the Company had no accounts receivable due from Jetglobal at June 30, 2007. BCI Jet, a BCI controlled company, accounted for 0% of the Company's revenue in the first quarter of 2007 and 3.8% of the Company's revenue in 2006. BCI Jet had no account receivable balance at June 30, 2007 and had owed the Company $1,300,000 at December 31, 2006, which was satisfied as part of the partnership settlement discussed in Note 5.

                                    Page 116

                                      F-56

GALP

GALP purchased an aircraft from Global in the amount of $7,850,000 during the second quarter of 2007, which represents 45.5% of the Company's 2007 revenue. At
June 30, 2007, the Company had receivables in the amount of $1,078,113 from GALP, which represents 13.5% of the total Company accounts receivable balances.

Also see notes with Ardennes Value Fund and Ervine under Note 8 above.


9.       CONTRACTS IN PROGRESS

At June 30, 2007 and December 31, 2006, costs and estimated earnings in excess of billings and billings in excess of costs and estimated earnings on uncompleted contracts consist of the following:

                                                   2007           2006
                                               -----------    -----------

     Costs incurred on uncompleted contracts   $   908,516    $ 1,486,387
     Profit earned to date                         777,049        521,378
                                               -----------    -----------

                                               $ 1,685,565    $ 2,007,765
        Less: Billings to date                  (1,860,516)    (2,314,710)
                                               -----------    -----------

                                               $  (174,951)   $  (306,945)
                                               ===========    ===========



Included in the accompanying balance sheet at June 30, 2007 and December 31, 2006 under the following caption: Billings in excess of costs and estimated earnings on uncompleted contracts.

                                              2007         2006
                                           ---------    ---------

     Billings in excess from above         $(174,951)   $(306,945)

     Time and material earnings unbilled     146,186       82,899
                                           ---------    ---------


      Net                                  $ (28,765)   $(224,046)
                                           =========    =========


Billings in excess are the result of amounts due from customers under contractual terms, which can be, in some cases, in advance of actual work performed.


                                    Page 117

                                      F-57


52-      TRADE ACCOUNTS RECEIVABLE

As of March 31, 2007 and December 31, 2006, trade accounts receivable consist of the following:

                                                 2007           2006
                                             -----------    -----------

     Contracts in progress                   $   677,633    $ 1,158,998
     Completed contracts                       7,776,313      7,185,118
                                             -----------    -----------

                                             $ 8,453,946    $ 8,344,116

     Less: allowance for doubtful accounts      (471,710)      (473,317)
                                             -----------    -----------

                                             $ 7,982,236    $ 7,870,799
                                             ===========    ===========

There was no bad debt expense charged to the allowance for doubtful accounts during the first and second quarters of 2007.

12. NOTES RECEIVABLE

During the 4th quarter of 2005, a note receivable in the amount of $600,000 was issued to the Company by Avolar Aero Lineas S.A. de C.V. The due date of the note was extended to June 30, 2007. The note bears interest at 6.5% per annum.
At June 30, 2007, the balance due including interest was $348,857. This note is not collateralized.

13. CONCENTRATION OF REVENUES

The Company's top four customers accounted for 80.3% and 54.1% of sales during the 1st half of 2007 and 2006, respectively. The Company's top four customers accounted for 52.4% of sales during the year ended December 31, 2006. Three customers accounted for 69.9% of the Company's accounts receivable at June 30, 2007. Three customers accounted for 63.8% of the Company's accounts receivable at December 31, 2006. The broadening of our customer base will spread the risk associated with a potential failure of a significant customer. Efforts are continually being made to broaden our customer base. It should be noted that in any single quarter, due to the length of the typical repair job, percentages will normally be significantly higher than on an annual basis. While the relative significance of customers varies period to period, the loss of, or significant curtailments of purchase of our services by, one or more or our significant customers at any time could adversely affect our revenue and cash flow. The top four customers, referenced above, for the 1st half of 2007 and 2006 and the year 2006 are listed in the table below:

  ------------------------------------------------------------------------------------------------------------
  1st Half of 2007       1st Half of 2007    1st Half of 2006     1st Half of     2006-Top Four     2006- % of
  -Top Four Customers    -% of Revenues      -Top Four Customers  2006 -% of      Customers         Revenues
                                                                  Revenues
  ------------------------------------------------------------------------------------------------------------
  Customer G                     45.5        Customer B           24.5            Customer A        20.3
  Customer A                     15.4        Customer E           10.5            Customer B        18.4
  Customer B                     14.5        Customer A             9.8           Customer C        7.2
  Customer F                      4.9        Customer H             9.3           Customer D        6.5
    Top Four- 1st Half           80.3        Top Four- 1st Half    54.1           Top Four-2006    52.4
  of 2007 Total %                            of 2006 Total %                      Total %
  ------------------------------------------------------------------------------------------------------------

                              Page 118

                                      F-58


14. COMMITMENTS AND CONTINGENCIES

On June 29, 2004, the Company initiated a lawsuit against Corwin Foster and Jane
Doe Foster, husband and wife, and Seajay Holdings, LLC a Michigan Limited
Liability Company (the "Defendants") in the United States District Court for the
District of Arizona requesting entry of a judgment for the return of 1,500,000 shares of common stock. Global and HAT have asserted claims that Corwin Foster
(who is the sole shareholder and president of Seajay Holdings) and Seajay
Holdings acquired 1,500,000 shares of common stock of Global as part of a Stock
Exchange Agreement without consideration for the receipt of such common stock.
The Company is pursuing the return of these shares. This lawsuit emanates from a stock exchange agreement of April 2002 whereby Old Mission Assessment ("OMAC") agreed to provide HAT financing and capital for its newly established business.
OMAC and its officers Corwin Foster and others, entered into two debenture related agreements on April 15, 2002 whereby OMAC agreed to pay to HAT the sum of $1,500,000 under each debenture agreement on or before July 15, 2002. In consideration of this agreement HAT agreed to provide to various investing parties, including Corwin Foster's entity Seajay Holdings, shares of stock of HAT. On May 2, 2002, Global acquired HAT in a stock exchange thereby entitling the investing parties, including Corwin Foster's entity Seajay Holdings, to Global stock in consideration for the $3,000,000 investment. Seajay Holdings acquired 1,500,000 shares of common stock of Global pursuant to this transaction. Although Global stock was issued to the investors, including Corwin
Foster's entity Seajay Holdings, HAT/Global only received $400,535 of the agreed upon $3,000,000 to be paid pursuant to the debenture agreements. Since payment in full was never received by Global for the shares of common stock issued as consideration for the debenture agreements, Global was able to secure the return of all common stock issued in connection with the debenture agreements except the 1,500,000 shares of common stock issued to Corwin Foster's entity Seajay
Holdings. Global has agreed to return the $400,535.00 of the agreed upon $3,000,000.00 received pursuant to the debenture agreements. This sum was released from escrow and paid to United Pay Phone, an investor in OMAC, pursuant to an agreed upon order of court.

Although Global has made repeated demands upon Corwin Foster and Seajay Holdings to return the 1,500,000 shares of common stock, Corwin Foster and Seajay
Holdings have failed and refused to return such stock. As a consequence of Corwin Foster's and Seajay Holdings failure to return the common stock received, Global initiated legal proceedings for damages in the amount of no less than $1,000,000 plus interest and fees; the return of the 1,500,000 shares of common stock; and punitive damages in the amount of $10,000,000.

On or about July 24, 2006 which was far beyond the procedurally acceptable time within which to file a counterclaim and without the required leave of court, Corwin Foster filed a counterclaim against Global, HAT, Hamilton Aviation, Ian
Herman, Gordon Hamilton, John Sawyer, Ronald Clark, Frank Hooper, United
Payphone, Financial Capital, Interwest Transfer and the law offices of Tharpe
Howell alleging fraud, unjust enrichment, breach of contract and constructive trust.

All of these claims are categorically denied and Global has filed a motion to strike this counterclaim based upon the above referenced defects.

Global's Motion for Summary Judgment was dismissed in June 2007 and the matter is expected to proceed to trial in early 2008.

On June 6, 2007, HAT was served with a civil complaint filed by Petro Energy
Corporation in the Superior Court of California. The Complaint alleges that
Petro Energy and HAT entered into a fuel services agreement and that HAT has failed to pay a total of $155,177 pursuant to the terms of the fuel services agreement. The Complaint further alleges that John Sawyer and HAT also owe Petro
Energy $60,000 for fuel services provided to Falcon Air and $17.5 million for fuel services provided to Avolar Airlines.

The $60,000 claim was paid by Falcon Air to Petro Energy on June 20, 2007 and is no longer at issue.

The basis of Petro Energy's claims against HAT and John Sawyer for services
Petro Energy provided to Avolar is that John Sawyer, as president of HAT, induced Petro Energy to contract with Avolar and that as a consequence of this inducement, John Sawyer and HAT are responsible to Petro Energy for Avolar's unpaid fuel invoices. Notwithstanding the fact that the Petro Energy contract is solely with Avolar and does not involve John Sawyer or HAT either as a contracting party or guarantor, Petro Energy alleges that John Sawyer and HAT are responsible for payment of Avolar's invoices owed to Petro Energy.

                                    Page 119

                                      F-59

HAT filed an answer to the complaint denying all the allegations set forth therein and the matter is currently pending. The claim for $155,177 is a general non-material incidental claim incurred in the ordinary course of business which Management believes will be resolved with out any material effect on Global's financial position or liquidity. Management of the Company believes that the $17.5 million claim against HAT and John Sawyer is totally without merit and believes the eventual outcome will not have a material effect on Global's financial position or liquidity.

15. SUBSEQUENT EVENTS

On July 3, 2007, M&I Bank issued a new letter of credit in the amount of $128,000, secured by a certificate of deposit in the same amount. This letter of credit to Tucson Airport Authority is a lease requirement for the HAT facility.







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                                    Page 120

                                      F-60


                                TABLE OF CONTENTS
                                 JETGLOBAL, LLC
                              FINANCIAL STATEMENTS
                   FISCAL YEARS ENDED DECEMBER 31, 2005 & 2006



         REPORT OF INDEPENDENT PUBLIC ACCOUNTANT                     F-61

         BALANCE SHEETS                                              F-62

         STATEMENT OF OPERATIONS                                     F-63

         STATEMENT OF MEMBERS EQUITY                                 F-64

         CONSOLIDATEDSTATEMENT OF CASH FLOWS                         F-65

         NOTES TO FINANCIAL STATEMENTS                               F-66 - F-70



                                    Page 121

                                      F-61


                        Report of Independent Accountants
                        ---------------------------------


To the Members
Jetglobal, LLC:


We have audited the accompanying balance sheets of Jetglobal, LLC (the
"Company") as of December 31, 2006 and 2005, and the related statements of operations and members' equity and cash flows for the year ended December 31, 2006 and for the period from inception (August 26, 2005) to December 31, 2005.
These financial statements are the responsibility of the Company's management.
Our responsibility is to express an opinion on these financial statements based on our audits.


We conducted our audits in accordance with accordance with generally accepted auditing standards of the United States of America.. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting.
Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting.
Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position Jetglobal, LLC as of December 31, 2006 and 2005, and the results of its operations and its cash flows for the year ended December 31, 2006 and for the period from inception (August 26, 2005) to December 31, 2005 in conformity with accounting principles generally accepted in the United States of America.


/s/ Moss Adams LLP
April 16, 2007
Scottsdale, Arizona

                                    Page 122

                                      F-62


                                 JETGLOBAL, LLC
                                  BALANCE SHEET
                     December 31, 2006 and December 31, 2005


      ASSETS
                                                               2006           2005
                                                           ------------   ------------
      CURRENT ASSETS

      Accounts receivable                                  $    830,445   $
      Inventory                                              16,234,615      9,578,842
      Deposits                                                  350,000      5,488,468
      Prepaid insurance                                         103,950
                                                           ------------   ------------

        TOTAL CURRENT ASSETS                               $ 17,519,010   $ 15,067,310
                                                           ------------   ------------

        TOTAL ASSETS                                       $ 17,519,010   $ 15,067,310
                                                           ============   ============


LIABILITIES AND MEMBERS' EQUITY

      CURRENT LIABILITIES
      Notes payable - short term                           $  1,427,189   $
      Accounts payable - trade                                  800,434         76,055
      Due to related parties                                  1,091,316
      Commitments and contingencies
                                                           ------------   ------------

        TOTAL CURRENT LIABILITIES                          $  3,318,939   $     76,055
                                                           ------------   ------------

        TOTAL LIABILITIES                                  $  3,318,939   $     76,055


      MEMBERS' EQUITY
      BCI Aircraft Leasing                                    3,596,247     11,156,444
      Global Aircraft Solutions                               5,100,918      4,361,056
      BCI Aircraft Leasing Retained Earnings (Loss)           3,852,034       (368,372)
      Global Aircraft Solutions Retained Earnings (Loss)      1,650,872       (157,873)
                                                           ------------   ------------


        TOTAL MEMBERS' EQUITY                              $ 14,200,071   $ 14,991,255
                                                           ------------   ------------

        TOTAL LIABILITIES AND MEMBERS' EQUITY              $ 17,519,010   $ 15,067,310
                                                           ============   ============


     The accompanying notes are an integral part of these financial statements.

                                    Page 123

                                      F-63


                                 JETGLOBAL, LLC
                             STATEMENT OF OPERATIONS
                    For the Years ended December 31, 2006 and
        the Period from Inception (August 26, 2005) to December 31, 2005


                                                                  From Inception
                                                                 (August 26, 2005)
                                                                        To
                                                                   December 31,
                                                       2006            2005
                                                   ------------    ------------

Revenue
Net aircraft sales                                 $ 12,429,860    $
Net aircraft leases                                   1,893,232
                                                   ------------    ------------
Total revenue                                      $ 14,323,092

Cost of sales                                        (7,150,356)
                                                   ------------    ------------

Gross profit                                          7,172,736

Selling, general and administrative expense          (1,012,979)       (526,245)
                                                   ------------    ------------

Gain /(loss) from operations                          6,159,757

Other income (expense):
     Interest expense                                  (130,606)
                                                   ------------    ------------
Net income/(loss)                                  $  6,029,151    $   (526,245)
                                                   ============    ============


   The accompanying notes are an integral part of these financial statements.

                                    Page 124



                                      F-64



                                 JETGLOBAL, LLC
                          STATEMENT OF MEMBERS' EQUITY

 For the year ended December 31, 2006 and the Period from Inception (August 26, 2005)
                              To December 31, 2005

                                          BCI           GLOBAL           TOTAL
Members' equity August 26, 2005                 0               0               0
Capital contributions                $ 15,423,750    $  4,576,440    $ 20,000,190
Distributions                          (3,621,152)       (861,538)     (4,482,690)
Other payments                           (646,154)        646,154
Net loss                                 (368,372)       (157,873)       (526,245)
                                     ------------    ------------    ------------

                                     ------------    ------------    ------------
Members' Equity, December 31, 2005   $ 10,788,072    $  4,203,183    $ 14,991,255

Capital contributions                   4,287,451       2,258,612       6,546,063
Distributions                         (11,066,398)       (300,000)    (11,366,398)
Net profit                              4,220,406       1,808,745       6,029,151
                                     ------------    ------------    ------------

Members' Equity, December 31, 2006   $  7,448,281    $  6,751,790    $ 14,200,071
                                     ============    ============    ============


   The accompanying notes are an integral part of these financial statements.













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                                    Page 125

                                      F-65


                                 JETGLOBAL, LLC
                      Consolidated Statement of Cash Flows
 For the Years ended December 31, 2006 and the Period from Inception (August 26, 2005)
                              to December 31, 2005

                                                                        From Inception
                                                                     (August 26, 2005) to
                                                             2006      December 31, 2005
Cash flows from operating activities:
    Net income (loss)                                    $  6,029,151    $   (526,245)

Adjustments to reconcile net profit to net cash                     0               0
  provided (used) by operating activities:
Changes in Assets and Liabilities:
    Accounts receivable                                      (830,445)
    Prepaid expenses                                         (103,950)
    Inventory                                              (2,028,843)     (9,578,842)
    Deposits                                                 (350,000)     (5,488,468)
    Accounts payable-trade                                  1,815,695          76,055
                                                         ------------    ------------

Net cash provided by/(used for) operating activities        4,531,608     (15,517,500)
                                                         ------------    ------------

Cash flows from investing activities:
Net cash used for investing activities                              0               0
                                                         ------------    ------------

Cash flows from financing activities:
    Cash in by partners                                     4,546,064      20,000,190
    Cash out by partners                                  (10,504,861)       (175,000)
    Funds received on notes payable                         4,257,000
    Payments made on notes payable                         (2,829,811)
                                                         ------------    ------------

Net cash provided by (used for) financing activities       (4,531,608)     19,825,190
                                                         ------------    ------------

Net increase in cash and cash equivalents                           0               0

Cash and cash equivalents at beginning of period                    0               0

Cash and cash equivalents at end of period               $          0    $          0
Supplemental schedule of non-cash financing activities
   Aircraft inventory distributed to members             $    861,538    $  4,307,690
Interest paid for the year ended December 31, 2006 was $130,606. No interest was paid for the year ended December 31, 2005.

The accompanying notes are an integral part of these condensed consolidated financial statements.


                                    Page 126

                                 JETGLOBAL, LLC
                          NOTES TO FINANCIAL STATEMENTS
                           December 31, 2006 and 2005


1. BASIS OF PRESENTATION

Jetglobal, LLC (the "Company") was formed on August 26, 2005 to operate as an aircraft trading and leasing company. The Company's members are BCI Aircraft Leasing Company, ("BCI"), which owns 70% and Global Aircraft Solutions, Inc., ("Global"), which owns 30%. The Company's customers are international second and third tier airlines and leasing companies, who are located and operate worldwide. As a limited liability company, the liability of any individual member for the obligations of the Company is limited to the extent of capital contributions to the Company by the individual member

The Company operated in a single business segment, aircraft trading. However, as discussed in Note 5, 12 aircraft acquired remained under lease arrangements with Delta Airlines. As a result, the Company had residual lease income from those lease arrangements. As the leases expired during 2006 the lease income ceased. The Company does not intend to enter into other leasing activity.

Subsequent to December 31, 2006, the two members agreed to wind up the operations of the Company in 2007. The members are negotiating a settlement to distribute all of the assets of the Company to the two members. The distribution of the net assets to the two members is intended to be based upon the carrying value of those net assets.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cash and Cash Equivalents

We consider cash and investments in securities with maturities at the date of purchase of three months or less to be cash and cash equivalents.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Trade Accounts Receivable

Trade accounts receivable represent amounts billed but uncollected on the sale of aircraft.

Accounts receivable are stated at the amount management expects to collect from outstanding balances. Management provides for probable uncollectible amounts through a charge to earnings and a credit to a valuation allowance based on its assessment of the current status of individual accounts. The allowance is estimated as a percentage of accounts receivable based on a review of accounts receivable outstanding and the Company's prior history of uncollectible accounts receivable. Balances that are still outstanding after management has used reasonable collection efforts are written off through a charge to the valuation allowance and a credit to trade accounts receivable.

Inventory

Inventories are stated at the lower of cost or market. Inventories include used aircraft purchased for resale that are available for sale as well as aircraft that have been leased under a short-term operating lease contract.

The Company reviews the market value of inventories whenever events and circumstances indicate that the carrying value of inventories may not be recoverable from the estimated future sales price less cost of disposal and normal gross profit. In cases where the market values are less than the carrying value, a write down is recognized equal to an amount by which the carrying value exceeds the market value of inventories.

Revenue and Cost Recognition

Revenues from aircraft sales are recognized upon the customer's acceptance of the particular aircraft.

Rental income for aircraft leased on short-term leases is recognized monthly in accordance with those lease agreements.

Income Taxes

The Company is a limited liability company and has elected to be taxed as a partnership under the Internal Revenue Code of 1986. As such, the Company is not a tax paying entity for U.S. federal and state income tax purposes and accordingly, the accompanying balance sheets do not reflect any assets or liabilities for federal or state income taxes. Member's allocable share of taxable income or loss is reported on the members' tax returns.

Fair Value of Financial Instruments

The carrying values of accounts receivable and accounts payable and notes payable approximate fair values due to the short-term maturities of these instruments.

Recently Issued Accounting Pronouncements

In February 2006, the FASB issued SFAS No. 155, "Accounting for Certain Hybrid Financial Instruments - an amendment of SFAS No. 133 and 140." This Statement simplifies accounting for certain hybrid financial instruments, eliminates the interim guidance in Statement 33 Implementation Issue No. D1, "Application of Statement 133 to Beneficial Interest in Securitized Financial Assets," and eliminates a restriction of the passive derivative instruments that a qualifying special-purpose entity may hold. The Statement is effective for fiscal years beginning after September 15, 2006. The adoption of this Statement is not anticipated to have a material impact on the Partnership's financial statements.

In June 2006, FASB Interpretation No. 48, "Accounting for Uncertainty in Income Taxes." This interpretation clarifies the accounting for uncertainty in income taxes recognized by prescribing a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The Interpretation also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods and disclosure. The Interpretation is effective for fiscal years beginning after December 15, 2006. This Interpretation is not anticipated to have a material impact on the Partnership's financial statements.

In September 2006, FASB issued SFAS No. 157, "Fair Value Measurements." This Statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP) and expands disclosures about fair value measurements. The Statement does not require any new fair value measurements but could change the current practice in measuring current fair value measurements. The Statement is effective for fiscal years beginning after November 15, 2007. The Company does not anticipate that the adoption of this Statement will have a material impact on the Partnership's financial statements.

3. TRADE ACCOUNTS RECEIVABLE

As of December 31, 2006, trade accounts receivable consisted of the amount owed on a single aircraft sale. The customer is in possession and has the risks and the rewards of aircraft ownership but the Company is holding title to the aircraft until payment in full is received.

4. NOTES PAYABLE

On May 18, 2006, Jetglobal, LLC signed a Term Note and Agreement with ComVest Capital, LLC. This original agreement was amended May 22, 2006. The final terms of this note included a principal sum of $4,257,000 all due and payable on or before May 10, 2007. The interest rate is 7% per annum during the original term of the loan. The interest rate increases to 7% until July 31, to 9.5% thereafter until October 31, 2006, and to 11.5% for any amounts due after November 1, 2006. Twelve aircraft that were part of the Omnibus Sale Agreement, mentioned in the note below on inventory, were conveyed as collateral security to ComVest. All interest payments were current at December 31, 2006.

5. INVENTORY

Inventories consisted of the following aircraft with associated costs:

                                         December 31,         December 31,

                                             2006                 2005

       N301DL           737-200            861,538

       N302DL           737-200            861,538

       N303DL           737-200            861,538

       N304DL           737-200            861,538

       M305DL           737-200            861,538

       N306DL           737-200            861,538

       N307DL           737-200            861,538               861,538

       N308DL           737-200            861,538

       N309DL           737-200            861,538

       N314DL           737-200            861,539

       N316DL           737-200            861,539               861,538

       N317DL           737-200            861,539               861,358

       N318DL           737-200            861,539               861,538

       N320DL           737-200                                  861,538

       N321DL           737-200                                  861,538

       N322DL           737-200                                  861,538

       N323DL           737-200           775,000                775,000

       N326DL           737-200           861,539

       N327DL           737-200                                  861,538

       N328DL           737-200                                  861,538

       N329DL           737-200           861,539

       N330DL           737-200           861,539

       N332DL           737-200           525,000                525,000

       N334DL           737-200                                  525,000

       N382DL           737-200

       N937AS       MD80                1,150,000
                                    -------------          -------------


                                      $16,234,615             $9,578,842
                                    =============          =============


The Company acquired 26 aircraft that were all held in separate equipment trusts administered by Wilmington Trust Company through an Omnibus Sale Agreement. The aircraft were divided into two categories: one with 14 aircraft and one with 12. The 14 were conveyed by bill of sale. The 12 were used as collateral security to ComVest Capital, LLC.

The current inventory also has 2 aircraft that were part of the same fleet originally but were purchased by the company on the open market from other parties, as was the one MD80 in the inventory.

Delta Lease

Aircraft N301DL, N302DL, N303DL, N304DL, N305DL, N306DL, N308DL, N309DL, N314DL,
N326DL, N329DL & N330DL were continued to be operated and leased by Delta Airlines for during most of year 2006. They were returned to Jetglobal during the 4th quarter of 2006. The total rent paid by Delta Airlines during the tenure of the lease was $1,893,232. These funds were paid directly to ComVest Capital and applied as principal and interest payment on the note discussed under Notes Payable above.

6. MEMBER EQUITY ACCOUNTS

The operating agreement calls for member BCI Aircraft Leasing to be responsible for 75% of the costs and member Global Aircraft Solutions to be responsible for 25% of the costs for the partnership. However the profits and liquidation are to be split 70% to BCI and 30% to Global. An analysis of the partnership Cash In/Out accounts, at December 31, 2006, is presented below:

                                        75%/25% of total     Due from/(Due to)
                                        Cash In/ Cash Out          Member
                                        -----------------          ------
    BCI Aircraft Leasing   3,596,247       6,522,874            (2,926,627)
    Cash In/Out

    Global Aircraft        5,100,918       2,174,291             2,926,627
    Solutions Cash In/Out

    Total Cash in/Out      8,697,165


As mentioned earlier, the two members agreed to wind up the operations of the Company in 2007. The members are negotiating a settlement for the exchange of consideration for the membership interest held by Global. (See Note 1.)

7. DEPOSITS

At December 31, 2005, the Company had $5.4 million on deposit in escrow related to the purchase of the 26 aircraft bought under the Omnibus Sales Agreement. At December 31,2006, these deposits had been used and the purchase of the original 26 aircraft was complete. At December 31, 2006, the Company had $350,000 on deposit related to supplying DIP financing for bankrupt Falcon Airlines. Subsequent to December 31, 2006, the presiding judge in the case has ordered the return of the $350.000.

8. RELATED PARTY TRANSACTIONS

During 2005, Jetglobal had a sale rescinded due to a customer canceling a sales agreement. This sale was guaranteed by BCI. In settlement of the guarantee commitment to Jetglobal, BCI agreed to take the aircraft in a distribution from Jetglobal and provide Global with a payment equal to the share of lost earnings. As a result, BCI and Global entered into a settlement agreement for $1,957,692. This transaction was accounted for as a distribution to BCI in 2005 at the aircraft carrying value of $2,100,000. BCI settled its guarantee obligation directly with Global. The payment of $1,957,962 was made by BCI to Global in January 2006.

9. CONCENTRATION OF REVENUES

During 2006,I sales to Northern Air Cargo comprised for 38% of Company revenue, Air Philippines comprised 30%, Royal Khmer Airlines comprised 19% and RAVSA comprised 14%.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS
                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

Global's By-Laws allow for the indemnification of Company Officers and Directors in regard to their carrying out the duties of their offices. The Board of Directors will make determination regarding the indemnification of the director, officer or employee as is proper under the circumstances if he/she has met the applicable standard of conduct set forth in subsections (a) and (b) of Section 145 of the Nevada General Corporation Law.

Section 78.751 of the Nevada Business Corporation Act provides that each corporation shall have the following powers:

"1. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of any fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a pleas of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and that, with respect to any criminal action or proceeding, he had a reasonable cause to believe that his conduct was unlawful.

2. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction, determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

3. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in sections 1 and 2, or in defense of any claim, issue or matter therein, he must be indemnified by the corporation against expenses, including attorneys fees, actually and reasonably incurred by him in connection with the defense.

4. Any indemnification under sections 1 and 2, unless ordered by a court or advanced pursuant to section 5, must be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

     (A)  By the stockholders;
     (B) By the board of directors by majority vote of a quorum consisting of directors who were not parties to the act, suit or proceeding;
     (C) If a majority vote of a quorum consisting of directors who were not parties to the act, suit or proceeding so orders, by independent legal counsel, in a written opinion; or
     (D) If a quorum consisting of directors who were not parties to the act, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

5. The certificate of articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this section do not affect any rights to advancement of expenses to which corporate personnel other than director or officers may be entitled under any contract or otherwise by law.

6. The indemnification and advancement of expenses authorized in or ordered by a court pursuant to this section:

     (a) Does not include any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the certificate or articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to section 2 or for the advancement of expenses made pursuant to section 5, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omission involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.

     (b) Continues for a person who has ceased to be a director, officer employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

     (c) The Company's Articles of Incorporation provides that "the Corporation shall indemnify its officers, directors, employee and agents to the fullest extent permitted by the General Corporation Law of Nevada, as amended from time to time."

As to indemnification for liabilities arising under the Securities Act of 1933 for directors, officers or persons controlling the company, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy and unenforceable. See section entitled "Disclosure of Commission Position on Indemnification for Securities Act Liabilities".

                   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The estimated costs of the offering are denoted below. Please note all amounts are estimates other than the Commission's registration fee.

SEC Registration Fee - $2,998.26

State of New York Registration Fee - $2,250.00

Accounting Fees: - $2,500.00

Global will pay all expenses of the offering listed above. No portion of these expenses will be borne by the selling shareholders.

                     RECENT SALES OF UNREGISTERED SECURITIES

On May 31, 2004, the shareholders authorized the issuance of 9,600,000 shares of common stock and 16,200,000 shares of common stock issueable upon the exercise of warrants pursuant to a private placement to accredited investors, Barron Partners and JG Capital. The Company relied upon Section 4(2) of Securities Act of 1933, as amended (the "Act"). The Company issued the 9,600,000 shares of common stock and 16,200,000 shares of common stock issueable upon the exercise of warrants pursuant to an exemption from registration under Regulation D, Rule
506. Barron Partners received a warrant for 7,200,000 shares of common stock at an exercise price of $.68 and a warrant to receive 7,200,000 shares of common stock at an exercise price of $1.36. JG Capital received a warrant for 720,000 shares of common stock at an exercise price of $.34; 540,000 shares of common stock at an exercise price of $.68; and 540,000 shares of common stock at an exercise price of $1.36 On June 15, 2004, the shareholders authorized the issuance of 1,000,000 shares of common stock pursuant to a private placement to accredited investor, Ralph Garcia. The Company relied upon Section 4(2) of Securities Act of 1933, as amended (the "Act"). The Company issued the 1,000,000 shares of common stock pursuant to an exemption from registration under Regulation D, Rule 506. On August 15, 2004, the shareholders authorized the issuance of 2,115,386 shares of common stock and 2,432,694 shares of common stock issueable upon the exercise of warrants pursuant to a private placement to accredited investors, Alpha Capital, Stonestreet, Whalehaven , Greenwich, JG Capital, Heza Holdings and Grusko. The Company relied upon Section 4(2) of Securities Act of 1933, as amended (the "Act"). The Company issued the 2,115,386 shares of common stock and 2,432,694 shares of common stock issueable upon the exercise of warrants pursuant to an exemption from registration under Regulation D, Rule 506. Alpha received a warrant for 625,000 shares of common stock at an exercise price of $1.00 and 625,000 shares of common stock at an exercise price of $1.36; Stonestreet received a warrant for 192,308 shares of common stock at an exercise price of $1.00 and 192,308 shares of common stock at an exercise price of $1.36; Whalehaven received a warrant for 144,231 shares of common stock at an exercise price of $1.00 and 144,231 shares of common stock at an exercise price of $1.36; Greenwich received a warrant for 96,154 shares of common stock at an exercise price of $1.00 and 96,154 shares of common stock at an exercise price of $1.36; JG Capital received a warrant for 95,192 shares of common stock at an exercise price of $.52, 47,597 shares of common stock at an exercise price of $1.00, and 47,597 shares of common stock at an exercise price of $1.36; Heza Holdings received a warrant for 31,731 shares of common stock at an exercise price of $.52, 15,865 shares of common stock at an exercise price of $1.00, and 15,865 shares of common stock at an exercise price of $1.36; and Grushko received a warrant for 31,731 shares of common stock at an exercise price of $.52, 15,865 shares of common stock at an exercise price of $1.00, and 15,865 shares of common stock at an exercise price of $1.36. On July 27, 2005, 7,200,000 shares of common stock were issued to selling shareholder Barron Partners upon the exercise of $.68 warrants and the stock issueable upon exercise of such warrants was issued pursuant to a private placement under Rule 506 of Regulation D of SEC Act of 1933 on May 31, 2004

The Company relied upon Section 4(2) of the Securities Act of1933, as amended (the "Act"). Each prospective investor was given a private placement memorandum designed to disclose all material aspects of an investment in the Company, including the business, management, offering details, risk factors and financial statements. Each investor also completed a subscription confirmation letter and private placement subscription agreement whereby the investors certified that they were purchasing the shares for their own accounts, with investment intent and that each investor was either "accredited", or were "sophisticated" purchasers, having prior investment experience or education, and having adequate and reasonable opportunity and access to any corporate information necessary to make an informed investment decision. This offering was not accompanied by general advertisement or general solicitation and the shares were issued with a Rule 144 restrictive legend.

Under the Securities Act of 1933, all sales of an issuers' securities or by a shareholder, must either be made (i) pursuant to an effective registration statement filed with the SEC, or (ii) pursuant to an exemption from the registration requirements under the 1933 Act.

Rule 144 under the 1933 Act sets forth conditions which if satisfied, permit persons holding control securities (affiliated shareholders, i.e., officers, directors or holders of at least ten percent of the outstanding shares) or restricted securities (non-affiliated shareholders) to sell such securities publicly without registration. Rule 144 sets forth a holding period for restricted securities to establish that the holder did not purchase such securities with a view to distribute. Under Rule 144, several provisions must be met with respect to the sales of control securities at any time and sales of restricted securities held between one and two years. The following is a summary of the provisions of Rule 144: (a) Rule 144 is available only if the issuer is current in its filings under the Securities an Exchange Act of 1934. Such filings include, but are not limited to, the issuer's quarterly reports and annual reports; (b) Rule 144 allows resale of restricted and control securities after a one year hold period, subjected to certain volume limitations, and resales by non-affiliates holders without limitations after two years; ( c ) The sales of securities made under Rule 144 during any three-month period are limited to the greater of: (i) 1% of the outstanding common stock of the issuer; or (ii) the average weekly reported trading volume in the outstanding common stock reported on all securities exchanges during the four calendar weeks preceding the filing of the required notice of the sale under Rule 144 with the SEC.

EXHIBITS
          3.1.............Amended and Restated Articles of Incorporation
          3.2.............By Laws
          4.1.............Stock Purchase Agreement (Barron Partners)
          4.2.............2002 Compensatory Stock Option Plan
          4.3.............2003 Employee Stock Compensation Plan
          4.4.............Common Stock Purchase Warrant Issued May 31, 2004
          4.5.............Common Stock Purchase Warrant Issued May 31, 2004
          4.6.............Common Stock Purchase Warrant Issued May 31, 2004
          4.7.............Form of Subscription Agreement (Alpha, Whalehaven,
                          Stonestreet., Greenwich)
          4.8.............Form of Stock Purchase Agreement (Acquisition of
                          World Jet Corporation)
          4.9.............Loan Agreement American Capital Ventures
          4.10 ...........World Jet Factoring Agreement
          5.1.............Opinion re: Legality
          10.1............Property Lease
          10.2............Employment Agreement Dated July 21, 2003 by and
                          between Ian Herman and Global
          10.3............Employment Agreement Dated July 21, 2003 by and
                          between John B. Sawyer and Global
          11.1............Statement re: computation of per share earnings
          13.1............2004 Annual report (See also 10KSB & 10QSB Filings)
          21.1............Subsidiaries of the registrant
          23.1............Consent of experts and counsel (Included in Exhibit
                          5.1)
          99.1............Court Order canceling 8.1 million shares of common stock and returning the stock to Global
          99.2............Lawsuit filed by Global against Corwin Foster, Jane
                          Doe Foster and Seajay Holdings
          99.3............Sale of Assets Agreement between HAT Hamilton Aviation
          99.4............Lease/Purchase Agreement between HAT and Hamilton
                          Aviation
          99.5............Service Agreement between HAT and Hamilton Aviation
          99.6............Settlement Agreement among HAT, Hamilton Aviation and the Bankruptcy Estate
          99.7............Bankruptcy Court Order re: Settlement Agreement
          99.8............Lawsuit filed by HAT against Aero Micronesia



                                  UNDERTAKINGS
The undersigned registrant hereby undertakes:

1. To file, during any period in which offers of sales are being made, a post-effective amendment to this registration statement to:

     A. Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
     B. Reflect in the prospectus any facts or events arising after the effective date of this registration statement, or most recent post-effective amendment, which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and
     C. Include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement.
     D. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and that the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     E. To remove from registration by means of a post-effective amendment and of the securities being registered hereby which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or other controlling persons in connection with the securities registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the final adjudication of such issue.

                                   SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe it meets all of the requirements for filing Form SB-2A and authorized this registration statement to be signed on its behalf by the undersigned, in the city of Tucson, state of Arizona, on November 9, 2007.

                                   Registrant /s/ John B. Sawyer
                                              ----------------------------------
                                              John B. Sawyer, President/Director

Date: November 9, 2007

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:


/s/ Ian Herman                                      November 9, 2007
-------------------------------                     ----------------
Ian Herman, Chairman/CEO/ Director                  Date


/s/ John B. Sawyer                                  November 9, 2007
-------------------------------                     ----------------
John B. Sawyer, President/Director                  Date
Principal Executive Officer


/s/ Patricia Graham                                 November 9, 2007
-------------------------------                     ----------------
Patricia Graham, Principal Accounting Officer       Date


/s/ Gordon D. Hamilton                              November 9, 2007
-------------------------------                     ----------------
Gordon D. Hamilton, Director                        Date